                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-18027
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 7, 1997)

                                  $300,000,000

                                     [LOGO]
                          300,000 UNITS CONSISTING OF
                   $300,000,000 11 1/2% SENIOR NOTES DUE 2007
           AND WARRANTS TO PURCHASE 2,052,000 SHARES OF COMMON STOCK

    Olympic Financial Ltd. (the "Company") is offering (the "Offering") 300,000 Units (the "Units") each consisting of $1,000 principal amount of 11 1/2% Senior Notes due 2007 (the "Notes") and one warrant (the "Warrants") to purchase 6.84 shares (the "Warrant Shares") of common stock, $.01 par value per share, of the Company (the "Common Stock") at an exercise price of $11.00 per share. The Notes and the Warrants will not be separately transferable until the Separation Date (as defined herein). See "Description of Units."

    Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1997. The Notes are not redeemable prior to March 15, 2002. Thereafter, the Notes are redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. Upon a Change of Control (as defined), the Company will be obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. See "Description of Notes."

    The Notes are general, unsecured obligations of the Company and will rank senior to all outstanding subordinated notes of the Company ($53.7 million aggregate principal amount outstanding as of December 31, 1996) and PARI PASSU in right of payment with all unsecured and unsubordinated indebtedness of the Company. The Company and its subsidiaries are parties to certain warehouse credit facilities that finance purchases of automobile loans to be held on a short-term basis pending securitization in the ordinary course of the Company's business. The Company's obligations under such facilities are secured by the loans financed thereby, and the Notes are effectively subordinated to such obligations to the extent of the security interest in such loans. Moreover, the Company engages in securitization of automobile receivables through subsidiaries in the ordinary course of the Company's business, and the Notes are effectively subordinated to the obligations of such subsidiaries. At January 31, 1997, subsidiaries of the Company had $98.4 million aggregate principal amount of warehouse debt outstanding.

    Each Warrant will entitle the Holder thereof to purchase 6.84 Warrant Shares at an exercise price of $11.00 per share, subject to adjustment under certain circumstances. The Warrants will become exercisable on or after the Separation Date and, unless exercised, will automatically expire on March 15, 2007. The Common Stock is listed on the New York Stock Exchange under the symbol "OLM." On March 6, 1997, the closing price of the Common Stock was $10.00 per share. The Warrants are exercisable, in the aggregate, for approximately 5.0% of the Common Stock of the Company, on a fully diluted basis, as of the date hereof.

    The Units, the Notes and the Warrants are referred to herein collectively as the "Securities."

    There is no existing market for the Securities and the Company does not intend to list the Securities on any securities exchange. See "Risk Factors--Absence of Public Market."

    SEE "RISK FACTORS" BEGINNING ON PAGE S-13 HEREOF AND PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF MATERIAL RISKS RELATING TO AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
            SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

------------------------------------------------------------------------------------------------------
                                                          PRICE        UNDERWRITING       PROCEEDS
                                                         TO THE        DISCOUNTS AND       TO THE
                                                       PUBLIC (1)     COMMISSIONS (2)  COMPANY (1)(3)
------------------------------------------------------------------------------------------------------
Per Unit...........................................       100%             2.75%           97.25%
Total..............................................   $300,000,000      $8,250,000      $291,750,000
------------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.
(2) SEE "UNDERWRITING" FOR INDEMNIFICATION ARRANGEMENTS WITH THE UNDERWRITERS.
(3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $417,500.

    The Securities are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain prior conditions, including the right of the Underwriters to reject any order in whole or part. It is expected that delivery of the Notes will be made in New York, New York on or about March 12, 1997.

DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                               J.P. MORGAN & CO.

                                                        BEAR, STEARNS & CO. INC.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 7, 1997.

                                   OLYMPIC'S
                                HUBS AND SPOKES

                                 [MAP]

    The Company has used its low-cost "hub and spoke" strategy to expand its network of dealer development representatives to serve over 7,700 dealers in 40 states. This "hub and spoke" strategy has been designed to allow the Company to increase the volume of automobile loans it purchases through its Premier and Classic programs without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. In addition, the Company has four regional servicing and collection centers.

    "Premier" and "Classic" are proprietary trademarks of the Company.

                            ------------------------

    INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS INCLUDING, WITHOUT LIMITATION, ALL THE ESTIMATES AND ASSUMPTIONS UNDER THE CAPTIONS "BUSINESS-- CUMULATIVE NET LOSS PER SECURITIZATION TRUST" AND "--FINANCING--1996-D SECURITIZATION TRUST," CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "SHOULD" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO THE COMPANY INCLUDE OLYMPIC FINANCIAL LTD. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Olympic Financial Ltd. purchases, securitizes and services consumer automobile loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. The Company purchases loans from more than 7,700 dealers in 40 states, a substantial majority of which sell loans to the Company on a regular basis. Loans are purchased through 17 regional buying centers serving as "hubs" in 14 states, supplemented by a network of dealer development representatives ("DDRs"). DDRs generate loans in their assigned markets, or "spokes," while credit approval and loan processing are generally performed at the "hub" or at the Company's headquarters in Minneapolis, Minnesota. As a result of this strategy, the Company has expanded the number of dealers in its network and has significantly increased its annual volume of automobile loans purchased, from $743.3 million in 1994 to $2.8 billion in 1996, without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. The Company services loans primarily through four regional servicing and collection centers.

    The Company purchases loans based on its underwriting procedures, which focus on a borrower's qualifications and collateral value. The Company's underwriting criteria do not distinguish between new and used vehicles, which represented approximately 28.7% and 71.3%, respectively, of the Company's loan purchases in 1996. The Company seeks to maximize gross interest rate spreads relative to expected net losses by maintaining a tiered pricing system based on the borrower's credit characteristics as measured by the Company's underwriting and proprietary credit scoring criteria. The Company markets its loan products to dealers under two programs, designated Premier and Classic. Premier borrowers generally have stronger credit characteristics than Classic borrowers. Classic loans purchased in 1996 had annual percentage rates of interest ("APRs") typically ranging from 16% to 23%, with a weighted average APR of approximately 17.8%, while the APRs of Premier loans purchased during the year typically ranged from 8% to 16%, with a weighted average APR of approximately 13.1%. The Company has been expanding the level of loan purchases under its Classic program primarily to increase gross interest rate spreads. In 1996, 36% of the principal amount of loans purchased by the Company were purchased under the Classic program, compared with 17% in 1995 and 4% in 1994. At December 31, 1996, the Company was purchasing approximately 50% of its aggregate loans under each of the Classic and the Premier programs. The Company considers substantially all of the loans it purchases under both the Premier and the Classic programs to be in the "prime" or "non-prime" loan categories, but does not consider the loans it purchases under such programs to be in the "sub-prime" loan category.

    In accordance with prevailing industry practice, the Company pays an up-front dealer participation to the originating dealer for each loan purchased. These dealer participations vary in amount among the Company's loan products and are generally greater under the Premier program than under the Classic program. Average dealer participations in 1996 were 3.45% of the principal amount of loans purchased by the Company, compared with 4.21% in 1995 and 3.98% in 1994. The decline in 1996 was principally due to the increase in the Company's loan purchases under its Classic program and a reduction in the maximum participation rate under the Premier program.

    The Company acts as the servicer of all loans originated and securitized by it in return for a monthly servicing fee. Servicing fee income was $28.3 million in 1996, compared with $14.0 million in 1995 and $4.5 million in 1994. In response to the rapid growth of its servicing portfolio, continued expansion of its Classic program (which generally requires greater collection efforts than under its Premier program), and increases in delinquencies and default rates on its servicing portfolio, the Company substantially increased its servicing and collection staff and, in October 1996, implemented a strategy to regionalize its servicing and collection capabilities into four new locations: Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. At December 31, 1996, the Company employed 510 service representatives and collection associates who are responsible for various aspects of the collection and repossession procedures, compared with 188 and 38 at December 31, 1995 and 1994, respectively.

    The Company channels a substantial majority of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining higher levels of unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the repossessed vehicles with new buyers. During 1996, the Company sold approximately 70% of its repossession inventory through retail markets and the Company financed approximately 90% of these sales. The Company believes this strategy had the effect of reducing the Company's loan losses in 1996 (relative to a wholesale-based strategy) while delaying cash distributed from securitization trusts as a result of slower inventory turnover. The strategic benefits of the retail program were partially offset in 1996 by the performance of the Company's portfolio of repossessed automobile loans, which experienced delinquencies, default and loss rates substantially higher than the Company's other loan products. The Company recently tightened its underwriting procedures for financing repossessed vehicles and initiated a strategy to expand and diversify the number of dealers handling the Company's repossession inventory. At December 31, 1996, the Company had arrangements with 67 smaller consignment lots compared with ten large retail consignment lots at December 31, 1995. At December 31, 1996, the Company's inventory of repossessed automobiles held for resale was $64.9 million, compared with $17.7 million at December 31, 1995. The Company also sells repossessed automobiles in the wholesale auction markets from time to time to maintain its repossession inventory at acceptable levels as determined by management.

    The Company primarily uses warehouse facilities to fund its initial purchase of loans. At January 31, 1997, the Company had an aggregate borrowing capacity of approximately $720.0 million under three primary warehouse facilities, of which approximately $621.6 million was available. All such facilities expire in 1997, subject to renewal or extension at the option of the lenders. The Company securitizes purchased loans as asset-backed securities, generally on a quarterly or more frequent basis. In its securitizations, the Company, through a special purpose subsidiary, transfers loans to newly formed securitization trusts which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors and the Company recognizes a gain on sale of the loans. Each month, collections of principal and interest on the securitized loans are used by the trustee to pay holders of the related asset-backed securities, to establish and maintain spread accounts as a source of cash to cover shortfalls in collections and to pay expenses associated with the securitizations and subsequent servicing. After such application by the trustee, excess cash is generally distributed to the Company, subject to its agreements with Financial Security Assurance Inc. ("FSA"). All of the Company's securitization trusts and one of the Company's warehouse facilities are credit-enhanced through financial guaranty insurance policies issued by FSA, which insure payments of principal and interest due on the related asset-backed securities. Asset-backed securities insured by FSA have been rated AAA by Standard & Poor's and Aaa by Moody's Investors Service, Inc. At December 31, 1996 the aggregate principal amount of loans held by securitization trusts was $3.8 billion, with aggregate spread accounts of $143.0 million, compared with $2.3 billion and $63.6 million, respectively, at December 31, 1995. Excess cash from securitization trusts distributed to the Company was $43.4 million in 1996, compared with $21.1 million in 1995 and $17.7 million in 1994.

STRATEGIES

    The Company's business objective is to maximize the volume and profitability of loans it purchases, securitizes and services. To achieve this objective, the Company employs the following strategies:

    - EMPHASIS ON DEALER RELATIONSHIPS. The Company believes that one of its key competitive advantages is its ability to identify and meet a dealer's financing needs. When presented with a loan application, the Company attempts to notify the dealer within one hour or less whether it will approve, conditionally approve or deny the automobile loan for purchase from the dealer. The

      Company's business hours generally coincide with those of the dealership and, in some cases, the Company will provide loan processing on the dealer's premises during dealer promotions. When the Company considers a borrower's credit quality to be adequate, the Company may provide the dealer with flexibility in developing loan structures to accommodate a borrower's needs, such as extended payment terms or low down-payment requirements. To further assist the dealer, the Company may perform more in-depth underwriting analysis when warranted by special circumstances. A DDR maintains frequent contact with the dealer and recommends service enhancements from time to time. By employing consistent loan underwriting and purchasing procedures, the Company believes that it provides the dealer with a reliable and consistent source of financing.

    - TIERED PRICING STRATEGY. The Company maintains a tiered pricing system, allowing it to price different loan products according to the profiles of borrowers' credit characteristics as measured by the Company's proprietary credit scoring system. The Company's tiered pricing system seeks to (i) maximize gross interest rate spreads relative to expected net losses within each credit tier, (ii) provide a greater opportunity to expand its automobile loan market share through loan products that address a greater variety of customer needs and (iii) reduce initial cash requirements relative to the Premier program because the Company offers lower dealer participations on Classic loans. The Company generally achieves significantly higher pricing under the Classic program than under the Premier program. The higher pricing of the Classic program is intended to compensate the Company for the higher delinquency and default rates associated with the Classic program, which the Company addresses through higher reserves for loan losses. At December 31, 1996, the Company had an aggregate of $95.0 million reserved for loan losses, compared with $42.3 million at December 31, 1995. Reserves as a percentage of outstanding loans securitized increased from 1.86% at December 31, 1995 to 2.51% at December 31, 1996. The Company may change its loan purchase mix at any time and from time to time.

    - MAINTENANCE OF UNDERWRITING PROCEDURES. The Company has developed a proprietary credit scoring system designed to maintain consistent underwriting procedures for its loan authorizations. The Company's credit scoring system monitors six evaluation criteria, including debt-to-income, payment-to-income, loan-to-value, bankruptcy score, credit score and loan size. Based on the results of the credit scoring system, loan applications are reviewed by one of the Company's credit specialists and, based on the Company's underwriting procedures, are frequently reviewed by one or more credit managers, to determine whether the loan should be approved. To monitor the integrity of the underwriting procedures, management tracks on a daily basis the approval rates and delinquency and loss rates by credit specialist, buying center and dealer.

    - SERVICING. The Company has regionalized its servicing and collection functions and in 1996 established four regional centers located in Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. These centers are staffed with over 500 trained personnel responsible for various servicing, collection and repossession activities. They are assisted by highly automated telephone dialing systems which improve the Company's ability to make early contact with delinquent obligors. In addition the Company utilizes a computerized collection system to aid its servicing and collection centers. The Company regularly monitors and periodically evaluates its servicing and collection centers with a view to improving their procedures and anticipating expansion of loan purchase volume or changes in product mix.

    - FUNDING AND LIQUIDITY THROUGH WAREHOUSING AND SECURITIZATIONS. The Company funds the acquisition of automobile loans principally through several warehouse facilities, including a bank credit facility and two facilities with asset-backed commercial paper programs. Currently, these facilities provide sufficient capacity to handle the Company's loan purchases. The Company securitizes purchased loans as asset-backed securities and uses such securitizations as a cost competitive source of capital compared to traditional sources of corporate debt financing. Securitization enables the Company to sell automobile loans on a regular basis, while retaining the right to receive future servicing fees and excess cash flows. Securitization also allows the Company to use the net proceeds from such sales to fund the purchase of additional automobile loans. The Company had securitized $5.8 billion of automobile loans through December 31, 1996.

    - RETAILING OF REPOSSESSED AUTOMOBILES. The Company channels a substantial majority of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the sale of repossessed automobiles to new buyers.

RECENT DELINQUENCY, LOSS AND REPOSSESSION EXPERIENCE

    Delinquencies (loans over 30 days past due) as a percentage of the amount of loans outstanding at December 31, 1996 increased to 2.64% from 1.33% at December 31, 1995. Gross charge-offs as a percentage of the average servicing portfolio during the year ended December 31, 1996 increased to 1.18% from 0.73% for the year ended December 31, 1995. Net losses as a percentage of servicing portfolio during the year ended December 31, 1996 increased to 0.99% from 0.67% for the year ended December 31, 1995. The increase in the rate of delinquencies, gross charge-offs, net losses and repossessions during 1996, experienced by both the Premier and Classic programs, was primarily due to (i) increased demands on the Company's servicing and collection resources as a result of rapid growth in its servicing portfolio and as a result of continued expansion of the Classic loan program (which generally requires greater collection efforts than its Premier program), (ii) the performance of the Company's Classic product for first time automobile buyers (discontinued in March 1996) and the Company's financed repossession program, both of which experienced significantly higher delinquencies, repossessions and losses than the Company's other products and programs, and (iii) the continued seasoning of the Company's servicing portfolio to include a greater proportion of loans, particularly Classic loans, in the period of highest probability for delinquencies and defaults (generally six to 14 months from the origination date).

RECENT DEVELOPMENTS

    On August 26, 1996, Jeffrey C. Mack resigned as President, Chief Executive Officer and director of the Company. Warren Kantor, a director of the Company, was appointed to the position of Chairman of the Executive Committee of the Board of Directors and served as acting chief executive officer. Following an executive search, on January 6, 1997 the Company entered into an employment agreement with Richard A. Greenawalt to serve as Chief Executive Officer of the Company. Mr. Greenawalt had served as President and Chief Operating Officer of Advanta Corporation ("Advanta"), a consumer finance firm, since 1987. On December 18, 1996, Warren Kantor was elected Chairman of the Board. On January 27, 1997, Mr. Greenawalt was appointed as a director by the Board of Directors and was elected President of the Company. He commenced employment with the Company on January 29, 1997. It is expected that, during 1997, Mr. Greenawalt will review the current strategies, policies and procedures of the Company, and, with the Board of Directors, may initiate or recommend material changes. There can be no assurance that such changes, if made, will not alter materially the strategies, policies and procedures described or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus or will not materially affect the Company's results of operations.

    On February 26, 1997, the Company was served with a complaint in Texas state court in a case entitled Askey and Askey, Individually and on Behalf of All Others Similarly Situated v. Gillespie Motor Company and Olympic Financial Ltd. The complaint alleges that the named plaintiffs' new car loan had been originated by a dealer at an annual percentage rate that was 0.1% above the 18.0% maximum allowed by Texas law and assigned to the Company. In addition, this complaint seeks certification of a class of plaintiffs consisting of (i) all persons who purchased a new motor vehicle from the named defendant dealer within the preceding four year period pursuant to a retail installment contract with an annual percentage rate in excess of 18.0% and (ii) all persons who purchased a new motor vehicle from any dealer within the state of Texas within the preceding four year period pursuant to a retail installment contract with an annual percentage rate in excess of 18.0% and which contract was assigned to the Company. The Company has reviewed the allegations contained in this lawsuit and does not believe that this litigation will have a material adverse effect on the Company's financial condition or results of operations. This belief is based in part on the Company's understanding, after consultation with Texas counsel, that under Texas law the maximum damages recoverable if a class were certified in the case would not exceed approximately $200,000 in the aggregate.

    In connection with its review of the allegations contained in this complaint, the Company conducted a review of all loans that the Company has purchased since inception. The Company determined that the Company's "buy rate" (the rate of interest that the Company informs dealers it is willing to accept when purchasing a given loan) has in substantially all cases been below the maximum permissible interest rate under applicable state law. In approximately 2,500 of the approximately 470,000 loans that the Company has purchased since inception, however, the ultimate contract rate to borrowers exceeded such maximum permissible rates. The Company believes that this resulted primarily from the amount of dealer participation fees or related fees and amounts added to the Company's "buy rate" by dealers. The Company has taken action that it believes will prevent a recurrence of purchases of such loans. Under the terms of the Company's agreements with its dealers, dealers are prohibited from charging contract interest rates in excess of the statutory maximum rates.

    The Company intends to take such action as it deems appropriate under applicable state law to effect cures of such loans where available (including in Texas) and otherwise to limit its exposure to claims by borrowers. As to all such loans, the Company has recourse against the originating dealer, which the Company intends to pursue as it deems appropriate. The Company is likely to be required to repurchase any such loans owned by securitization trusts. Following repurchase, the Company may be able to resecuritize certain of such loans.

    There can be no assurance as to the effectiveness of the remedial steps the Company has taken or intends to take with respect to loans having contract rates that exceeded maximum permissible rates. Similarly, there can be no assurance that the Company's past purchase of such loans or any current or future litigation relating to such loans will not have a material adverse effect on the Company's financial condition or results of operations.

    On March 4, 1997, a shareholder commenced an action against the Company and certain named directors and officers of the Company entitled Taran v. Olympic Financial Ltd. et al. in the United States District Court for the District of Minnesota. Plaintiff alleges that the defendants, in violation of federal securities laws, engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of the Company's Common Stock by, among other things, making baseless, false and misleading statements about the current state and future prospects of the Company, particularly with respect to the Classic program and the refinancing of repossessed automobiles. Plaintiff alleges that this scheme included making false and misleading statements and/or concealing material adverse facts. Plaintiff seeks certification of the case as a class action on behalf of all persons or entities who purchased the Common Stock of the Company during the period from November 28, 1994 through February 6, 1997, inclusive. The Company has reviewed the complaint and believes that the suit is without merit and intends to defend this suit vigorously. There can, however, be no assurance that the Company will prevail in such defense or that the litigation will not have a material adverse effect on the Company's financial condition or results of operations.

    The Company's principal executive offices are located at Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435, and its telephone number is (612) 942-9880. The Company has been requested by the U.S. Olympic Committee to change its name by June 1, 1997. The Company intends to change its name to Arcadia Financial Ltd.

                                  THE OFFERING

SECURITIES OFFERED................  300,000 Units, consisting of $300 million in aggregate principal amount of 11 1/2% Senior Notes due 2007 and
                                    300,000 Warrants to purchase an aggregate of 2,052,000
                                    Warrant Shares. Each Unit consists of one Note having a
                                    principal amount of $1,000 and one Warrant to acquire
                                    6.84 Warrant Shares at an exercise price of $11.00 per
                                    share. The Warrants represent, in the aggregate,
                                    approximately 5.0% of the Company's Common Stock, on a
                                    fully diluted basis, as of the date hereof.

SEPARATION DATE...................  The Notes and the Warrants will not be separately transferable until the earlier to occur of (i) one year
                                    from the date of issuance, and (ii) such earlier date as
                                    may be determined by Donaldson, Lufkin & Jenrette
                                    Securities Corporation (the "Separation Date"), at which
                                    time the Notes and the Warrants will become separately
                                    transferable. See "Description of Units."

USE OF PROCEEDS...................  Net proceeds from the sale of the Units (after deducting underwriting discounts and estimated offering expenses)
                                    are estimated to be approximately $291.3 million and
                                    will be used (i) to repay the portion of the Company's
                                    outstanding $145.0 million 13% Senior Notes due 2000
                                    (the "Senior Term Notes"), including premium and consent
                                    fees aggregating approximately $20.7 million, tendered
                                    to the Company for repurchase, and (ii) to fund
                                    purchases of automobile loans and for working capital
                                    and other general corporate purposes. Prior to
                                    application for the foregoing purposes, the net proceeds
                                    will be used to reduce outstanding indebtedness under
                                    the Company's warehouse facilities and to purchase
                                    automobile loans.

                                         THE NOTES

PRINCIPAL AMOUNT..................  $300.0 million principal amount of 11 1/2% Senior Notes due 2007 (the "Notes").

MATURITY DATE.....................  March 15, 2007.

INTEREST PAYMENT DATES ...........  March 15 and September 15 of each year, commencing
                                    September 15, 1997.

OPTIONAL REDEMPTION...............  The Notes will be redeemable at the option of the
                                    Company, in whole or in part, at any time on or after
                                    March 15, 2002, at the redemption prices set forth
                                    herein, together with accrued and unpaid interest to the
                                    date of redemption.

CHANGE OF CONTROL.................  Upon a Change of Control (as defined), the Company will be obligated to make an offer to repurchase all
                                    outstanding Notes at a price of 101% of the principal
                                    amount thereof, together with accrued and unpaid
                                    interest to the date of purchase.

ASSET SALES.......................  The Supplemental Indenture relating to the Notes, together with the Senior Note Indenture described in the
                                    accompanying Prospectus (the "Indenture"), requires that
                                    the proceeds of certain Asset Sales (as defined) be
                                    applied as specified in the Indenture or be used to
                                    repurchase Notes, at the option of the

                                    holder thereof, at 100% of the principal amount thereof
                                    plus accrued and unpaid interest thereon to the date of
                                    purchase. If, as a result of any Asset Sale of Excess
                                    Spread (as defined), Finance Income Receivable relating
                                    to the aggregate remaining Excess Spread not sold or
                                    disposed of in such Asset Sale (the "Remaining Finance
                                    Income Receivable") would be less than the Minimum
                                    Finance Income Receivable (as defined), the Indenture
                                    requires that a portion of the proceeds of such Asset
                                    Sale equal to the amount by which the Remaining Finance
                                    Income Receivable is less than the Minimum Finance
                                    Income Receivable be used to repurchase Notes, at the
                                    option of the Holder thereof, at 101% of the principal
                                    amount thereof plus accrued and unpaid interest thereon
                                    to the date of purchase.

RANKING...........................  The Notes are general, unsecured obligations of the
                                    Company and will rank senior to all outstanding
                                    subordinated indebtedness of the Company ($53.7 million
                                    aggregate principal amount outstanding as of December
                                    31, 1996) and PARI PASSU in right of payment with all
                                    current and future unsecured and unsubordinated
                                    indebtedness of the Company. The Company and its
                                    subsidiaries are parties to certain warehouse facilities
                                    that finance purchases of automobile loans to be held on
                                    a short-term basis pending securitization in the
                                    ordinary course of the Company's business. The
                                    obligations under such facilities are secured by the
                                    loans financed thereby and the Notes are effectively
                                    subordinated to such obligations to the extent of the
                                    security interest in such loans. Moreover, the Company
                                    engages in securitization of automobile receivables
                                    through subsidiaries in the ordinary course of the
                                    Company's business, and the Notes are effectively
                                    subordinated to the obligations of such subsidiaries. At
                                    January 31, 1997, subsidiaries of the Company had $98.4
                                    million aggregate principal amount of warehouse debt
                                    outstanding.

CERTAIN COVENANTS.................  The Indenture will restrict, among other things, dividends and certain other distributions, the purchase,
                                    redemption or retirement of Equity Interests (as
                                    defined), the payment of principal on or purchase,
                                    redemption, defeasance or retirement for value of
                                    certain indebtedness (other than at final maturity or in
                                    accordance with mandatory redemption, sinking fund or
                                    similar provisions), investments outside Permitted
                                    Businesses (as defined) and the incurrence of certain
                                    additional indebtedness, and will restrict the ability
                                    of the Company's subsidiaries to pay dividends or
                                    distributions to the Company, the creation of certain
                                    liens, certain transactions with Affiliates (as defined)
                                    and certain mergers and consolidations.

REPORTS TO NOTEHOLDERS............  The Company will furnish to holders of the Notes annual reports containing audited financial statements and
                                    quarterly reports containing unaudited summary financial
                                    information for the first three quarters of each fiscal
                                    year.

                                        THE WARRANTS

TOTAL NUMBER OF WARRANTS..........  300,000 Warrants, which when exercised would entitle the holders thereof to acquire an aggregate of 2,052,000
                                    Warrant Shares (representing approximately 5.0% of the
                                    Common Stock, on a fully diluted basis, as of the date
                                    hereof). See "Description of Warrants." The Warrants
                                    will be issued pursuant to the Warrant Agreement (as
                                    defined herein).

EXPIRATION DATE...................  Unless exercised, the Warrants will automatically expire on March 15, 2007 (the "Expiration Date").

EXERCISE..........................  Each Warrant will entitle the holder thereof to purchase
                                    6.84 Warrant Shares at an exercise price of $11.00 per
                                    share. The number of Warrant Shares for which, and the
                                    price per share at which, a Warrant is exercisable is
                                    subject to adjustment upon the occurrence of certain
                                    events as provided in the Warrant Agreement. The
                                    Warrants will be exercisable only on or after the
                                    Separation Date.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                          YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------------
(Dollars in thousands except per share amounts)          1992        1993         1994         1995         1996
                                                       ---------  -----------  -----------  -----------  -----------
STATEMENT OF INCOME DATA:
  Net interest margin................................  $     752  $     2,525  $     9,828  $    31,192  $    62,963
  Gain on sale of loans..............................      2,698        7,650       13,579       62,182      115,773
  Servicing fee income...............................        408        1,685        4,502       13,987       28,284
  Other non-interest income..........................         --           24          879        1,371        6,475
                                                       ---------  -----------  -----------  -----------  -----------
      Total revenues.................................      3,858       11,884       28,788      108,732      213,495
  Operating expenses.................................      4,390        8,691       17,342       42,727       92,298
  Long term debt and other interest expense..........        810        1,798        5,416       17,170       25,193
                                                       ---------  -----------  -----------  -----------  -----------
      Total expenses.................................      5,200       10,489       22,758       59,897      117,491
                                                       ---------  -----------  -----------  -----------  -----------
  Operating income (loss) before income taxes and
    extraordinary item...............................     (1,342)       1,395        6,030       48,835       96,004
  Provision for income taxes.........................         --           --        1,845       19,518       35,688
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss) before extraordinary items.......     (1,342)       1,395        4,185       29,317       60,316
  Extraordinary items (1)............................       (458)          --           --       (3,856)          --
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss)..................................  $  (1,800) $     1,395  $     4,185  $    25,461  $    60,316
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

PRIMARY EARNINGS PER SHARE:
  Net income (loss) per common share before
    extraordinary items..............................  $   (0.24) $      0.11  $      0.17  $      1.35  $      1.79
  Extraordinary items per common share (1)...........      (0.08)          --           --        (0.19)          --
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss) per common share.................  $   (0.32) $      0.11  $      0.17  $      1.16  $      1.79
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

FULLY DILUTED EARNINGS PER SHARE:
  Net income (loss) per share before extraordinary
    items............................................  $   (0.24) $      0.11  $      0.17  $      1.11  $      1.65
  Extraordinary items per share (1)..................      (0.08)          --           --        (0.15)          --
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss) per share........................  $   (0.32) $      0.11  $      0.17  $      0.96  $      1.65
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING:
  Primary............................................  5,668,272   10,996,536   10,818,908   20,029,769   33,065,473
  Fully diluted......................................  5,668,272   11,186,033   16,683,380   26,455,876   36,449,995

FINANCIAL RATIOS AND OTHER DATA (2):
  Ratio of earnings to fixed charges.................         --        1.72x        2.06x        3.75x        4.64x
  Pro forma ratio of earnings to fixed charges.......                                                          3.03x
  Deficiency in earnings to fixed charges............  $   1,342           --           --           --           --

SELECTED CASH FLOW DATA:
  Total cash used in operating activities............  $ (17,991) $   (51,056) $   (78,774) $  (135,659) $  (253,127)
  Total cash used in investing activities............     (1,104)        (455)        (917)      (2,588)      (6,600)
  Total cash provided by financing activities........     41,372       31,040       93,572      122,970      274,444
                                                       ---------  -----------  -----------  -----------  -----------
  Net increase (decrease) in cash....................  $  22,277  $   (20,471) $    13,881  $   (15,277) $    14,717
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents..........................  $  23,207  $     2,736  $    16,617  $     1,340  $    16,507
  Finance income receivable..........................      6,133       26,247       58,540      186,001      362,916
  Restricted cash in spread accounts.................      5,207       15,109       21,408       63,580      142,977
  Total long-term debt...............................     15,626       33,506       46,804      161,929      206,418
  Total preferred shareholders' equity...............         --       27,289       27,279       25,379           --
  Total common shareholders' equity..................     30,072       31,410       33,583      155,434      393,093

                                                                          YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------------
(Dollars in thousands)                                   1992        1993         1994         1995         1996
                                                       ---------  -----------  -----------  -----------  -----------
OPERATING DATA:
  Automobile dealer relationships (at period end)....        339          857        2,344        5,110        7,727
  Automobile loan purchases..........................  $  97,819  $   305,823  $   743,256  $ 2,052,413  $ 2,750,553
  Automobile loan securitizations....................  $  79,759  $   336,077  $   712,211  $ 1,933,525  $ 2,787,412
  Operating expenses as a percentage of average
    servicing portfolio..............................       6.52%        4.39%        3.28%        2.78%        3.06%

SERVICING DATA:
  Servicing portfolio (at period end)................  $ 103,507  $   316,933  $   837,095  $ 2,267,107  $ 3,791,857
  Average servicing portfolio during the period......  $  67,339  $   198,018  $   528,577  $ 1,534,720  $ 3,015,411
  Delinquencies of more than 30 days as a percentage
    of servicing portfolio (at period end)...........       0.36%        0.96%        0.82%        1.33%        2.64%
  Net losses as a percentage of average servicing
    portfolio........................................       0.22%        0.52%        0.66%        0.67%        0.99%

--------------------------
(1) Extraordinary items relate to prepayment fees and charge-off of capitalized debt financing costs in connection with early extinguishment of certain debt obligations.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental expenses. The pro forma ratio of earnings to fixed charges for the year ended December 31, 1996 is computed assuming that on January 1, 1996 the Company issued the Units in principal amount (approximately $300.0 million) sufficient to purchase the Senior Term Notes (as defined herein) pursuant to the Note Tender Offer (as defined herein) and to repay in full the average amount outstanding under the Company's warehouse facilities. See "Use of Proceeds." Pro forma earnings have been adjusted for extraordinary items, net of tax, relating to prepayment penalties incurred in connection with the tender offer for the Senior Term Notes.

                                  RISK FACTORS

    IN CONNECTION WITH AN INVESTMENT IN THE UNITS OFFERED HEREBY, AND IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" IN THE PROSPECTUS AND, IN ADDITION, THE FOLLOWING MATTERS.

LOAN PERFORMANCE RISKS

    As described under "Risk Factors" in the Prospectus, the Company's future liquidity and financial condition, and its ability to finance the growth of its business and to repay or refinance its indebtedness, including the Notes, will depend to a material extent on distributions of excess cash flow from securitization trusts. Each insured securitization trust has certain portfolio performance tests which require that its loan portfolio (i) have an average delinquency ratio not equal to or in excess of a specified percentage, (ii) have a cumulative default rate not equal to or in excess of specified percentages which vary based on the aging of the loan portfolio, and (iii) have a cumulative net loss rate not equal to or in excess of specified percentages which vary based on the aging of the loan portfolio. If any of these tests are exceeded (a "violation"), the amount required to be retained in the spread account related to such securitization trust will be increased to an amount generally equal to the greater of 10% of the outstanding balance of loans held by the securitization trust or 1% of the initial balance of such loans. As a consequence, a violation generally will decrease excess cash flow available from such securitization trust until loan portfolio performance has returned to the required limits for a specified period, generally three to five months, unless waived by FSA. Although such tests were not exceeded in 1996, a deterioration of the Company's delinquencies, cumulative defaults or net losses would result in one or more of the existing securitization trusts exceeding one or more of these tests in the absence of changes to the trigger levels. In addition, upon the occurrence of certain events with respect to any series of asset-backed securities insured by FSA, including the failure to meet loan portfolio performance tests of the nature described above but at significantly higher levels (an "Insurance Agreement Event of Default"), the Company will be in default under its insurance agreement with FSA. Upon an Insurance Agreement Event of Default, unless waived by FSA, FSA may suspend distributions of cash flow from the related securitization trust and all other FSA-insured trusts until the asset-backed securities have been redeemed, capture excess cash flow from performing trusts, increase its premiums and replace the Company as servicer with respect to all FSA-insured trusts. There can be no assurance that a further deterioration of the Company's loan delinquencies, gross charge-offs and net losses described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" would not result in an Insurance Agreement Event of Default, which could adversely affect the Company's ability to satisfy its obligations, including the Notes.

PORTFOLIO SEASONING AND GROWTH

    As described under "Risk Factors" in the Prospectus, the statistical incidence of delinquencies and defaults in connection with automobile loans purchased by the Company tends to vary over the age of the loan, with loans that are between six and 14 months old (the "seasoning period") having a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are outside the seasoning period. Furthermore, loans under the Company's Classic program are expected to have higher rates of delinquency and default than loans under the Company's Premier program. As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations," during 1996 the Company increased its total loan purchase volume and increased its purchase of loans under the Classic program from 17% of the principal amount of loans purchased in 1995 to 36% in 1996. These increases will result in a higher percentage of loans in the Company's servicing portfolio being in the seasoning period in 1997 and a higher percentage of Classic loans in the total portfolio. This weighting of the portfolio will likely cause the Company's loan performance statistics to show higher delinquencies, gross charge-offs and net losses when compared with historical performance even if such loan performance statistics are consistent with the Company's reserves for loan losses.

    Consistent with industry practice, the Company gives certain obligors extensions or rewrites loan terms in certain circumstances, including when the Company believes such obligors will thereby be more likely to repay their loans, and losses on such loans can be reduced. Loans that have been extended or rewritten generally present substantially higher default risks than loans that have neither of these characteristics. See "Business--Servicing--Delinquency, Collection and Repossession Activities." Primarily as a result of the expansion of the Classic program (which involves higher credit risks than the Premier program), the portion of the Company's servicing portfolio which exhibits one or both of these characteristics has increased in 1996. Extensions and rewrites (in the aggregate) averaged approximately 2.7% per month of the Company's servicing portfolio in 1996, compared with approximately 1.9% per month in 1995, and with seasonal peaks occurring during the Christmas holiday season. The Company considers these characteristics when establishing its loss reserves. In certain circumstances, loans that have been extended or rewritten have the effect of removing the related loan from delinquent status.

    There can be no assurance that any expansion of the Classic program will not continue to increase the credit risks associated with the Company's servicing portfolio.

CASH FLOWS FROM SECURITIZATIONS

    As described under "Risk Factors" in the Prospectus, the Company's agreements with FSA provide that the Company must maintain in a spread account for each securitization trust specified levels of excess cash during the life of the trust. Excess cash flows (loan payment receipts and recoveries from disposition of repossessed automobiles less payments due on the asset-backed securities, payments to fund the spread account and expenses) from all insured securitization trusts are first used to cover shortfalls, if any, in amounts payable to holders of asset-backed securities with respect to any insured securitization trust and are then distributed to the Company. The timing and amount of distributions of excess cash from securitization trusts varies based on a number of factors, including but not limited to loan delinquencies, defaults and net losses, the rate of turnover of repossession inventory and recovery rates, the ages of loans in the portfolio, prepayment experience and required spread account levels. A deterioration of the Company's loan delinquencies, cumulative defaults and net losses, or a continuation of the build-up in repossession inventory, or the possible sale of an increased proportion of repossession inventory in the wholesale auction markets, or the increase in loans entering the seasoning period, in each case as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," could reduce excess cash available to the Company. If excess cash flow from all insured securitization trusts, including cash flow from recoveries, is not sufficient to replenish all such spread accounts in any month, no cash flow could be available to the Company for that month. In January 1996, approximately $0.5 million of the Company's $63.6 million of restricted cash in spread accounts at December 31, 1995 under insured securitization trusts was utilized for payments on related asset-backed securities due to insufficient current cash flow in four such securitization trusts. Excess cash flows from the other securitization trusts was not sufficient to replenish such withdrawals and, consequently, the Company did not receive excess cash flow from Olympic Receivables Finance Corp. ("ORFC") during that month. In February 1996, current excess cash flows again began releasing to the Company. At December 31, 1996, the Company had an aggregate of $143.0 million of restricted cash in spread accounts. There can be no assurance that in the future the Company will not experience an interruption of excess cash flow from ORFC such as occurred in January 1996, which could adversely affect the Company's ability to pay its obligations, including the Notes. In addition, certain payment defaults under one of the warehouse facilities of a subsidiary of the Company may result in a prohibition on the payment of dividends or other distributions from ORFC to the Company.

SERVICING

    As discussed under "Risk Factors" in the Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company has recently opened four regional servicing and collection centers and has taken a number of initiatives to improve its servicing and collection performance. There can be no assurance that these efforts will be successful.

RESALE AND FINANCING OF REPOSSESSIONS

    As discussed under "Risk Factors" in the Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company relies primarily upon the resale of repossessed automobiles in the retail market to increase recoveries and reduce net losses compared with wholesale auction sales. This strategy delays the Company's excess cash flow to the extent repossessions are held in inventory pending resale. In addition, the Company's repossession inventory increased as a percentage of its servicing portfolio in 1996 due to loan defaults and the Company's transition from using a few large retail consignment lots for repossession sales to using many smaller retail consignment lots. Futhermore, as discussed, in 1996 the Company increased purchases of loans financing resales of repossessions to new buyers. The performance of that portfolio included delinquency, gross charge-off and net loss rates substantially in excess of the Company's remaining servicing portfolio. There can be no assurance that management's recent efforts to improve the Company's retail repossession finance program will be successful. If and to the extent the Company modifies its current disposition strategy with respect to use of the wholesale auction markets, this modification could decrease recovery rates and increase net losses.

CHANGE OF CONTROL

    The Indenture will provide that, upon the occurrence of any Change of Control (as defined in the Indenture), the Company will be required to make an offer to purchase all the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. Certain future credit or other borrowing agreements may contain similar restrictions. There can be no assurance that the Company would have sufficient resources to purchase any Notes tendered pursuant to a Change of Control offer.

ABSENCE OF PUBLIC MARKET

    Prior to this Offering there has been no existing market for the Securities and there can be no assurance as to the liquidity of any market that may develop for the Securities, the ability of holders of the Securities to sell their Securities or the price at which Holders will be able to sell their Securities. If such a market were to develop, the Securities could trade at prices that may be higher or lower than the initial offering price thereof depending on many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Securities; however, they are not obligated to do so and any market may be discontinued at any time without notice. The Company does not intend to apply for listing of the Securities on any securities exchange.

CURRENT REGISTRATION REQUIRED TO EXERCISE WARRANTS

    Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then in effect, or the issuance of the Warrant Shares is exempt from the registration requirements of the Securities Act, and the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the exercising Holder of Warrants resides. The Warrants are being issued pursuant to a shelf registration statement, and the terms of the Warrant Agreement require the Company to cause a shelf registration statement to remain effective until 30 days after the Expiration Date. The Company will be unable to issue Warrant Shares to those Holders desiring to exercise their Warrants if a registration statement covering the Warrant Shares issuable upon the exercise of the Warrants is not effective (unless the sale and issuance of such Warrant Shares upon the exercise of such Warrants are exempt from the registration requirements of the Securities Act) or if such Warrant Shares are not qualified or exempt from qualification in the state in which the exercising Holder of Warrants resides. See "Description of Warrants."

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    Under the Indenture, acceptance of a Note by a purchaser will constitute waiver and release of all liability of any director, officer, employee, incorporator or shareholder of the Company, as such, for any obligations of the Company on the Notes or the Indenture or for any claim based on, or in respect of, or by reason of, such obligations or their creation.

                                USE OF PROCEEDS

    The net proceeds from the Offering are estimated to be approximately $291.3 million, after deducting estimated offering expenses and underwriting discounts. The Company will use up to $173.0 million of the net proceeds from the Offering to purchase the outstanding 13% Senior Notes due 2000 (the "Senior Term Notes"), including interest accrued to the date of purchase, premium and consent fees and other fees and expenses, pursuant to the Offer to Purchase for Cash and Consent Solicitation (the "Note Tender Offer") made to holders of the Senior Term Notes on January 21, 1997. The Note Tender Offer expires March 11, 1997, unless extended. The Senior Term Notes bear interest at the rate of 13% per annum and mature in 2000. Under the terms of the Consent Solicitation, substantially all of the financial covenants under the Senior Term Note indenture will be eliminated, other than the Company's obligations to repurchase Senior Term Notes in the event of a Change of Control, certain Asset Sales or certain Portfolio Loss Ratio or Minimum Consolidated Net Worth Amount events (as defined in such indenture). The remainder of the net proceeds from the Offering will be used to fund purchases of automobile loans and for working capital and other general corporate purposes. Prior to application for the foregoing purposes, the net proceeds will be used to reduce outstanding indebtedness under the Company's warehouse facilities and to purchase automobile loans. At December 31, 1996, the Company's warehouse facilities had a weighted average interest rate of 6.27%.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is listed on the New York Stock Exchange under the symbol "OLM." The following table provides quarterly high and low sales prices for the Company's Common Stock for the two years ended December 31, 1996 and for the period ended March 6, 1997. The Company's Common Stock began trading on the New York Stock Exchange on March 27, 1996. The Company's Common Stock had been traded on the Nasdaq National Market since January 30, 1992.

                                                                            HIGH        LOW
                                                                          ---------  ---------
1995
    First quarter.......................................................  $    9.38  $    5.88
    Second quarter......................................................      17.63       8.88
    Third quarter.......................................................      27.50      14.00
    Fourth quarter......................................................      30.63      14.25

1996
    First quarter.......................................................      19.63      12.50
    Second quarter......................................................      26.25      18.25
    Third quarter.......................................................      26.63      15.38
    Fourth quarter......................................................      25.00      13.13

1997
    First quarter (through March 6, 1997)...............................      19.38       8.88

    The closing price of the Common Stock on March 6, 1997 was $10.00 per share.

    The Company has not paid dividends on its Common Stock and may not (except under limited circumstances with the consent of certain of its lenders) pay any dividend or make any other distribution on its Common Stock, nor may the Company redeem or purchase any of its Common Stock. In addition, the current policy of the Company's Board of Directors is to retain earnings to provide for the Company's growth. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future. The terms of each of the Company's Warehouse Facilities and the Senior Term Notes prohibit the making of certain payments with respect to the Common Stock, including cash dividends on the Common Stock, unless certain financial tests are met. Under the most restrictive of these restrictive covenants, no amounts were available for cash dividends on the Common Stock as of December 31, 1996. Additional indebtedness incurred by the Company in the future may include similar restrictions.

    In October 1996, the Board of Directors adopted a Shareholder Rights Plan in which Preferred Stock Purchase Rights were distributed as a dividend at the rate of one Right for each share of the Company's Common Stock on November 22, 1996 to shareholders of record as of such date. All shares of Common Stock issued thereafter will be issued together with one Right per share.

    At March 6, 1997, the Company had 1,324 shareholders of record.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of the Company as of December 31, 1996 and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, assuming all of the Company's outstanding Senior Term Notes are purchased by the Company pursuant to the Note Tender Offer. The Note Tender Offer is conditioned upon, among other things, the tender of at least a majority of the outstanding principal amount of Senior Term Notes not owned by the Company or any of its affiliates, the receipt of consents sufficient to approve the proposed indenture amendments and the deposit with the depositary of funds sufficient to purchase all Senior Term Notes validly tendered and not withdrawn (whether from the proceeds of the Offering or from other new financing sources arranged by and acceptable to the Company). To the extent any Senior Term Notes remain outstanding, unless the size of the Offering is reduced, the Company's total long-term debt and capitalization would increase by such amount.

                                                                                           AT DECEMBER 31, 1996
                                                                                         -------------------------
(Dollars in thousands)                                                                     ACTUAL     AS ADJUSTED
                                                                                         ----------  -------------
Short-term debt:
  Amounts due under warehouse facilities...............................................  $  111,140  $    --
                                                                                         ----------  -------------
                                                                                         ----------  -------------
Long-term debt (1):
  Senior Term Notes....................................................................  $  145,000  $    --
  Notes offered hereby.................................................................      --         291,402(2)
  Unsecured senior subordinated notes..................................................      30,000      30,000
  Unsecured junior subordinated notes..................................................      23,689      23,689
  Capital lease obligations............................................................       7,729       7,729
                                                                                         ----------  -------------
        Total long-term debt...........................................................     206,418     352,820
                                                                                         ----------  -------------
Shareholders' equity:
  Capital stock, $0.01 par value, 100,000,000 shares authorized:
    36,416,802 shares of Common Stock issued and outstanding and no shares of Preferred
      Stock issued and outstanding.....................................................         364         364
  Additional paid-in capital...........................................................     310,187     318,785(2)
  Retained earnings....................................................................      82,542      67,890(3)
                                                                                         ----------  -------------
        Total shareholders' equity.....................................................     393,093     387,039
                                                                                         ----------  -------------
            Total capitalization.......................................................  $  599,511  $  739,859
                                                                                         ----------  -------------
                                                                                         ----------  -------------

------------------------

(1) See Note 8 of Notes to Consolidated Financial Statements.

(2) Gives effect to the issuance of 300,000 Warrants to purchase an aggregate of 2,052,000 shares of Common Stock in connection with the Offering.

(3) Gives effect to a maximum $14.7 million extraordinary charge net of taxes as a result of payment of a premium by the Company to the holders of the Senior Term Notes and the write-off of previously deferred costs associated with the Senior Term Notes in connection with the prepayment thereof, assuming prepayment of all Senior Term Notes.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                          YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------------
(Dollars in thousands except per share amounts)          1992        1993         1994         1995         1996
                                                       ---------  -----------  -----------  -----------  -----------
STATEMENT OF INCOME DATA:
  Net interest margin................................  $     752  $     2,525  $     9,828  $    31,192  $    62,963
  Gain on sale of loans..............................      2,698        7,650       13,579       62,182      115,773
  Servicing fee income...............................        408        1,685        4,502       13,987       28,284
  Other non-interest income..........................         --           24          879        1,371        6,475
                                                       ---------  -----------  -----------  -----------  -----------
      Total revenues.................................      3,858       11,884       28,788      108,732      213,495
  Operating expenses.................................      4,390        8,691       17,342       42,727       92,298
  Long term debt and other interest expense..........        810        1,798        5,416       17,170       25,193
                                                       ---------  -----------  -----------  -----------  -----------
      Total expenses.................................      5,200       10,489       22,758       59,897      117,491
                                                       ---------  -----------  -----------  -----------  -----------
  Operating income (loss) before income taxes and
    extraordinary item...............................     (1,342)       1,395        6,030       48,835       96,004
  Provision for income taxes.........................         --           --        1,845       19,518       35,688
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss) before extraordinary items.......     (1,342)       1,395        4,185       29,317       60,316
  Extraordinary items (1)............................       (458)          --           --       (3,856)          --
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss)..................................  $  (1,800) $     1,395  $     4,185  $    25,461  $    60,316
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

PRIMARY EARNINGS PER SHARE:
  Net income (loss) per common share before
    extraordinary items..............................  $   (0.24) $      0.11  $      0.17  $      1.35  $      1.79
  Extraordinary items per common share (1)...........      (0.08)          --           --        (0.19)          --
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss) per common share.................  $   (0.32) $      0.11  $      0.17  $      1.16  $      1.79
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

FULLY DILUTED EARNINGS PER SHARE:
  Net income (loss) per share before extraordinary
    items............................................  $   (0.24) $      0.11  $      0.17  $      1.11  $      1.65
  Extraordinary items per share (1)..................      (0.08)          --           --        (0.15)          --
                                                       ---------  -----------  -----------  -----------  -----------
  Net income (loss) per share........................  $   (0.32) $      0.11  $      0.17  $      0.96  $      1.65
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING:
  Primary............................................  5,668,272   10,996,536   10,818,908   20,029,769   33,065,473
  Fully diluted......................................  5,668,272   11,186,033   16,683,380   26,455,876   36,449,995

FINANCIAL RATIOS AND OTHER DATA (2):
  Ratio of earnings to fixed charges.................         --        1.72x        2.06x        3.75x        4.64x
  Pro forma ratio of earnings to fixed charges.......                                                          3.03x
  Deficiency in earnings to fixed charges............  $   1,342           --           --           --           --

SELECTED CASH FLOW DATA:
  Total cash used in operating activities............  $ (17,991) $   (51,056) $   (78,774) $  (135,659) $  (253,127)
  Total cash used in investing activities............     (1,104)        (455)        (917)      (2,588)      (6,600)
  Total cash provided by financing activities........     41,372       31,040       93,572      122,970      274,444
                                                       ---------  -----------  -----------  -----------  -----------
  Net increase (decrease) in cash....................  $  22,277  $   (20,471) $    13,881  $   (15,277) $    14,717
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents..........................  $  23,207  $     2,736  $    16,617  $     1,340  $    16,507
  Finance income receivable..........................      6,133       26,247       58,540      186,001      362,916
  Restricted cash in spread accounts.................      5,207       15,109       21,408       63,580      142,977
  Total long-term debt...............................     15,626       33,506       46,804      161,929      206,418
  Total preferred shareholders' equity...............         --       27,289       27,279       25,379           --
  Total common shareholders' equity..................     30,072       31,410       33,583      155,434      393,093

                                                                          YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------------
(Dollars in thousands)                                   1992        1993         1994         1995         1996
                                                       ---------  -----------  -----------  -----------  -----------
OPERATING DATA:
  Automobile dealer relationships (at period end)....        339          857        2,344        5,110        7,727
  Automobile loan purchases..........................  $  97,819  $   305,823  $   743,256  $ 2,052,413  $ 2,750,553
  Automobile loan securitizations....................  $  79,759  $   336,077  $   712,211  $ 1,933,525  $ 2,787,412
  Operating expenses as a percentage of average
    servicing portfolio..............................       6.52%        4.39%        3.28%        2.78%        3.06%

FIXED CHARGE COVERAGE RATIO CASH FLOW DATA (3):
  Operating cash receipts:
    Excess cash flow received from securitization
      trusts.........................................  $      --  $        11  $    17,737  $    21,054  $    43,351
    Servicing fee income.............................        408        1,685        4,502       12,693       27,018
    Other cash income................................         --           24          879        2,142        7,959
                                                       ---------  -----------  -----------  -----------  -----------
      Total operating cash receipts..................        408        1,720       23,118       35,889       78,328

  Less cash expenses:
    Payment of dealer participations.................      4,206       13,524       29,566       86,476       94,938
    Cash operating expenses..........................      5,373       11,490       21,454       48,120       98,644
    Interest paid on warehouse and other debt........      4,061        3,790        6,386       19,630       33,448
    Preferred dividends..............................         --          192        2,300        2,213        1,688
                                                       ---------  -----------  -----------  -----------  -----------
      Total cash expenses............................     13,640       28,996       59,706      156,439      228,718
                                                       ---------  -----------  -----------  -----------  -----------
  Consolidated cash flow.............................  $ (13,232) $   (27,276) $   (36,588) $  (120,550) $  (150,390)
                                                       ---------  -----------  -----------  -----------  -----------
                                                       ---------  -----------  -----------  -----------  -----------

SERVICING DATA:
  Servicing portfolio (at period end)................  $ 103,507  $   316,933  $   837,095  $ 2,267,107  $ 3,791,857
  Average servicing portfolio during the period......  $  67,339  $   198,018  $   528,577  $ 1,534,720  $ 3,015,411
  Delinquencies of more than 30 days as a percentage
    of servicing portfolio (at period end)...........       0.36%        0.96%        0.82%        1.33%        2.64%
  Net losses as a percentage of average servicing
    portfolio........................................       0.22%        0.52%        0.66%        0.67%        0.99%

--------------------------
(1) Extraordinary items relate to prepayment fees and charge-off of capitalized debt financing costs in connection with early extinguishment of certain debt obligations.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental expenses. The pro forma ratio of earnings to fixed charges for the year ended December 31, 1996 is computed assuming that on January 1, 1996 the Company issued the Units in principal amount (approximately $300.0 million) sufficient to purchase the Senior Term Notes (as defined herein) pursuant to the Note Tender Offer (as defined herein) and to repay in full the average amount outstanding under the Company's warehouse facilities. See "Use of Proceeds." Pro forma earnings have been adjusted for extraordinary items, net of tax, relating to prepayment penalties incurred in connection with the tender offer for the Senior Term Notes.

(3) The Company has included Fixed Charge Coverage Ratio Cash Flow Data (which is not a measure of financial performance under generally accepted accounting principles) because comparable criteria are the basis for certain debt incurrence and restricted payment tests included in the indenture governing the Senior Term Notes. On January 21, 1997, the Company solicited the consent of the holders of Senior Term Notes to eliminate the tests related to the Fixed Charge Coverage Ratio Cash Flow Data from the governing Indenture and sought the tender of the Senior Term Notes. The Fixed Charge Coverage Ratio Cash Flow Data should not be considered by an investor to be an alternative to cash flows determined in accordance with generally accepted accounting principles as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The Company derives substantially all of its earnings from the purchase, securitization and servicing of automobile loans. At the time of purchase of each loan, the Company pays a portion of the annual rate of interest paid by the obligor ("APR") to the dealer for originating the loan ("dealer participation"). To fund the purchase of loans prior to securitization, the Company utilizes its available cash balances and short-term borrowing and repurchase arrangements with financial institutions and institutional lenders ("warehouse facilities"). Pending securitization, automobile loans held for sale by the Company generate net interest income resulting from the difference between the interest rate earned on automobile loans held for sale and the interest costs associated with the Company's short-term borrowings (the "net interest rate spread").

    The Company purchases loans under a tiered pricing system, allowing it to price loans according to the borrower's credit characteristics. The Company prices its loan products in order to maximize gross interest rate spreads relative to expected net losses within each tier. Classic loans purchased in 1996 represented 36% of total purchasing volume compared with 17% during 1995 and 4% during 1994 and had APRs typically ranging from 16% to 23% while loans purchased under the Premier program had APRs typically ranging from 8% to 16%. The higher APRs of the Classic program are intended to compensate the Company for anticipated higher delinquency, default and loss rates associated with the Classic program, which the Company addresses through higher reserves for loan losses. At December 31, 1996, the Company maintained $95.0 million in loan loss reserves, or 2.51% of its servicing portfolio, compared to $42.3 million, or 1.86%, respectively, at December 31, 1995.

    The Company aggregates the automobile loans it purchases and sells them to a trust, which in turn sells asset-backed securities to investors. By securitizing its loans, the Company is able to fix the initial difference ("gross interest rate spread") between the APR on automobile loans purchased and the interest rate on the asset-backed securities sold ("securitization rate"). When the Company securitizes its automobile loans, it records a gain on sale and establishes an asset referred to as finance income receivable. Gain on sale represents the present value of the estimated future cash flows to be received by the Company, discounted at a market-based rate, and takes into account the Company's historical loan portfolio experience and its methods for disposing of repossessed vehicles. The calculation of gain on sale takes into consideration
(i) contractual obligations of the obligors, (ii) amounts due to the investors in asset-backed securities, (iii) amounts paid to dealers for dealer participations, (iv) various costs of the securitizations, including the effects of hedging transactions, and (v) adjustments to the cash flows to reflect estimated prepayments of loans, losses incurred in connection with defaults, and corresponding reductions in the weighted average APR of loans sold. Subsequent to securitization, the Company continues to service the securitized loans, for which it recognizes servicing fee income over the life of the securitization as earned.

    In addition to the present value of estimated future cash flows from securitizations (gain on sale), finance income receivable includes (i) accrued interest receivable on automobile loans held for sale, but not yet collected through the date of sale, (ii) interest earned on spread and other cash accounts established in connection with the Company's securitizations, and (iii) the interest earned on previously discounted cash flows, calculated at the present value discount rate used in determining gain on sale. As noted above, future servicing fee income is recognized as earned and is not included in finance income receivable. Finance income receivable is reduced based on distributions to the Company of excess cash flows from spread accounts. The Company uses a combination of its own historical experience, industry statistics and expectations of future performance to estimate the amount and timing of prepayments, losses upon defaults and corresponding changes in the weighted average APR. The Company regularly reviews the carrying amount of its finance income receivable to assess the impact of actual prepayment and loss experience compared with the Company's estimates. In accordance with generally accepted accounting principles, the Company does not increase the carrying amount of finance income receivable for favorable variances from original estimates, but to the extent actual prepayment or loss experience exceeds the

Company's estimates, any required decrease to the finance income receivable is reflected as a reduction of current period earnings.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

RESULTS OF OPERATIONS

    NET INTEREST MARGIN. The Company's net interest margin represents the sum of (i) net interest on loans held for sale based on the net interest rate spread, (ii) investment earnings on short-term investments, spread accounts and other cash accounts established in connection with the Company's securitizations and (iii) the recognition of the interest component of previously discounted cash flows, calculated at the present value discount rate used in determining the gain on sale. The components of net interest margin for each of the three years in the period ended December 31, 1996 were:

(Dollars in thousands)                                                      1994       1995       1996
                                                                          ---------  ---------  ---------
Interest income on loans, net...........................................  $   3,544  $  16,038  $  29,614
Interest income on short-term investments, spread accounts and other
  cash accounts.........................................................      3,620      7,942     15,233
Recognition of present value discount...................................      2,664      7,368     18,890
Provision for credit losses on loans held for sale......................         --       (156)      (774)
                                                                          ---------  ---------  ---------
    Net interest margin.................................................  $   9,828  $  31,192  $  62,963
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    Net interest margin increased 102% during 1996 and 217% during 1995. The rise in net interest margin is primarily due to (i) growth in the average balances of loans held for sale pending securitization, (ii) increased net interest rates earned on loans held for sale pending securitization and (iii) increases in the volume of the Company's securitization transactions.

    Increased purchasing volume is primarily due to the Company's continued geographic expansion and improved market penetration through growth in its dealer network. As of December 31, 1996, the Company had 17 regional buying centers, up from 15 at December 31, 1995 and 12 at December 31, 1994 and had increased its dealer network to 7,727 dealers at December 31, 1996 from 5,110 and 2,344 dealers at December 31, 1995 and 1994, respectively. The Company's loan purchasing and securitization volume for each of the three years ended December 31, 1996 are set forth in the table below.

(Dollars in thousands)                                     1994         1995          1996
                                                        ----------  ------------  ------------
Premier...............................................  $  716,308  $  1,699,874  $  1,768,933
Classic...............................................      26,948       352,539       981,620
                                                        ----------  ------------  ------------
    Total automobile loan purchases...................  $  743,256  $  2,052,413  $  2,750,553
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------
Automobile loans securitized..........................  $  712,211  $  1,933,525  $  2,787,412

    In 1995, the Company initiated a program to increase the proportion of Classic loans in its loan purchase mix in order to maximize gross interest rate spreads relative to expected net losses within each credit tier, to expand its share of the automobile loan market and to reduce initial cash requirements relative to the Premier program because the Company offers lower dealer participations on Classic loans. At December 31, 1996, approximately half of the Company's aggregate loan purchases were being made under the Classic program. The Company may change its loan purchase mix at any time and from time to time.

    The rise in loan purchasing volume resulted in an increase in the average monthly balance of loans held for sale to $219.5 million during 1996, up from $162.7 million and $41.1 million during 1995 and 1994, respectively, on which the Company earns net interest rate spread until such loans are securitized. The weighted average net interest rate spread earned during 1996 rose to 7.84% compared with 6.71% and 6.59% during 1995 and 1994, respectively. The rise in net interest spread earned on loans held for sale is principally due to higher average annual percentage rates ("APR") paid by obligors resulting from expansion of the Company's higher rate Classic loan program.

    Interest income on short-term investments, spread accounts and other cash accounts established in connection with securitization transactions increased 92% between 1995 and 1996 and 119% between 1994 and 1995. This increase is primarily due to growth in the average balances of spread accounts and other securitization related cash accounts resulting form higher securitization volume. Income from the recognition of present value discount also grew due to the increased volume of securitizations.

    GAIN ON SALE OF LOANS. Gain on sale of loans provided net revenues of $115.8 million, $62.2 million and $13.6 million during 1996, 1995 and 1994, respectively, representing increases of 86.2% between 1995 and 1996 and 357% between 1994 and 1995. The rise in gain on sale of loans primarily resulted from growth in the volume of loans securitized as discussed above, increased gross interest rate spreads, and a decline in the participation rate paid to dealers for loan originations but was offset in part by an increase in the reserve for loan losses.

    The following table summarizes the Company's gross interest rate spreads for each of the three years in the period ended December 31, 1996.

                                                                                1994       1995       1996
                                                                              ---------  ---------  ---------
Weighted average APR of loans securitized...................................      12.50%     14.22%     14.56%
Weighted average securitization rate........................................       6.32       6.38       6.31
                                                                              ---------  ---------  ---------
    Gross interest rate spread (1)..........................................       6.18%      7.84%      8.25%
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

------------------------

(1) Before gains/losses on hedge transactions.

    The rise in the gross interest rate spread during 1995 and 1996 is primarily due to an increased proportion of higher-yielding Classic loans, resulting in an increased APR earned on loans purchased and subsequently securitized. The increase in the weighted average APR resulting from the growth in the Classic loan volume during 1996 was partially offset by a general market decline in consumer interest rates during the first few months of the year.

    The unamortized balance of participations paid to dealers is expensed at the time the related loans are securitized and recorded as a reduction to the gain on sale. Due to the increased proportion of Classic loan purchases, which generally require lower participation rates, and a reduction of the maximum participation rate allowable under the Premier program, participations paid as a percentage of the principal balance of loan purchases declined to 3.45% during 1996 from 4.21% and 3.98% during 1995 and 1994, respectively, resulting in increased gain on sale.

    Gains on sale of loans were further increased by $4.7 million and $1.4 million of gross realized gains on hedging transactions during 1996 and 1994, respectively, and decreased by $5.0 million, $11.7 million and $0.5 million of gross realized losses on hedging transactions during 1996, 1995 and 1994, respectively. There were no gross realized hedging gains during 1995. See "--Capital Resources--Hedging and Pre-funding Strategy."

    SERVICING FEE INCOME. The Company earns servicing fee income for servicing loans sold to investors through securitizations. The stated percent for servicing fees (1% per annum on the remaining balance of loans serviced) is consistent with the industry standard for servicing automobile loans. Servicing fee income increased to $28.3 million in 1996 from $14.0 million in 1995 and $4.5 million in 1994.

    The following table reflects the growth in the Company's servicing portfolio from 1994 to 1996.

                                                                                       AT DECEMBER 31,
                                                                            --------------------------------------
(Dollars in thousands, except as noted)                                        1994         1995          1996
                                                                            ----------  ------------  ------------
Principal balance of automobile loans held for sale.......................  $   22,918  $    113,840  $     35,365
Principal balance of loans serviced under securitizations.................     814,177     2,153,267     3,756,492
                                                                            ----------  ------------  ------------
    Servicing portfolio...................................................  $  837,095  $  2,267,107  $  3,791,857
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------
Average outstanding principal balance (actual dollars)....................  $   11,271  $     12,239  $     12,537
Number of loans serviced..................................................      74,267       185,241       302,450

    The Company's servicing portfolio increased 67% from 1995 to 1996 and 171% between 1994 and 1995, reflecting continued growth in the volume of the Company's loan purchases and subsequent securitizations. The rise in average outstanding principal balance of loans reflects general price increases in the automobile industry.

    OTHER NON-INTEREST INCOME. Other non-interest income rose to $6.5 million during 1996 from $1.4 million and $0.9 million during 1995 and 1994, respectively, representing increases of 372% during 1996 and 56% during 1995. The rise in other non-interest income is principally due to increases in income from late fees and insufficient fund charges reflecting the increase in delinquency rates. See "--Delinquency, Loan Loss and Repossession Experience."

    SALARIES AND BENEFITS EXPENSE. Salaries and benefits increased to $40.8 million during 1996 from $20.1 million and $9.1 million during 1995 and 1994, respectively, representing an increase of 103% during 1996 and 122% during 1995. This increase is primarily due to growth in number of associates. The Company employed 1,230 associates at December 31, 1996, compared with 650 and 304 at December 31, 1995 and 1994, respectively. These increases are in response to, and in anticipation of, continued growth in loan purchasing volume and related servicing portfolio. The Company expects these expenses to continue to increase in 1997 compared with 1996 due in part to the Company's opening of four regional servicing and collection centers in October 1996.

    The rapid growth of the Company's servicing portfolio and the decision to expand the proportion of loans purchased through its Classic program have resulted in increased demands on the Company's personnel and systems. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its larger work force. Furthermore, the Company's ability to manage portfolio delinquency and loss rates is dependent upon the maintenance of efficient collection and repossession procedures and adequate staffing. See "--Delinquency, Loan Loss and Repossession Experience."

    GENERAL AND ADMINISTRATIVE AND OTHER OPERATING EXPENSES ("OTHER OPERATING EXPENSES"). Other operating expenses increased during 1996 to $51.5 million up from $22.6 million in 1995 and $8.3 million in 1994. Other operating expenses include occupancy and equipment leasing charges, depreciation, outside professional fees, communication costs, servicing and collection expenses, marketing expenses, recruiting and staffing fees, travel, office supplies and other. Many of these expenses, such as communications, service and collection and office supplies, increase incrementally with growth in loan purchasing volume and the Company's servicing portfolio. Occupancy and equipment charges increased due to continued geographic expansion through the opening of additional regional buying centers during 1995 and 1996 and the regionalization of the Company's servicing and collection operations during 1996. The Company also experienced significant increases in outside professional fees during 1996 primarily related to development costs associated with a potential leasing product and various information system enhancements. During 1996 the Company incurred increases in recruiting and staffing fees in connection with its search for various key collection, servicing and management personnel. As a result of the items noted above, total operating expenses, including salaries and benefits, rose to 3.06% of average servicing portfolio compared with 2.78% in 1995, but remained lower than 3.28% in 1994.

    LONG TERM DEBT AND OTHER INTEREST EXPENSE. Long-term debt and other interest expense rose 46.7% during 1996 and 217% in 1995. These increases are primarily due to the issuance of $145.0 million of 13.0% Senior Term Notes in April 1995 and $30.0 million of 10.125% Subordinated Notes in March 1996.

    INCOME TAX EXPENSE. During the third quarter of 1994, the Company fully utilized its book net operating loss carryforwards and incurred income tax expense for book purposes. No income tax expense was incurred in earlier periods. Because of the difference in the basis of the finance income receivable for financial reporting purposes and income tax purposes, the Company continues to have available $74.1 million of net tax operating loss carryforwards, a portion of which may be available to offset against income taxes in 1997 and future years, subject to applicable limitations. The $35.7 million income tax expense during 1996 primarily reflects the Company's estimated addition to its deferred tax liability as of December 31, 1996.

    EXTRAORDINARY ITEMS. In February 1995, the Company entered into a temporary financing facility under which it was able to borrow up to $70.0 million through the issuance of Senior Notes. Of the $50.0 million in gross proceeds from the Company's initial issuance of Senior Notes, $34.6 million was used to retire $30.0 million of 11.75% Senior Secured Notes, including accrued interest of $0.5 million and prepayment fees of approximately $4.1 million. The Company issued an additional $5.0 million in Senior Notes in April 1995.

    On April 28, 1995, the Company received aggregate net proceeds from the issuance of Common Stock and Senior Term Notes of approximately $231.0 million and applied $56.2 million of such proceeds to retire its Senior Notes at par plus accrued interest and $15.6 million to retire the Company's 9.875% Senior Subordinated Notes, including accrued interest of $0.1 million and prepayment fees of $0.5 million.

    The prepayment fees for the early extinguishment of debt and the charge-off of capitalized debt financing costs associated with the 11.75% Senior Secured Notes and the 9.875% Senior Subordinated Notes were accounted for as extraordinary items.

    The Company has commenced a tender offer for the Senior Term Notes and a related consent solicitation for elimination of substantially all of the financial covenants in the indenture under which such Senior Term Notes were issued. See "--Capital Resources."

    PREFERRED DIVIDENDS. The Company paid dividends on its outstanding preferred stock (which was converted to Common Stock in December 1996) of $1.2 million, $2.2 million and $2.3 million for 1996, 1995 and 1994, respectively. The decrease in dividends paid from 1995 to 1996 is due to the conversion of preferred shares into Common Stock of the Company. As of December 31, 1996, all preferred shares had been redeemed or converted.

FINANCIAL CONDITION

    DUE FROM SECURITIZATION TRUST. At December 31, 1996, the Company had delivered $177.1 million of loans into a securitization trust for which the Company received cash from the trust concurrent with the legal closing of the transaction in January 1997. There were no loans delivered into securitization trusts pending legal closing at December 31, 1995.

    AUTOMOBILE LOANS HELD FOR SALE. The Company holds automobile loans for sale in its portfolio prior to securitization. The Company's portfolio of loans held for sale decreased to $36.3 million at December 31, 1996 from $118.6 million at December 31, 1995, due to the timing in delivery of loans associated with the Company's securitizations.

    FINANCE INCOME RECEIVABLE. Finance income receivable increased to $362.9 million at December 31, 1996 from $186.0 million at December 31, 1995. This 95% increase represents amounts capitalized upon completion of securitization transactions during 1996 related to the present value of estimated cash flows. The amounts capitalized were offset by excess cash flows released from the securitization trusts to the Company through its wholly-owned subsidiary, ORFC. Reserve for losses on securitized loans is included as a component of finance income receivable.

    FURNITURE, FIXTURES AND EQUIPMENT. Furniture, fixtures and equipment increased 115% to $13.6 million at December 31, 1996 from $6.3 million at December 31, 1995, primarily due to the opening of two additional regional buying centers and relocation of the Company's servicing and collection operations into four regional facilities during 1996 to enhance the Company's collection activities.

    CAPITAL LEASE OBLIGATIONS. Capital lease obligations increased 97% to $7.7 million at December 31, 1996, from $3.9 million at December 31, 1995, primarily due to continued geographic expansion as discussed above.

    DEFERRED INCOME TAXES. The Company began recording income tax expense in the third quarter of 1994 as the net tax benefit of net operating loss carryforwards for financial reporting purposes was fully utilized. Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes principally net operating loss carryforwards for income tax purposes and the finance income receivable, respectively. The Company's estimated net deferred tax liability at December 31, 1996, was $54.4 million, compared to $18.7 million at December 31, 1995.

    OTHER LIABILITIES. Accounts payable and accrued liabilities increased to $13.2 million at December 31, 1996 compared to $9.8 million at December 31, 1995. This 34% increase is primarily due to increased trade payables and other operating accruals reflecting the growth in the Company's operations and related operating expenses.

DELINQUENCY, LOAN LOSS AND REPOSSESSION EXPERIENCE

    The Company's operating performance, financial condition and liquidity are materially affected by the performance of the automobile loans purchased and securitized by the Company. In connection with the servicing of automobile loans, the Company is responsible for managing delinquent loans, repossessing the underlying collateral in the event of default and selling repossessed collateral. The Company provides an allowance for automobile loan credit losses at a rate which, in the opinion of management, provides adequately for current and probable future losses that may be incurred by the Company. The Company provides an allowance for credit losses for sold loans in accordance with Emerging Issues Task Force 92-2, Measuring Loss Accounts by Transferors for Transfers of Receivables with Recourse, at the time of securitization. The provision for credit losses is netted against the calculated gain on sale amount for loans sold. The related allowance for these credit losses is a component of the finance income receivable.

    The following tables describe the delinquency and credit loss and repossession experience, respectively, of the Company's servicing portfolio for the three years in the period ended December 31, 1996. A delinquent loan may result in the repossession and foreclosure of the collateral for the loan. Losses resulting from repossession and disposition of automobiles are charged against applicable allowances, which management reviews on a monthly basis.

                                                                    DECEMBER 31,
                                  ---------------------------------------------------------------------------------
DELINQUENCY EXPERIENCE (1):                 1994                        1995                        1996
                                  -------------------------   -------------------------   -------------------------
                                   NUMBER OF                   NUMBER OF                   NUMBER OF
                                     LOANS       BALANCES        LOANS       BALANCES        LOANS       BALANCES
                                  -----------   -----------   -----------   -----------   -----------   -----------
(Dollars in thousands)
Servicing portfolio at end of
  period........................      74,267    $   837,095      185,241    $ 2,267,107      302,450    $ 3,791,857

Delinquencies:
  31-60 days....................         393    $     4,142        1,536    $    17,667        3,884    $    47,225
  61-90 days....................         129          1,557          520          5,694        1,255         15,877
  91 days or more...............         113          1,197          614          6,881        2,911         37,019
                                  -----------   -----------   -----------   -----------   -----------   -----------
Total automobile loans
  delinquent 31 or more days....         635    $     6,896        2,670    $    30,242        8,050    $   100,121
Delinquencies as a percentage of
  number of loans and amount
  outstanding at end of period
  (2)...........................        0.86%          0.82%        1.44%          1.33%        2.66%          2.64%
Amount in repossession (3)......         102    $       570        1,489    $    17,676        4,651    $    64,929
                                  -----------   -----------   -----------   -----------   -----------   -----------
Total delinquencies and amount
  in repossession (2)...........         737    $     7,466        4,159    $    47,918       12,701    $   165,050
                                  -----------   -----------   -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------   -----------   -----------

------------------------

(1) All amounts and percentages are based on the principal amount scheduled to be paid on each loan. The information in the table includes previously sold loans which the Company continues to service.

(2) Amounts shown do not include loans which are less than 31 days delinquent.

(3) Amount in repossession represents financed automobiles which have been repossessed but not yet liquidated.

                                                                    YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
CREDIT LOSS/REPOSSESSION EXPERIENCE (1):                       1994           1995           1996
                                                           ------------   ------------   ------------

(Dollars in thousands)
Average servicing portfolio outstanding during the
  period.................................................  $    528,577   $  1,534,720   $  3,015,411
Average number of loans outstanding during the period....        49,566        128,783        242,419
Number of repossessions..................................         1,005          5,020         14,403
Repossessions as a percentage of average number of loans
  outstanding............................................          2.03%          3.90%          5.94%
Gross charge-offs (2)....................................  $      4,446   $     11,247   $     35,642
Recoveries (3)...........................................           974            911          5,653
                                                           ------------   ------------   ------------
Net losses...............................................  $      3,472   $     10,336   $     29,989
                                                           ------------   ------------   ------------
                                                           ------------   ------------   ------------
Gross charge-offs as a percentage of average servicing
  portfolio..............................................          0.84%          0.73%          1.18%
Net losses as a percentage of average servicing
  portfolio..............................................          0.66%          0.67%          0.99%

------------------------

(1) All amounts and percentages are based on the principal amount scheduled to be paid on each loan. The information in the table includes previously sold loans which the Company continues to service.

(2) Gross charge-offs represent principal amounts which management estimated to be uncollectable after the consideration of anticipated proceeds from the disposition of repossessed assets and selling expenses. When estimating the value of repossessed inventory, management utilizes industry published reports listing retail and wholesale values of used automobiles and determines estimated proceeds within a range that management believes reflects the then current market conditions and the Company's disposition strategy for such inventory.

(3) Includes post-disposition amounts received on previously charged off loans.

    The increase in the rate of delinquencies, gross charge-offs, net losses and repossessions during 1996, experienced by both the Premier and Classic programs, was primarily due to (i) increased demands on the Company's servicing and collection resources as the result of rapid growth in its servicing portfolio and as a result of continued expansion of the Classic loan program (which generally required greater collection efforts than the Premier program), (ii) the performance of the Company's discontinued Classic product for first time automobile buyers and the Company's financed repossession program, which experienced significantly higher delinquencies, repossessions and losses than the Company's other products and programs and (iii) the continued seasoning of the Company's servicing portfolio to include a greater proportion of loans, particularly Classic loans, in the period of highest probability for delinquencies and defaults (generally six to 14 months from the origination date).

    To handle the increased demands on its servicing and collection operations, the Company began to take steps in 1996 to enhance its servicing and collection capabilities. Since December 1995, the Company has more than doubled its servicing and collection staff and, in October 1996, regionalized its servicing and collection operations into four locations across the United States. Additionally, the Company has engaged outside consultants to evaluate the Company's current collection strategy and assist in the design and implementation of a new collection system.

    During 1996, loans made under the Company's financed repossession program and its Classic product for first time automobile buyers (discontinued in March
1996) had significantly higher rates of delinquencies, gross charge-offs, net losses and repossessions than other products within the Company's servicing portfolio. These programs aggregated 4.3% of the total servicing portfolio at December 31, 1996, but accounted for approximately 20% of delinquencies, gross charge-offs and net losses in 1996. Management believes that the performance of the financed repossession loans is primarily attributable to an inventory reduction program during the fourth quarter of 1995 and the first quarter of 1996 and improper practices at certain of the Company's initial consignment dealers, with which the Company has since terminated its business relationships. The Company has instituted more comprehensive management of its financed repossession program, including the dedication of trained staff located in the Company's four regional servicing and collection centers for the underwriting and purchasing of such loans.

    The significant rise in repossession inventory levels shown on the Delinquency Experience table was the result of the growth in the Company's servicing portfolio and due to changes to the Company's approach to retailing its repossessed automobiles. During 1995 and early 1996, the Company relied heavily on a few large retail consignment lots to sell its inventory. Turnover of repossession inventory was not at levels deemed acceptable by the Company under this approach. In early 1996 the Company terminated its relationship with certain consignment lots and decided to expand its repossession distribution channels to multiple smaller locations throughout the United States. The Company expanded its remarketing department in order to develop and manage relationships with additional retail outlets and to expedite disposition of repossessed vehicles. At December 31, 1996, the Company had arrangements with 67 smaller retail consignment lots to dispose of its repossessions compared with 10 large retail consignment lots at December 31, 1995. It is actively pursuing additional relationships to further increase its remarketing capacity. During 1996, the Company sold approximately 70% of its repossession inventory through retail markets and the Company financed approximately 90% of these sales. The Company may dispose of repossession inventory at wholesale auctions from time to time.

    Increases in loan delinquency and repossession rates may cause the Company to exceed certain pool performance tests established in other agreements governing the Company's outstanding Senior Term Notes. If at any month-end the amount of charge-offs (net of recoveries) of automobile loans in the Company's servicing portfolio during the preceding six month periods, times two, exceeds 1.65% of the average servicing portfolio in the preceding seven months ("Portfolio Loss Ratio"), the Company will be prohibited from purchasing new automobile loans in excess of 20% of the Company's Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) plus proceeds of warehouse facilities and certain other available cash. If the Portfolio Loss Ratio exceeds 1.65% for two consecutive months, then 50% of such Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) must be used to offer to repurchase Senior Term Notes at par. In addition, if at the end of any month the Portfolio Loss Ratio exceeds 2.5% or the Company's delinquency level exceeds 3.5%, an event of default will occur under two of the Company's outstanding warehouse facilities. The delinquency level is calculated as a percentage, by outstanding principal balance, of all automobile loans owned or securitized by the Company as to which a payment is more than thirty days past due. Upon the occurrence of an event of default under such warehouse facilities, the lending banks under such facilities may accelerate the payment of amounts outstanding thereunder and would have no further obligation to extend additional credit. Furthermore, any such event of default may trigger cross-defaults under other outstanding indebtedness of the Company and may result in the acceleration of amounts due thereunder. On January 21, 1997, the Company made a tender offer to purchase all of its outstanding Senior Term Notes. See Note 14 to the Company's Consolidated Financial Statements.

LIQUIDITY

    The Company's business requires substantial cash to support its operating activities. The principal cash requirements include (i) amounts necessary to purchase and finance automobile loans pending securitization, (ii) dealer participations, (iii) cash held from time to time in restricted spread accounts to support securitizations and warehouse facilities and other securitization expenses, (iv) interest advances to securitization trusts, (v) repossession inventory, and (vi) interest expense. The Company also uses significant amounts of cash for operating expenses. The Company receives cash principally from interest on loans held pending securitization, excess cash flow received from securitization trusts and fees earned through servicing of loans held by such trusts. The Company has operated on a negative operating cash flow basis and expects to continue to do so for so long as the Company continues to experience significant growth in its volume of loan purchases. The Company has historically funded, and expects to continue to fund, these negative operating cash flows, subject to limitations in various debt covenants, principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes, among other resources, although there can be no assurance that the Company will have access to capital markets in the future or that financing will be available to satisfy the Company's operating and debt service requirements or to fund its future growth. See "--Capital Resources."

PRINCIPAL USES OF CASH IN OPERATING ACTIVITIES

    PURCHASES AND FINANCING OF AUTOMOBILE LOANS. Automobile loan purchases represent the Company's most significant cash requirement. The Company funds the purchase price of loans primarily through the use of warehouse facilities. However, because advance rates under the warehouse facilities generally provide funds ranging from 95% to 97% of the principal balance of the loans, the Company is required to fund the remainder of all purchases with other available cash resources. The Company purchased $2.8 billion of loans in 1996, compared with $2.1 billion in 1995 and $743.3 million in 1994. Amounts borrowed under warehouse facilities are repaid upon securitization of the loans. The Company regularly completes securitizations to optimize its use of available warehouse facilities and the Company's cash investment in loans held for sale.

    DEALER PARTICIPATIONS. Consistent with industry practice, the Company pays dealers participations for selling loans to the Company. When loans are securitized, the related dealer participation is expensed and subsequently recovered over the estimated life of the underlying loans through the return to the Company of excess cash flow from securitization trusts. Participations paid by the Company to dealers in 1996 were $94.9 million, compared with $86.5 million in 1995 and $29.6 million in 1994. These participations typically require the Company to advance an up-front amount to dealers, which represented 3.45% of the principal balance of loans purchased during 1996 compared to 4.21% in 1995 and 3.98% in 1994. The decrease in percentage of dealer participations paid reflects the growth in volume of loans purchased under the Classic program, which generally requires a lower participation rate and a reduction in the cap on participation rates paid on Premier loans implemented during 1995. The Company has some limited ability to recover these amounts from the dealers by offset against future participations in the event of prepayment or default on the loan within a specified period of time. However, to the extent the loan does not prepay or default within that period of time, the Company expects to recover the cash used to pay dealer commissions over the estimated life of the underlying loans through the return to the Company of excess cash flows from securitization spread accounts. This relationship between the up-front payment of cash to the dealers and the deferred recovery through collection of excess cash flow will continue to represent a significant demand on capital resources to the extent the Company continues to expand the volume of loan purchases.

    SECURITIZATION OF AUTOMOBILE LOANS. In connection with securitizations, the Company is required to fund spread accounts related to each transaction. The Company funds these spread accounts by foregoing receipt of excess cash flow until these spread accounts exceed predetermined levels (generally within 14 months of the formation of the securitization trust). In certain securitizations, the Company also has been required to provide initial cash deposits into such accounts. The amount of time required to initially fund each spread account varies depending on numerous factors, including, but not limited to, (i) the size of the initial deposit, (ii) the gross interest rate spread,
(iii) defaults, (iv) delinquencies, (v) losses and (vi) turnover of repossession inventory. The Company had $143.0 million of restricted cash in spread accounts at December 31, 1996, compared with $63.6 million at December 31, 1995. The Company also incurs certain expenses in connection with securitizations, including underwriting fees, credit enhancement fees, trustee fees and other costs, which approximate 0.55% per annum of the principal amount of the asset-backed securities.

    NET INTEREST MARGIN. Although the Company records net interest margin as it is earned, the interest income component is generally received in cash from excess cash flow over the life of the securitization trust, while the interest expense component (primarily warehousing interest) is paid prior to securitization.

    ADVANCES DUE TO SERVICER. As the servicer of loans sold in securitizations, the Company periodically makes interest advances to the securitization trusts to provide for temporary delays in the receipt of required interest payments by borrowers. In accordance with servicing agreements, the Company makes advances only in the event that it expects to recover such advances through the ultimate payments from the obligor over the life of the loan. Beginning in December 1996, the Company's servicing agreements were modified to require interest advances only when the related loan is 31 days delinquent or greater.

    REPOSSESSION INVENTORY. At December 31, 1996, the Company's inventory of repossessed automobiles held for resale was $64.9 million, compared with $17.7 million at December 31, 1995. The rate of repossession inventory turnover impacts cash available for spread accounts under securitization trusts and, consequently, the excess cash available for distribution to ORFC. At December 31, 1996, repossessed inventory was 1.7% of total servicing portfolio, compared with 0.8% at December 31, 1995.

PRINCIPAL SOURCES OF CASH IN OPERATING ACTIVITIES

    EXCESS CASH FLOW. The Company receives excess cash flow from securitization trusts, including the realization of gain on sale, the recovery of dealer participation, and the recovery of accrued interest receivable earned, but not yet collected, on loans held for sale. Recovery of dealer participation and accrued interest receivable, which occur throughout the life of the securitization, result in a reduction of the finance income receivable and, because they have been considered in the original determination of the gain on sale of loans, have no effect on the Company's results of operations in the year in which the participations and interest are recovered from the securitization trust. During 1996, the Company received $43.4 million of excess cash flow, compared with $21.1 million in 1995 and $17.7 million in 1994. The rate of increase in excess cash flow during 1996 exceeded the rate of increase in loans securitized principally because spread accounts related to 1995 securitizations have reached required reserve levels and have begun releasing cash during the current year. These obligations generally reach pre-determined spread account levels within 14 months following the formation of the securitization trust. The excess cash flow released from securitization trusts during 1996 was reduced by the slower turnover of the Company's repossession inventory resulting from the utilization of its retail repossession strategy.

    SERVICING FEES. The Company also receives servicing fee income with respect to loans held by securitization trusts equal to 1% per annum of the remaining principal balance. The Company received cash for such services in the amount of $27.0 million, $12.7 million and $4.5 million during 1996, 1995 and 1994, respectively, and is reflected in the Company's revenues as earned.

CAPITAL RESOURCES

    The Company finances the acquisition of automobile loans primarily through
(i) warehouse facilities, pursuant to which loans are sold or financed generally on a temporary basis and (ii) the securitization of loans, pursuant to which loans are sold as asset-backed securities. Additional financing is required to fund the Company's operations.

    WAREHOUSE FACILITIES. Automobile loans held for sale are funded on a short-term basis primarily through warehouse facilities. At December 31, 1996, the Company had three warehouse facilities in place with various financial institutions and institutional lenders with an aggregate capacity of $800 million, of which $688.9 million was unused. These facilities are subject to renewal or extension, at various times in 1997 at the option of the lenders. Proceeds from securitizations, generally received within seven to ten days following the cut-off date established for the securitization transaction, are utilized to invest in additional loan purchases and applied to repay amounts outstanding under warehouse facilities.

    SECURITIZATION PROGRAM. An important capital resource for the Company has been its ability to sell automobile loans in the secondary markets through securitizations. The following table summarizes the Company's securitizations during the three years ended December 31, 1996, all of which have been publicly issued and were rated "AAA/Aaa".

                                      REMAINING        REMAINING
                                      BALANCE AS     BALANCE AS A      CURRENT        WEIGHTED          GROSS
                                          OF          PERCENTAGE      WEIGHTED         AVERAGE        INTEREST
                        ORIGINAL     DECEMBER 31,     OF ORIGINAL      AVERAGE     SECURITIZATION       RATE
        DATE            BALANCE          1996           BALANCE          APR            RATE           SPREAD
--------------------  ------------   ------------   ---------------  -----------  -----------------  -----------
March 94              $    260,000   $    72,580           27.92%         11.13%           5.66%           5.47%
September 94               430,000       165,351           38.45          12.80            6.81            5.99
February 95                158,400        68,650           43.34          13.87            7.88            5.99
March 95                   300,000       134,341           44.78          14.41            7.31            7.10
June 95                    470,000       242,987           51.70          14.19            6.20            7.99
September 95               525,000       307,926           58.65          13.77            6.03            7.74
December 95                600,000       389,884           64.98          13.77            5.88            7.89
March 96                   600,000       437,653           72.94          13.72            5.81            7.91
June 96                    650,000       540,368           83.13          14.46            6.62            7.84
September 96               725,000       664,248           91.62          14.83            6.75            8.08
December 96 (1)            730,000       683,333           93.61          15.19            6.08            9.11
                      ------------   ------------
                      $  5,448,400   $ 3,707,321
                      ------------   ------------
                      ------------   ------------

------------------------------

(1) At December 31, 1996, $692.6 million of automobile loans had been delivered to the trust and $37.4 million cash remained in the pre-funded portion of the trust. In January 1997, the Company delivered sufficient loans to the trust and obtained the release of the remaining cash in the pre-funded portion of the trust. See "--Hedging and Pre-funding Strategy" below.

    The Company utilizes net proceeds from securitizations to invest in additional loan purchases and to repay warehouse indebtedness, thereby making its warehouse facilities available for further purchases of automobile loans. At December 31, 1996, the Company had securitized approximately $5.8 billion of automobile loans since its inception in 1990 with remaining balances of approximately $3.8 billion.

    All of the Company's securitization trusts and one of the warehouse facilities of a subsidiary of the Company are credit-enhanced through financial guaranty insurance policies issued by FSA which insure payment of principal and interest due on the related asset-backed securities. Asset-backed securities insured by FSA have been rated AAA by Standard & Poor's and Aaa by Moody's Investors Service, Inc. At December 31, 1996, FSA had insured approximately $5.8 billion original principal amount of Company-sponsored asset-backed securities. During 1996, the Company agreed to use FSA as insurer of the asset-backed securities issued in its insured securitizations through December 1998 in consideration for certain limitations on FSA insurance premiums. FSA is not obligated to provide insurance for the Company's future securitizations. In order to obtain FSA insurance, the Company is obligated to establish spread accounts, and to maintain such spread accounts at pre-determined levels, in connection with each insured securitization through the collection and restriction of excess cash flow from the loans securitized. These spread accounts are funded through initial deposits, when required, and out of excess cash flow from the related securitization trust. Thereafter, during each month excess cash flow due to ORFC from all insured securitization trusts is first used to replenish spread accounts to predetermined levels and is then distributed to the Company. If excess cash flow from all insured securitization trusts is not sufficient to replenish all spread accounts, no cash flow would be available to the Company from ORFC for that month. Spread accounts are also replenished through cash received from the liquidation of repossessions under defaulted receivables. However, such cash is generally received in months subsequent to default and can therefore result in timing differences as to when excess cash flows are released to the Company. The spread account for each insured securitization trust is cross-collateralized with the spread accounts established for the Company's other insured securitization trusts. Excess cash flow from performing securitization trusts insured by FSA may be used to support negative cash flow from, or to replenish a deficit spread account in connection with, non-performing securitization trusts insured by FSA. The Company's obligations to FSA in respect of insured securitizations and the BofA Facility are limited to the amounts on deposit in the spread accounts and excess cash flow.

    In connection with its securitizations, the Company continually seeks to improve its structures to reduce up-front costs and to maximize excess cash flow available to the Company. The Company may consider alternative securitization structures, including senior/subordinated tranches, and alternative forms of credit enhancement, such as letters of credit and surety bonds. For example, during 1995 and 1994, the Company realized a portion of its finance income receivable by selling an interest-only strip in its September 1995 and September 1994 securitizations. Proceeds from the sale of the interest-only strips were approximately $6.1 million in 1995 and approximately $7.0 million in 1994. There were no interest-only strips sold during 1996. The structure of each securitized sale of loans will depend on market conditions, costs of securitization and the availability of credit enhancement options to the Company.

    HEDGING AND PRE-FUNDING STRATEGY. The Company employs hedging strategies to manage its gross interest rate spread. Through the use of these hedging strategies, the Company is able to determine its approximate financing cost prior to, or near to, the purchase of loans and thereby maintain its gross interest rate spread within a desired range. Because interest rates on asset-backed securities for automobile loans generally tend to rise or fall when other short-term interest rates fluctuate, a material increase in interest rates prior to securitization could adversely affect the profitability of such securitization to the Company in the absence of a hedging strategy.

    The Company also mitigates its exposure to interest rate risk through a pre-funding strategy in which it securitizes a portion of its loans held for sale while selling future loans in a pre-funded securitization. In a pre-funded securitization, the principal amount of the asset-backed securities issued in the securitization exceeds the principal balance of loans initially delivered to the securitization trust. The proceeds from the pre-funded portion are held in trust earning money market yields until released upon delivery of additional loans. The Company agrees to deliver additional loans into the securitization trust from time to time (generally monthly) equal in the aggregate to the amount by which the principal balance of the asset-backed securities exceeds the principal balance of the loans initially delivered. In pre-funded securitizations, the Company predetermines the borrowing costs with respect to loans it subsequently purchases and delivers into the securitization trust. However, the Company incurs an expense in pre-funding securitizations equal to the difference between the money market yields earned on the proceeds held in trust prior to the subsequent delivery of loans and the interest rate paid on the asset-backed securities.

    The Company also has some interest rate exposure to falling interest rates to the extent that the Company's offered rates decline after the Company has engaged in a pre-funded securitization, although the Company's offered rates generally respond less rapidly to rate fluctuations than financing costs.

    The Company also sells forward U.S. Treasuries that most closely parallel the average life of its portfolio of loans held for sale. By doing so, the Company is able to obtain an inverse relationship between the loans being hedged and the U.S. Treasury market. The hedging gain or loss is netted against the gain on sale of loans. Such hedges include certain risks created by the cash versus non-cash relationship of the hedging instrument and the related securitization. This relationship arises because U.S. Treasury forward contracts are settled with current cash payments and the gain on sale of loans represents the present value of estimated future cash flows. To the extent hedging gains or losses resulting from U.S. Treasury forward contracts are significant, the resulting cash payments or receipts may impact the Company's liquidity. Hedging transactions required a net use of cash of $0.3 million and $11.7 million during 1996 and 1995, respectively, and provided cash of $0.8 million in 1994.

    Management has controls and policies in place to assess and monitor its risk from hedging activities. Management follows its policy of hedging loan amounts purchased or expected to be delivered within the next 120 days. Management reviews the interest rate movements in the U.S. Treasury markets and receives a daily internal report tracking such movements. Monthly, management receives an interest rate report that describes not only interest rate movements, but also the amount of corresponding increase or decrease in the value of its hedged securitizations. Most of the Company's hedging transactions have been for a period of 75 days or less. The amount and timing of hedging transactions are determined by members of the Company's senior management, and subject to approval by the Company's Chief Executive Officer.

Management assesses factors including the interest rate environment, loan production levels and open positions of current hedging positions.

OTHER CAPITAL RESOURCES

    Historically, the Company has utilized various debt and equity financings to offset negative operating cash flows and support the continued growth in loan volume, increased dollar amount of dealer participations, securitizations and general operating expenses.

    During 1996, the Company completed a public offering of 8,050,000 shares of Common Stock and received net proceeds of approximately $146.0 million. In March 1996, the Company issued to the public $30.0 million aggregate principal amount of 10.125% Subordinated Notes Series 1996-A, due 2001 and received net proceeds of approximately $29.0 million. Proceeds from the 1996 offerings were available as working capital for loan purchases and general operations.

    In February 1995, the Company entered into a temporary financing facility (the "Facility") in order to provide cash pending completion of the common stock and senior debt offerings described below and to repay $30.0 million of outstanding Senior Secured Notes. Under the Facility, the Company borrowed $55.0 million through the issuance of Senior Unsecured Increasing Rate Notes. In April 1995, proceeds from the common stock and senior term debt offerings described below were used to retire the notes issued under the Facility at par plus accrued interest.

    In April 1995, the Company issued to the public 9,849,900 shares of Common Stock and $145.0 million principal amount of Senior Term Notes. The Company received aggregate net proceeds from the issuance of the Common Stock and Senior Term Notes of approximately $231.0 million and applied $56.2 million of such proceeds to retire its temporary financing facility plus accrued interest, $15.6 million to retire the Company's 9.875% Senior Subordinated Notes (including a prepayment fee of $0.5 million and accrued interest of $0.1 million), and $9.4 million to fund a reserve account established for future payment of interest on the Senior Term Notes. The remaining proceeds of $149.8 million were available as working capital for loan purchases and general operations.

    The Company pays interest on the Senior Term Notes semi-annually on November 1 and May 1 of each year. The Senior Term Notes are not callable prior to May 1, 1998. Thereafter, the Senior Term Notes are redeemable, in whole or in part, at the option of the Company, at 108.5% and 104.25% if redeemed during the twelve month periods beginning May 1, 1998, and 1999, respectively, together with accrued and unpaid interest to the date of redemption. The Company will be obligated to make an offer to purchase all outstanding Senior Term Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase if certain covenants (as defined within the Senior Term Note indenture) regarding sales of assets, change in control or annualized net losses are violated. The Senior Term Notes are unsecured obligations of the Company (except for a reserve fund equal to one interest payment on the outstanding principal balance of the Senior Term Notes) and rank senior to all outstanding subordinated notes of the Company and pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Company. On January 21, 1997, the Company made a tender offer to purchase all of its outstanding Senior Term Notes. See Note 14 to the Company's Consolidated Financial Statements.

    Pursuant to demand registration rights of certain holders of warrants issued by the Company between 1992 and 1994 in connection with its issuance of Senior Secured and Senior Subordinated Notes, the Company filed separate registration statements during April and October 1995 covering 213,000 and 3,871,364 shares of Common Stock, respectively, issuable upon exercise of the warrants for secondary sale at market should the holders decide to do so. The Company would receive aggregate proceeds of approximately $17.0 million assuming exercise of all of the warrants. As of December 31, 1996, 2,405,089 shares of Common Stock had been issued in connection with exercise of such warrants for aggregate proceeds of $10.0 million.

    In September 1994, the Company began a program to sell up to $50.0 million of unsecured subordinated notes (the "Junior Subordinated Notes") to be offered to the public from time to time (the "Note Program"). Issuance of Junior Subordinated Notes under the Note Program is subject to restrictions under the Senior Term Note indenture. The Note Program includes Junior Subordinated Notes extendible by the investor having maturities of 30, 60, 90 and 180 days and one year after the date of issue and fixed-term Junior Subordinated Notes having maturities of one, two, three, four, five and 10 years after the date of issue. Interest rates on any unsold Junior Subordinated Notes are subject to change by the Company from time to time based on market conditions. Interest rates on extendible Junior Subordinated Notes may be adjusted at any roll-over date. At December 31, 1996, the Company had $23.7 million of Junior Subordinated Notes outstanding.

    The terms of the Senior Term Note indenture, among other things, limit, subject to certain other requirements and with certain exceptions, certain payments, including dividends on common or preferred stock, to 50% of Consolidated Cash Flow (as defined). Consolidated Cash Flow is defined as Operating Cash Receipts less Cash Expenses for the four quarterly periods preceding a proposed restricted payment. The Company has had and expects to continue to have negative Consolidated Cash Flow for so long as the rapid growth of its loan purchase volume continues.

    Consolidated Cash Flow for the four-quarter period ended December 31, 1996, is as follows:

                                                                                  FOR THE
                                                                               FOUR QUARTERS
                                                                                   ENDED
                                                                             DECEMBER 31, 1996
                                                                             -----------------
                                                                              (IN THOUSANDS)
Operating Cash Receipts:
  Excess cash flows received from securitization trusts....................     $    43,351
  Servicing fee income.....................................................          27,018
  Other cash income........................................................           7,959
                                                                             -----------------
    Total Operating Cash Receipts..........................................          78,328

Less Cash Expenses:
  Payment of dealer commissions............................................          94,938
  Cash operating expenses..................................................          98,644
  Interest paid on warehouse and other debt................................          33,448
  Preferred dividends......................................................           1,688
                                                                             -----------------
    Total Cash Expenses....................................................         228,718
                                                                             -----------------
Consolidated Cash Flow.....................................................     $  (150,390)
                                                                             -----------------
                                                                             -----------------

    At December 31, 1996 the Company's Portfolio Loss Ratio (as defined in the Senior Term Note indenture) was 1.12% and the Company's Consolidated Net Worth (as defined in the Senior Term Note indenture) was $388.7 million.

    On January 21, 1997 the Company made a tender offer to purchase all of its outstanding Senior Term Notes. See Note 14 to the Company's Consolidated Financial Statements.

    The terms of the Indenture will limit the ability of the Company to incur additional Indebtedness, subject to (among other things) the Company's ability to meet a Consolidated Leverage Ratio test. Upon completion of the Offering, assuming repurchase of all of the outstanding Senior Term Notes pursuant to the Note Tender Offer, as amended, the Company anticipates that it will be able to incur additional indebtedness under the Consolidated Leverage Ratio test. The Indenture also permits other indebtedness (including Permitted Warehouse Debt, as defined) without regard to the test summarized above. See "Description of Notes."

                                    BUSINESS

GENERAL

    The Company purchases, securitizes and services consumer automobile loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. At December 31, 1996, the Company had purchased loans from more than 7,700 dealers in 40 states, a substantial majority of which sell loans to the Company on a regular basis. Loans are purchased through 17 regional buying centers serving as "hubs" in 14 states, supplemented by a network of dealer development representatives ("DDRs"). DDRs generate loans in their assigned markets, or "spokes," while credit approval and loan processing are generally performed at the "hub" or at the Company's headquarters in Minneapolis, Minnesota. As a result of this strategy, the Company has expanded the number of dealers in its network and has significantly increased its annual volume of automobile loans purchased, from $743.3 million in 1994 to $2.8 billion in 1996, without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. The Company services loans primarily through four regional servicing and collection centers.

    The Company purchases loans based on its underwriting procedures, which focus on a borrower's qualifications and collateral value. The Company's underwriting criteria do not distinguish between new and used vehicles, which represented approximately 28.7% and 71.3%, respectively, of the Company's loan purchases in 1996. The Company seeks to maximize gross interest rate spreads relative to expected net losses by maintaining a tiered pricing system based on the borrower's credit characteristics as measured by the Company's underwriting and proprietary credit scoring criteria. The Company markets its loan products to dealers under two programs, designated Premier and Classic. "Premier" and "Classic" are proprietary trademarks of the Company. Premier borrowers generally have stronger credit characteristics than those of Classic borrowers. At December 31, 1996, the Company was purchasing approximately 50% of its aggregate loans under each of the Classic and the Premier programs. The Company may change its loan purchase mix at any time and from time to time. The Company considers substantially all of the loans it purchases under both the Premier and Classic programs to be in the "prime" or "non-prime" loan categories, but does not consider the loans it purchases under such programs to be in the "sub-prime" loan category. In accordance with prevailing industry practice, the Company pays an up-front dealer participation to the originating dealer for each loan purchased. These dealer participations vary in amount among the Company's loan products and are generally greater under the Premier program than under the Classic program.

    The Company primarily uses warehouse facilities to fund the initial purchase of loans. The Company securitizes purchased loans as asset-backed securities, generally on a quarterly or more frequent basis. In its securitizations, the Company, through a special purpose subsidiary, transfers loans to newly-formed securitization trusts which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors and the Company recognizes a gain on the sale of the loans. Each month, collections of principal and interest on the securitized loans are used by the trustee to pay the holders of the related asset-backed securities, to establish and maintain spread accounts as a source of cash to cover shortfalls in collections and to pay expenses associated with the securitizations and subsequent servicing. After such application by the trustee, amounts in excess of those necessary to satisfy requirements associated with the asset-backed securities are generally distributed to the Company, subject to its agreements with FSA. All of the Company's securitization trusts and one of the Company's warehouse facilities are credit-enhanced through financial guaranty insurance policies, issued by FSA, which insure payments of principal and interest due on the related asset-backed securities. Asset-backed securities insured by FSA have been rated AAA by Standard & Poor's and Aaa by Moody's Investors Service, Inc.

    The Company acts as the servicer of all loans originated by it and securitized in return for a monthly servicing fee. Until October 1996, servicing and collection functions were provided through the Company's national servicing and collections center located in Minneapolis, Minnesota, and in each of its 17 "hubs." In response to the rapid growth of its servicing portfolio, continued expansion of its Classic program (which generally requires greater collection efforts than its Premier program), and increases in delinquencies and default rates on its servicing portfolio, the Company substantially increased its servicing and collection staff and, in October 1996, implemented a strategy to regionalize its servicing and collection capabilities into four new locations: Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota.

STRATEGIES

    The Company's business objective is to maximize the volume and profitability of loans it purchases, securitizes and services. To achieve this objective, the Company employs the following strategies:

    - EMPHASIS ON DEALER RELATIONSHIPS -- The Company believes that one of its key competitive advantages is its ability to identify and meet a dealer's financing needs. When presented with a loan application, the Company attempts to notify the dealer within one hour or less whether it will approve, conditionally approve or deny the automobile loan for purchase from the dealer. The Company's business hours generally coincide with those of the dealership and, in some cases, the Company will provide loan processing on the dealer's premises during dealer promotions. When the Company considers a borrower's credit quality to be adequate, the Company may provide the dealer with flexibility in developing loan structures to accommodate a borrower's needs, such as extended payment terms or low down-payment requirements. To further assist the dealer, the Company may perform more in-depth underwriting analysis when warranted by special circumstances. A DDR maintain frequent contacts with the dealer and recommends service enhancements from time to time. By employing consistent loan underwriting and purchasing procedures, the Company believes that it provides the dealer with a reliable and consistent source of financing.

    - TIERED PRICING STRATEGY -- The Company maintains a tiered pricing system, allowing it to price different loan products according to the profiles of borrowers' credit characteristics as measured by the Company's proprietary credit scoring system. The Company's tiered pricing system seeks to (i) maximize gross interest rate spreads relative to expected net losses within each credit tier, (ii) provide a greater opportunity to expand its automobile loan market share through loan products that address a greater variety of customer needs, and (iii) reduce initial cash requirements relative to the Premier program because the Company offers lower dealer participations on Classic loans.

    - MAINTENANCE OF UNDERWRITING PROCEDURES -- The Company has developed a proprietary credit scoring system designed to maintain consistent underwriting procedures for its loan authorizations. The Company's credit scoring system monitors six evaluation criteria, including debt-to-income, payment-to-income, loan-to-value, bankruptcy score, credit score and loan size. Based on the results of the credit scoring system, loan applications are reviewed by one of the Company's credit specialists and, based on the Company's underwriting procedures, are frequently reviewed by one or more credit managers, to determine whether the loan should be approved. To monitor the integrity of the underwriting procedures, management tracks on a daily basis the approval rates and delinquency and loss rates by credit specialist, buying center and dealer.

    - SERVICING -- The Company has regionalized its servicing and collection functions and in 1996 established four regional centers located in Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. These centers are staffed with over 500 trained personnel responsible for various servicing, collection and repossession activities. They are assisted by highly automated telephone dialing systems which improve the Company's ability to make early contact with delinquent obligors. In addition the Company utilizes a computerized collection system to aid its servicing and collection centers. The Company regularly monitors and periodically evaluates its servicing and collection centers with a view to improving their procedures and anticipating expansion of loan purchase volume or changes in product mix.

    - FUNDING AND LIQUIDITY THROUGH WAREHOUSING AND SECURITIZATIONS -- The Company funds the acquisition of automobile loans principally through several warehouse facilities including a bank credit facility and two facilities with asset-backed commercial paper programs. Currently, these facilities provide sufficient capacity to handle the Company's loan purchases. The Company securitizes purchased loans as asset-backed securities and uses such securitizations as a cost competitive source of capital compared to traditional sources of corporate debt financing. Securitization enables the

      Company to sell automobile loans on a regular basis, while retaining the right to receive future servicing fees and excess cash flows. Securitization also allows the Company to use the net proceeds from such sales to fund the purchase of additional automobile loans.

    - RETAILING OF REPOSSESSED AUTOMOBILES -- The Company channels a substantial majority of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the sale of repossessed automobiles to new buyers.

AUTOMOBILE DEALER PROGRAM

    OVERVIEW. The following table describes the growth in the number of dealers with whom the Company has entered into a dealer agreement during the three years ended December 31, 1996. A substantial majority of these dealers sell loans to the Company on a regular basis.

                                                              OPENING
REGIONAL BUYING CENTER                                         DATE        1994       1995       1996
----------------------------------------------------------  -----------  ---------  ---------  ---------
Minnesota.................................................        6/90         340        645        823
Colorado..................................................        4/92         240        414        500
North Texas...............................................       11/92         334        467        534
Washington................................................        3/93         248        409        532
Arizona...................................................        7/93         136        266        344
Florida...................................................        8/93         169        332        477
Georgia...................................................       11/93         250        395        499
South Texas (1)...........................................        2/94         175        333        311
Northern California.......................................        6/94         115        286        424
Missouri..................................................        6/94         163        403        547
Massachusetts.............................................        8/94         123        400        581
Tennessee.................................................       10/94          51        218        300
Ohio......................................................        3/95          --        208        395
North Carolina............................................        5/95          --        309        513
Southern California.......................................       12/95          --         25        303
New York..................................................        3/96          --         --        339
West Texas (1)............................................        7/96          --         --        305
                                                                         ---------  ---------  ---------
    Totals................................................                   2,344      5,110      7,727
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

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(1) Prior to July 1996, the West Texas region was included in the South Texas region.

    The Company believes that the volume and quality of the loans it acquires depends upon its ability to establish and maintain satisfactory relationships with automobile dealers. The Company's DDRs and other loan purchasing personnel emphasize dealer service. The Company attempts to identify the particular service needs of dealers and to provide a reliable source of financing for qualified automobile buyers. DDRs are the Company's primary contact with its dealers and are responsible for prospecting new dealerships, selling the Company's programs, and cultivating dealer relationships. DDRs train dealer personnel in the Company's programs and meet with dealer management periodically in an effort to ensure the dealer's needs and expectations are being satisfied. DDRs serving in the Company's "spokes" typically operate within a 200-mile radius of a regional buying center. The Company's cost in maintaining DDRs is limited to compensation determined solely on the basis of loan volume generated in their respective territories.

LOAN PURCHASES AND UNDERWRITING

    LOAN PURCHASES. Retail automobile buyers are customarily directed to a dealer's finance and insurance department to finalize their purchase agreement and to review potential financing sources and rates available from the dealer. If the customer elects to pursue financing through the dealer, an application is taken for submission to the dealer's financing sources. The Company's agreements with its dealers are non-exclusive and, typically, a dealer will submit the purchaser's application to more than one financing source for review. The dealer in consultation with the borrower will decide which source will finance the automobile purchase based upon the rates being offered, the terms for approval, dealer participations or certain incentives offered from time to time in accordance with captive wholesale financing arrangements with the dealer's primary supplier of automobiles.

    When presented with a loan application, the Company attempts to notify the dealer within an hour or less whether it will approve, conditionally approve or deny the loan for purchase from the dealer. A loan purchase by the Company generally occurs simultaneously with the purchase by the buyer of the related automobile and the making of the loan to the buyer by the dealer. The buyer's purchase generally is not completed until the Company or another financing source approves a loan. If the application is approved by the Company and the buyer accepts the terms of the financing, the buyer enters into an installment contract or secured note with the dealer on a form prepared and provided to the dealer by the Company. At the bottom or reverse of the contract or note is an assignment of the loan to the Company which is signed by the dealer.

    UNDERWRITING. The Company purchases loans based on its established underwriting procedures. The Company's underwriting procedures include scoring the borrower's loan application in accordance with the Company's proprietary credit scoring system and comparing such credit scores to established underwriting criteria. For borrowers with credit scores falling outside predetermined criteria, the Company's policies require additional review and approval by supervisory personnel in order to determine whether to approve such loans. These procedures are intended to assess the applicant's ability to repay the amounts due on the loan and the adequacy of the financed vehicle as collateral. The Company's underwriting procedures do not distinguish between new and used vehicles. The Company maintains a tiered pricing system, allowing it to price loans according to the borrower's credit characteristics. The Company markets its loan products to automobile dealers through its Premier and Classic programs. Premier borrowers generally have stronger credit characteristics than those of Classic borrowers.

    Each applicant for a loan is required to complete and sign an application which lists the applicant's assets, liabilities, income, credit and employment history and other personal information. Upon receipt of the completed loan application, the Company's administrative personnel order a credit bureau report on the applicant to document the applicant's credit history. The application and the credit bureau report are given to one of the Company's credit specialists for analysis under the Company's proprietary credit scoring system.

    The Company's credit scoring system evaluates the credit applicant with an emphasis on cash flow as a principal indicator of repayment capability and provides credit scores which are utilized by the Company as a basis to determine if the applicant initially falls within the parameters of the Company's underwriting criteria for a particular loan product. Assuming that the applicant qualifies, the Company will expand its credit review by preparing an analysis of the applicant's debt-to-income and payment-to-income ratios, and purchasing from a credit bureau an additional credit score which attempts to assess the likelihood of borrower bankruptcies. If the applicant meets the Company's underwriting standards, the Company generally will approve the application. For Classic borrowers (and, if certain scoring criteria are not satisfied, for Premier borrowers), this data is subject to further investigation. This investigation typically consists of direct telephone confirmations, when feasible, of the applicant's employment and may also include direct credit references from banks and financial institutions noted on the application.

    Once scoring and verifications have been completed, one of the Company's credit specialists reviews the application to ensure that it meets the requirements of the Company's internal system and also reviews the various banking and employment verifications obtained. The credit specialist also considers the amount to be financed in relation to the purchase price and market value of the automobile. If the vehicle is used, the Company determines market value based upon the Kelly Blue Book value or the National Automobile Dealers Association's ("NADA") Guide on Retail and Wholesale Values. Consistent with industry standards, this assessment does not include inspection of the automobile. The Company does not reject an applicant solely because of the age of the automobile.

    Objective credit scoring criteria provide the factual background for lending decisions, but such decisions frequently require the credit judgment of the Company's credit specialists. To the extent an applicant fails to meet one or more of the scoring benchmarks for the proposed loan, the Company generally requires higher levels of management scrutiny before such loans are approved. In 1996, a substantial majority of Classic loans and a substantial number of Premier loans purchased by the Company failed to meet at least one applicable scoring benchmark and generally were subject to additional management review before approval of these loans.

    Upon completion of the credit analysis, the Company decides whether it will approve, conditionally approve or deny the loan application as submitted. Conditioning approval of the application involves amending the dealer's proposed terms of the loan to qualify the application according to Company procedures. Typical conditions include, but are not limited to, requiring a co-applicant, amending the length of the proposed term, requiring additional down payment, substantiating certain credit information, or requiring proof of resolution of certain credit deficiencies as noted on the applicant's credit history. Approved, declined or conditioned application decisions are promptly communicated to the dealer by phone or facsimile. Additionally, the applicant is informed by the Company of any credit denial or other adverse action by mail, in compliance with applicable statutory requirements.

    The Company regularly reviews the quality of the loans it purchases and conducts internal compliance reviews on a monthly basis.

    RESALE AND FINANCING OF REPOSSESSIONS. The Company channels a substantial majority of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining higher levels of unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the repossessed vehicles with new buyers. During 1996, the Company sold approximately 70% of its repossession inventory through retail markets and the Company financed approximately 90% of these sales. At December 31, 1996, the Company had arrangements with 67 smaller consignment lots compared with ten large retail consignment lots at December 31, 1995. The Company also sells repossessed automobiles in the wholesale auction markets from time to time to maintain its repossession inventory at acceptable levels as determined by management.

    The Company applies the same underwriting methodology and procedures to the financing of repossessed automobiles as it applies to the purchase of other loan products, but it allows credit specialists and managers greater latitude in the financed repossession product to approve exceptions (with appropriate management authorization) to underwriting criteria as compared to other products in the Premier and Classic programs. The principal amount of retail repossession sales financed by the Company increased from $25.7 million (1.13% of the total servicing portfolio) at December 31, 1995 to $96.9 million (2.56% of the total servicing portfolio) at December 31, 1996. Principally as a result of an inventory reduction effort in the fourth quarter of 1995 and the first quarter of 1996, together with improper practices by certain of the initial consignment dealers (with which the Company has since terminated its business relationships), the delinquency, default and loss rates of the Company's portfolio of repossessed automobile loans have significantly exceeded the rates of the Company's other loan products, accounting for a disproportionate amount of the Company's overall delinquencies, defaults and losses in 1996. The Company has instituted more comprehensive controls over its financed repossession product for the purpose of reducing delinquency, default and loss rates to acceptable levels. Acceptable levels of delinquencies, defaults and losses in the repossession loan portfolio, as determined by management, may exceed levels typically experienced in the Company's other loan products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEALER PARTICIPATIONS. The Company remits to the dealer the amount financed pursuant to the terms of the loan and, consistent with industry practice, a dealer participation for selling such loan to the Company. The Company computes the dealer participation by calculating the amount of cash flow arising from the rate differential between the interest rate charged by the automobile dealer to the borrower and the rate offered by the Company to the dealer. The Company generally offers two alternative methods for payment of the dealer participation. Under the "shared participation" method, the dealer generally receives a percentage of the total participation at the time of sale in exchange for a shorter charge back period. During the charge-back period the Company is entitled to recover the upfront percentage received by the dealer in the event of a prepayment or default during the first 90 to 180 days. Under an alternative method, the Company pays the full participation to the dealer less approximately 1% of the outstanding loan balance which is held in reserve to allow for future charges to the dealer in the event of early prepayment or default. Under the alternative method, the Company is entitled to recover from the dealer the unearned portion of the dealer participation in the event of a prepayment or default in excess of the amount withheld at any point prior to contractual maturity and the entire reserve amount if the loan defaults within its first 12 months. A substantial majority of the Company's dealers elect the "shared participation" method.

MARKETS AND EXPANSION

    The following table illustrates the loan purchasing volume and percentage of total loan purchases by regional buying center during the three years ended December 31, 1996:

(Dollars in thousands)
REGIONAL BUYING CENTER                             1994                       1995                       1996
---------------------------------------  ------------------------   ------------------------   ------------------------
Minnesota..............................  $     61,135        8.23%  $    117,253        5.71%  $    160,376        5.83%
Colorado...............................        77,982       10.49        145,552        7.09        161,880        5.89
North Texas............................       109,624       14.75        260,775       12.71        299,673       10.90
Washington.............................        75,218       10.12        176,241        8.59        198,580        7.22
Arizona................................        71,936        9.68        124,921        6.09        204,717        7.44
Florida................................        79,598       10.71        123,308        6.01        144,042        5.24
Georgia................................        95,123       12.80        143,289        6.98        189,346        6.88
South Texas (1)........................        98,699       13.28        335,317       16.34        278,457       10.12
Northern California....................        23,822        3.21        149,291        7.27        192,794        7.01
Missouri...............................        33,267        4.48        172,569        8.41        173,381        6.30
Massachusetts..........................        12,359        1.66        108,090        5.27        131,794        4.79
Tennessee..............................         4,493        0.59         99,951        4.87        141,491        5.15
Ohio...................................            --          --          9,844        0.48         57,267        2.08
North Carolina.........................            --          --         85,978        4.18        202,255        7.35
Southern California....................            --          --             34          --         57,858        2.10
New York...............................            --          --             --          --         44,516        1.62
West Texas (1).........................            --          --             --          --        112,126        4.08
                                         ------------   ---------   ------------   ---------   ------------   ---------
    Totals.............................  $    743,256      100.00%  $  2,052,413      100.00%  $  2,750,553      100.00%
                                         ------------   ---------   ------------   ---------   ------------   ---------
                                         ------------   ---------   ------------   ---------   ------------   ---------

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(1) Prior to July 1996, the West Texas region was included in the South Texas region.

    The Company regularly evaluates its "hub and spoke" strategy and from time to time has expanded into new markets through the establishment of additional regional buying centers and "spoke" operations. The Company's expansion program is directed by personnel with backgrounds in credit administration, finance and operations, information systems, facilities development, sales and marketing and human resources. In considering potential markets for expansion, the Company reviews such factors as population, income per capita, retail sales per capita, city work force, number of households, average annual income, automobile registrations, driver licenses issued and number of dealerships in the state and standard metropolitan statistical areas and the competitive environment for automobile financing. The Company also considers other general expansion criteria, including but not limited to, recruiting and staffing, training, compensation and benefits, policies and procedures, demographics, and legal and licensing requirements. The Company also reviews the performance of existing buying centers to evaluate their continuing contribution to the Company's strategy.

FINANCING

    WAREHOUSE FACILITIES. The Company uses warehouse facilities to finance its purchase of loans on a short-term basis pending securitization. At January 31, 1997, the Company had an aggregate borrowing capacity of approximately $720.0 million under three primary warehouse facilities, of which $621.6 million was available. The Company may borrow, on a revolving basis, up to $170.0 million pursuant to a credit agreement (the "Credit Agreement") with a syndicate of banking institutions (the "Banks") led by Bank of America National Trust and Savings Association (the "Agent"). In addition, the Company, through a wholly-owned special purpose subsidiary, ORFC, has a $300.0 million receivables warehouse facility (the "BofA Facility") with Receivables Capital Corporation ("RCC"), a commercial paper conduit sponsored by Bank of America. At January 31, 1997, the Company, through another wholly-owned special purpose subsidiary, Olympic Receivables Finance Corp. II ("ORFC II"), had an approximately $250.0 million receivables warehouse facility (the "DFC Facility" and, together with the Credit Agreement and the BofA Facility, the "Warehouse Facilities") with Delaware Funding Corporation ("DFC"), a commercial paper conduit managed by Morgan Guaranty Trust Company of New York.

    Amounts outstanding under the Credit Agreement are secured by the automobile loans pledged to the Agent as collateral for borrowings under the Credit Agreement. Under the Credit Agreement, the Company may borrow 95% of the outstanding principal amount of eligible automobile loans pledged to secure the indebtedness. The Company pays a commitment fee to the Banks on the unused portion of the facility and pays an annual agent's fee to the Agent. The notes issued to the Banks in respect of borrowings under the Credit Agreement bear interest at rates determined by reference to the reserve-adjusted interbank offered rates or the base rate of Bank of America Illinois in effect from time to time, depending upon the type of advance the Company elects under the Credit Agreement. The Company's notes issued under the Credit Agreement mature no later than July 10, 1997. Under the Credit Agreement, the Company is subject to certain financial and other covenants customary in such financings, including a minimum capital base requirement and loss ratio and delinquency ratio requirements for the automobile loans serviced by the Company.

    In connection with the BofA Facility, the Company, through ORFC, sells loans to another wholly-owned special purpose subsidiary, Arcadia Receivables Conduit Corp. ("ARCC"), and ARCC purchases the loans from ORFC and agrees to transfer the loans back to ORFC on ORFC's demand (at the time, and for the purpose, of securitization). ORFC is also obligated to repurchase loans from ARCC on or before the date which is twelve months following their conveyance to ARCC and upon the occurrence of a default or certain other events. The BofA Facility provides for the purchase of loans for an aggregate purchase price outstanding at any time not to exceed $300.0 million. ARCC finances its purchase of loans from ORFC by issuing asset-backed notes (the "ARCC Notes") to RCC. FSA provides credit enhancement with respect to the BofA Facility in the form of a financial guaranty insurance policy guaranteeing certain payments on the ARCC Notes. The BofA Facility will continue until the earlier of December 2, 1999 or the occurrence of certain events, subject to early termination as described below. The purchase price payable to ORFC by ARCC is 98% of the principal balance of each loan except in the case of loans used to finance the purchase of vehicles previously repossessed by the Company, in which case the purchase price is 85% of the principal balance of the loan. Proceeds of the loans, the loan purchase price payable to ORFC and the repurchase price payable by ORFC are deposited in a collection account. The loans and the collection account are pledged to secure payment of the ARCC Notes. Any excess in the collection account over certain amounts required to be retained in the account is released to a spread account. The spread account is cross-collateralized with the spread accounts established in connection with the Company's securitization trusts. If no default exists with respect to the BofA Facility, all amounts deposited into the spread account in excess of 1% of the outstanding balance of loans in the BofA Facility are released to ORFC. In the event that ORFC or ARCC, respectively, default under any payment obligation under the BofA Facility, ORFC and ARCC are prohibited from paying dividends or making other distributions to the Company.

    RCC's purchase of the ARCC Notes and concurrent issuance of commercial paper is supported by a liquidity facility provided by financial institutions (the "BofA liquidity banks"). This liquidity facility is a revolving obligation that must be renewed annually. Failure by the BofA liquidity banks to renew this liquidity facility would lead to an early termination of the BofA Facility. The BofA Facility also includes eligibility criteria for loans warehoused, normal and customary representations, warranties, covenants and portfolio performance triggers designed to protect RCC, FSA and the BofA liquidity banks from various risks relating to the pool of automobile loans supporting the BofA Facility.

    The Company pays a usage fee to FSA, and usage and non-usage fees to Bank of America, in connection with the BofA Facility. The ARCC Notes bear an interest rate equal to the rate at which funds are obtained by RCC from time to time in the commercial paper market plus a margin. In the event the ARCC Notes are funded by the BofA liquidity banks, the rate of interest will be the reserve-adjusted interbank offered rate in effect from time to time plus a margin.

    Under the DFC Facility, the Company, through ORFC II, may from time to time warehouse automobile loans by selling them to an owner trust (the "Owner Trust"). The Company may obtain up to 99.9% of the principal balance of the receivables sold to the Owner Trust, but must deposit a percentage of such principal balance (subject to increase upon the occurrence of certain events) into a spread account. The Owner Trust simultaneously issues a Variable Funding Note ("VFN") to DFC, representing 91% of the outstanding principal balance of the receivables, and issues investor certificates (the "Investor Certificates") to institutional investors, representing 8.9% of the outstanding principal balance of the receivables. The purchase of the VFN will be funded through the issuance of commercial paper by DFC. The DFC Facility will continue until the earlier of December 19, 1997 or the occurrence of certain events, subject to early termination as described below. At the time the Company accesses the public asset-backed securitization market, the Company's securitization subsidiary (currently ORFC) purchases the loans using the proceeds from the securitization and the VFN and the Investor Certificates are redeemed by the Owner Trust. The Company may use the DFC Facility as a source of permanent funding for a designated pool of automobile loans, but the pricing on the facility would be increased under those circumstances.

    DFC's purchase of the VFNs and concurrent issuance of commercial paper is supported by a liquidity facility provided by financial institutions (the "DFC liquidity banks"). The liquidity facility is a revolving obligation that must be renewed annually. In addition, the DFC liquidity banks or the institutional investors that have committed to purchase the Investor Certificates may terminate the DFC Facility, effective as of June 30, 1997, upon prior written notice to the Company. In addition to credit enhancement through the subordination of the Investor Certificates, the spread account and the liquidity facility, the DFC Facility includes eligibility criteria for loans warehoused, normal and customary representations and warranties, covenants, and portfolio triggers designed to protect DFC, the liquidity providers, and the private investors purchasing the Investor Certificates from various risks relating to the automobile loans supporting the warehouse facility. In addition, the DFC Facility contains a capital base covenant with respect to the Company, which is identical to the covenant in the Credit Agreement.

    The Company pays a commitment fee on the daily unused portion of the DFC Facility. The VFNs bear an interest rate equal to the rate at which funds are obtained by DFC from time to time in the commercial paper market plus a margin. The Investor Certificates require a higher market rate. In the event the VFN is purchased by the DFC liquidity banks, the rate of interest will be the applicable adjusted Eurodollar rate or base rate (as defined) plus a margin, if applicable.

    SECURITIZATION OF LOANS. The Company pursues a strategy of securitizing loans through the sale of asset-backed securities on a quarterly or more frequent basis, based on the availability of loans, profitability and other relevant factors. Securitization is used as a cost-competitive source of capital compared to traditional corporate debt financing alternatives. The Company utilizes the net proceeds from securitizations to purchase additional automobile loans and to pay down outstanding warehouse facilities, thereby making such short-term sources available for future loan purchases.

    In its securitizations, the Company (through its special purpose subsidiary, ORFC) transfers automobile loans to newly-formed securitization trusts which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors. To ensure that the securitization trust is not itself a taxable entity, the Company typically retains 1% of the subordinated class of securities through wholly-owned subsidiaries of the Company. Such investments, included in other assets in the Company's

Consolidated Financial Statements, totaled $4.3 million at December 31, 1996 compared with $2.8 million at December 31, 1995. Each month, collections of principal and interest on the automobile loans are used by the trustee to pay the holders of the related asset-backed securities, to fund spread accounts as a source of cash to cover shortfalls in collections, if any, and to pay expenses. The Company continues to act as the servicer of the automobile loans held by the trust in return for a monthly fee.

    To improve the level of profitability from the sale of securitized loans, the Company uses credit enhancement to achieve a desired credit rating on the asset-backed securities issued. The credit enhancement for the Company's securitizations has generally taken the form of subordinated tranches of asset-backed securities and financial guaranty insurance policies issued by FSA. FSA insures payments of principal and interest due on the asset-backed securities. Asset-backed securities insured by FSA have been rated AAA by Standard & Poor's and Aaa by Moody's Investors Service, Inc. The Company has limited reimbursement obligations to FSA related only to violations of representations and warranties and not credit performance. However, spread accounts established in connection with the securitizations provide a source of cash to cover shortfalls in collections (as described below) and to reimburse FSA for claims made under the policies issued with respect to the Company's securitizations.

    The Company's agreements with FSA provide that the Company must maintain specified levels of excess cash in a spread account for each insured securitization trust during the life of the trust. The spread account for any securitization trust is generally funded with the interest collected on the loans that exceeds the sum of the interest payable to holders of asset-backed securities and certain other amounts. In certain securitization trusts, the spread account is also funded in part through initial deposits by the Company. Funds may be withdrawn from the spread account to cover any shortfalls in amounts payable on insured asset-backed securities or to reimburse FSA for draws or advances under its financial guaranty insurance policy. In addition, under cross-collateralization arrangements with FSA, the funds on deposit in the spread account for any one securitization may be used to cover shortfalls in amounts payable or to reimburse FSA in connection with other FSA-insured securitizations. ORFC is entitled to receive excess cash monthly from securitization trusts to the extent that, after payments to holders of asset-backed securities, the amounts deposited in spread accounts exceed predetermined required minimum levels. The spread accounts cannot be accessed by the Company or ORFC without the consent of FSA until such levels have been reached.

    Each month, excess cash from each securitization trust is used to fund the Company's spread account obligations related to that securitization trust and to replenish any spread account deficiencies under other securitization trusts before distribution of any remaining excess cash flow from that securitization to ORFC. The spread account for each securitization is cross-collateralized to the spread accounts established in connection with the Company's other securitization trusts and the BofA Facility such that excess cash flow from a performing securitization trust may be used to support negative cash flow from, or to replenish a deficient spread account in connection with, a nonperforming securitization trust, thereby further restricting excess cash flow available to ORFC. If excess cash flow from all insured securitization trusts in any month is not sufficient to fund current spread account obligations or replenish any prior deficiency in all such spread accounts, no cash flow would be available to ORFC for that month. Otherwise, excess cash flow from the securitization trusts is distributed to ORFC and is available for dividends to the Company by ORFC.

    Each insured securitization trust has certain portfolio performance tests relating to the following: (i) the average delinquency ratio; (ii) the cumulative default rate; and (iii) the cumulative net loss rate. In each case, these portfolio performance tests will be triggered if the above ratios equal or exceed an agreed-upon percentage of the principal balance of loans included in the securitization trust related to such series for a given time period. For the cumulative default rate and the cumulative net loss rate, the ratios applicable to the securitization trusts reflect the relationship between loan delinquencies and repossession rates at various stages of a loan repayment term, including the fact that the probability of a loan becoming delinquent or going into default is highest during the six- to fourteen-month period from the date of origination of the loan. If any of these levels are exceeded, the amount required to be retained in the related spread account, and not passed through to ORFC, may be increased. There can be no assurance that such levels will not be exceeded in the future or that, if exceeded, waivers will be available from FSA permitting such payments to ORFC. In addition, certain adverse events with respect to the Company (including insolvency and default on certain long-term obligations) or more adverse portfolio performance with respect to the tests described above, would cause the Company to be in default under its insurance agreement with FSA and distributions of cash flow to ORFC from the related securitization trust may be suspended until the asset-backed securities have been paid in full or redeemed. There can be no assurance that such thresholds will not be exceeded in the future or that, if exceeded, waivers will be available from FSA permitting such payments to ORFC. In the event ORFC defaults under any payment obligation with respect to any loan securitization, ORFC would be prohibited from paying dividends or making other distributions to the Company. FSA also has a collateral security interest in the stock of ORFC. If FSA were to foreclose on such security interest following an event of default under an insurance agreement with respect to a securitization trust, FSA could preclude payment of dividends by ORFC to the Company, thereby eliminating the Company's right to receive distributions of excess cash flow from all the FSA-insured securitization trusts.

    CUMULATIVE NET LOSS PER SECURITIZATION TRUST. The following table summarizes cumulative net loss data by securitization trust, on both a cash and an accrual basis, and the age of each securitization trust, at December 31, 1994, 1995 and 1996 for each securitization trust outstanding at December 31, 1996. In the following table, cumulative net loss percentages on a cash basis, which were derived from the Company's servicer reports for each securitization trust, recognize recoveries on reposessions only after the automobile is sold. The cumulative net loss percentages on an accrual basis include the estimated liquidation value of repossession inventory, as well as actual recoveries from the sale of repossessions. In each case, the cumulative net loss percentages represent the cumulative net loss from the inception of the securitization trust to the date reported, as a percentage of the original securitization balance, which differs from the period-to-period data reported in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                          AT DECEMBER
                          AT DECEMBER 31, 1994                         AT DECEMBER 31, 1995                31, 1996
               -------------------------------------------  -------------------------------------------  -------------
                  AGE IN                                       AGE IN                                       AGE IN
                  MONTHS       ACCRUAL(1)       CASH(2)        MONTHS       ACCRUAL(1)       CASH(2)        MONTHS
               -------------  -------------  -------------  -------------  -------------  -------------  -------------
1993-A.......           22           1.16%          1.34%            34           1.31%          1.40%            46
1993-B.......           19           1.06%          1.12%            31           1.34%          1.37%            43
1993-C.......           17           0.71%          0.77%            29           1.05%          1.25%            41
1993-D.......           14           0.57%          0.63%            26           1.01%          1.29%            38
1994-A.......            9           0.26%          0.36%            21           1.02%          1.41%            33
1994-B.......            4           0.02%          0.05%            16           0.81%          1.55%            28
1995-A.......       --             --             --                 11           0.62%          1.58%            23
1995-B.......       --             --             --                 10           0.58%          1.77%            22
1995-C.......       --             --             --                  7           0.18%          1.05%            19
1995-D.......       --             --             --                  4           0.02%          0.55%            16
1995-E.......       --             --             --                  1           0.01%          0.08%            13
1996-A.......       --             --             --             --             --             --                 10
1996-B.......       --             --             --             --             --             --                  7
1996-C.......       --             --             --             --             --             --                  4
1996-D.......       --             --             --             --             --             --                  1


                ACCRUAL(1)       CASH(2)
               -------------  -------------
1993-A.......         1.33%          1.45%
1993-B.......         1.49%          1.67%
1993-C.......         1.27%          1.50%
1993-D.......         1.28%          1.62%
1994-A.......         1.46%          1.86%
1994-B.......         1.44%          2.22%
1995-A.......         1.48%          2.43%
1995-B.......         1.56%          2.95%
1995-C.......         1.15%          2.61%
1995-D.......         1.01%          2.66%
1995-E.......         0.91%          2.92%
1996-A.......         0.57%          2.57%
1996-B.......         0.24%          1.53%
1996-C.......         0.03%          0.39%
1996-D.......         0.00%          0.00%

------------------------------
(1) Cumulative net loss percentages on an accrual basis represent the aggregate of principal balance charge-offs, plus repossession and selling expenses, less liquidation proceeds (including estimated liquidation value of repossession inventory) and recoveries from the sale of repossessions, from inception of the securitization trust to the date reported, as a percentage of the original securitization balance. The Company has included the cumulative net loss on an accrual basis for the purpose of providing trend data per securitization trust in addition to the aggregate trend data reported in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Cumulative net loss percentages on a cash basis represent the aggregate of principal balance charge-offs, plus repossession and selling expenses, less actual liquidation proceeds and recoveries from the sale of repossessions, from inception of the securitization trust to the date reported, as a percentage of the original securitization balance, which data (other than repossession data) were derived from the servicer reports with respect to each securitization trust. The Company has included the cumulative net loss on a cash basis because such information is required as a performance measure under insurance agreements with FSA for each securitization trust. The cumulative net loss information on a cash basis should not be considered by an investor to be an alternative to credit statistics as determined in accordance with generally accepted accounting principles and reported in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    1996-D SECURITIZATION TRUST. The following information is provided to illustrate the methodology by which the Company calculated gain on sale from the securitization of automobile loans for the Olympic Automobile Receivables Trust, 1996-D ("1996-D"), which closed on December 12, 1996. Because gain on sale represents the present value of estimated future excess cash flow to be received by the Company in connection with such securitization, this methodology also provides an illustration, but not a prediction, of the excess cash flow anticipated from such securitization as of the date of such calculation. Gain on sale is recorded on the Company's balance sheet as additional finance income receivable. The assumptions used to calculate gain on sale set forth below are subject to change. The information set forth below is therefore not a prediction of future cash flow to be received by the Company and actual cash flow experience may differ. See "Risk Factors" herein and in the accompanying Prospectus. The Company will periodically review its prepayment and loss assumptions in relation to the then current performance of the loans in 1996-D, as well as then current market conditions, and, if necessary, will write down the balance of finance income receivable representing 1996-D.

    The following table represents the allocation of the estimated gross interest rate spread in connection with the securitization of automobile loans for 1996-D, based on the qualifications and assumptions described in more detail below.

           1996-D PERCENTAGE ALLOCATION OF GROSS INTEREST RATE SPREAD

Weighted average interest rate on loans securitized................      15.19%
Stated coupon to investors in asset-backed securities..............       6.08
                                                                     ---------
Gross interest rate spread.........................................       9.11
Less:
  Servicing payable................................................       1.00
  Securitization expenses..........................................       0.46
                                                                     ---------
Gross interest rate spread available to provide for recovery of
  dealer participation, estimated losses and earnings..............       7.65
Less:
  Estimated losses.................................................       1.88
  Dealer participation*............................................       1.69
                                                                     ---------
Gross interest rate spread available for earnings..................       4.08%
                                                                     ---------
                                                                     ---------

------------------------

*The Company pays dealer participations when loans are purchased and estimates the recovery of such amounts out of excess cash flow.

    The 1996-D estimated securitization cash flow is set forth in detail in the table below. Although the presentation is made on a quarterly basis, the amounts under the securitization are calculated monthly. 1996-D included $730,000,000 (Column A) of automobile loans, including pre-funded purchases, which is equal to the amount of the asset-backed securities sold. 1996-D is an owner trust, a pass-through entity in which all principal paid by obligors on automobile loans is paid to investors (Column B). In addition, interest equal to the interest rate on the asset-backed securities is paid to investors on the outstanding principal balance. The difference between the interest due from the obligors on the automobile loans (Column C) and the interest paid to investors in asset-backed securities (Column D) represents the gross interest spread (Column
E).

    The gross interest spread is used to pay servicing fees (Column F) to the Company as compensation for servicing the loans. After being used to pay servicing fees, the gross interest spread is used to cover any losses that have been incurred on loans in the securitization (Column G). The amount of losses covered by gross interest spread is paid to investors in asset-backed securities as principal payments. The remainder, after deducting the servicing fee and losses from the gross interest spread, represents the cash available to the spread account (Column H).

                        1996-D SECURITIZATION CASH FLOW
                             (DOLLARS IN THOUSANDS)

                                                                                                                     H
                                  A                                                                             -----------
                             -----------                 C                       E                                 CASH
                             OUTSTANDING      B      ---------       D       ---------                           AVAILABLE
                              PRINCIPAL   ---------  INTEREST   -----------    GROSS        F           G         TO THE
                             BALANCE OF   PRINCIPAL     DUE      INTEREST    INTEREST   ---------  -----------    SPREAD
                                LOANS      PAID TO     FROM       PAID TO     SPREAD    SERVICING   ESTIMATED     ACCOUNT
                             SECURITIZED  INVESTORS  OBLIGORS    INVESTORS     (C-D)     PAYABLE     LOSSES       (E-F-G)
                             -----------  ---------  ---------  -----------  ---------  ---------  -----------  -----------
1st Qtr....................   $ 730,000   $  60,893  $  22,678   $  10,902   $  11,777  $  (1,570)  $  (1,820)   $   8,386
2nd Qtr....................     669,107      67,095     24,144       9,648      14,497     (1,617)     (3,285)       9,595
3rd Qtr....................     602,013      65,289     21,576       8,692      12,884     (1,451)     (4,206)       7,227
4th Qtr....................     536,723      61,548     19,106       7,754      11,352     (1,289)     (4,115)       5,948
5th Qtr....................     475,175      54,155     16,900       6,894      10,005     (1,141)     (3,022)       5,843
6th Qtr....................     421,020      48,857     14,955       6,137       8,818     (1,011)     (2,346)       5,461
7th Qtr....................     372,163      43,010     13,218       5,438       7,779       (893)     (1,487)       5,399
8th Qtr....................     329,153      39,704     11,654       4,816       6,838       (789)     (1,180)       4,869
9th Qtr....................     289,449      36,939     10,200       4,237       5,962       (692)       (993)       4,277
10th Qtr...................     252,509      33,342      8,865       3,695       5,170       (602)       (595)       3,973
11th Qtr...................     219,167      30,387      7,675       3,209       4,466       (522)       (305)       3,639
12th Qtr...................     188,780      28,539      6,561       2,758       3,803       (448)       (280)       3,076
13th Qtr...................     160,241      26,637      5,520       2,335       3,185       (378)       (256)       2,551
14th Qtr...................     133,605      24,670      4,555       1,942       2,614       (313)       (234)       2,067
15th Qtr...................     108,935      22,625      3,668       1,577       2,091       (253)       (214)       1,624
16th Qtr...................      86,310      20,483      2,860       1,237       1,623       (198)       (196)       1,230
17th Qtr...................      65,827      18,221      2,136         929       1,207       (149)       (180)         878
18th Qtr...................      47,606      15,740      1,501         657         843       (105)       (152)         586
19th Qtr...................      31,866      12,980        964         426         538        (68)        (99)         371
20th Qtr...................      18,886      10,028        533         239         294        (38)        (56)         200
21st Qtr...................       8,859       6,702        215          99         115        (16)        (23)          76
22nd Qtr...................       2,157       2,157         30          15          15         (2)         (4)           9
                                          ---------  ---------  -----------  ---------  ---------  -----------  -----------
                                          $ 730,000  $ 199,513   $  83,635   $ 115,877  $ (13,548)  $ (25,046)   $  77,283
                                          ---------  ---------  -----------  ---------  ---------  -----------  -----------
                                          ---------  ---------  -----------  ---------  ---------  -----------  -----------

Column A       --      The aggregate outstanding principal balance of automobile loans securitized in 1996-D as of the beginning of each quarterly period is equal to the principal amount of the asset-backed securities sold in the securitization less payments to investors (Column
                       B). At closing, the Company delivered $515,477,000 of automobile loans into the trust and established and a pre-funding account of $214,523,000 which was used to purchase additional automobile loans through January 17, 1999. The sum of the automobile loans delivered at closing and the cash in the pre-funding account equals the amount of asset-backed securities issued.

Column B       --      The sum of the quarterly amounts of (i) scheduled principal payments made by obligors on loans, (ii) prepaid principal payments made by obligors on loans and (iii) the principal amount of loans that were charged off and paid to investors from the gross interest spread (Column G).

Column C       --      Interest payments due from obligors on loans at the weighted average interest rate on the loans (15.19%), assuming estimated loss and prepayment rates.

Column D       --      Interest payments made to investors in the asset-backed securities at the weighted average asset-backed securities coupon. Because 1996-D was a multi-tranche structure
                       (with sequential payment tranches with different average lives and yields), as the relative percentage of the tranches in the securitization changes, so too will the asset-backed coupon.

Column E       --      The difference between the interest payments due from obligors on loans and the interest payments made to investors (Columns C minus D).

Column F       --      Fees payable to the Company, as servicer, equal to 1% per annum on the remaining principal balance of outstanding loans in 1996-D.

Column G       --      The dollar amount of loans expected to be charged off, net of recoveries. The gross defaults are paid to investors as principal payments out of the gross interest spread
                       (Column E).

Column H       --      The net amount available to the spread account from gross interest spread after deducting servicing fees and loan losses (Columns E minus F minus G).

    The information on the following page is provided to illustrate the performance of the 1996-D spread account, assuming the components of gain on sale described above perform as estimated at the time gain on sale was calculated. The 1996-D spread account had an initial cash deposit from the Company equal to 1% of the outstanding balance of the asset-backed securities issued. Additional cash available to the spread account is captured within the spread account at levels required by FSA. The 1996-D spread account captures cash until the spread account reaches the greater of 7% of the outstanding principal amount or 1% of the original principal amount. During the life of the trust, the Company has no access to the spread account. The Company, as servicer, directs the trustee to invest any amounts in the spread account in eligible investments, for which it receives interest income (Column E). Once the spread account reaches and maintains its pre-determined level, any excess cash is released to the Company (Column G). As the principal balances of loans in the securitization trust decline, the required amount of cash on deposit in the spread account will decline, and excess cash held in the spread account will generally be released to the Company. The agreements which established the spread account for 1996-D provide that, under certain circumstances, cash flow to the securitization trust may be retained in the spread account beyond the levels initially estimated. In addition, under certain other circumstances, FSA may prevent the payment of any excess cash flow to the Company until the termination of the trust. Further, the information set forth below does not assume any reductions in excess cash distributions arising out of cross-collateralization of spread accounts under FSA-insured securitizations. See "Risk Factors--Loan Performance Risks" herein and in the accompanying Prospectus.

    In addition to funding the principal balance of the loans, the Company pays a participation to dealers for selling loans to the Company. These participation typically require the Company to advance an up-front amount to dealers, which approximates 3.08% of the principal balance of the loans included in 1996-D. The Company has some limited ability to recover these amounts from the dealers in the event of prepayment or default of the loan within a specified period of time (Column J).

    The Company also incurs certain expenses in connection with securitizations, including up-front fees for underwriting, legal, accounting and rating agencies, and ongoing fees for credit enhancement, trustee and back-up servicing (Column
K).

    The excess cash flow received by the Company from 1996-D is equal to the cash released from the spread account, assuming no shortfall in spread accounts, or no defaults under other FSA insured trusts, (Column G), servicing fee income (Column I) and recoveries of a portion of dealer commissions in the event of certain prepayments and defaults (positive amounts from Column J). Once the excess cash flow is released to the Company, the trust does not have the right to "claw-back" such amounts. Offsetting this excess cash flow are payments of dealer participation (negative amount from Column J) and up-front and ongoing transaction expenses (Column K). The net of these sources and uses of cash represents the total excess cash flow available to the Company (Column L).

                     1996-D EXCESS CASH FLOW TO THE COMPANY
                             (DOLLARS IN THOUSANDS)

                                                                                            F
                                                                                       -----------
                           A            B                                               CASH AND                      H
                      -----------  -----------       C            D            E        INTEREST         G       -----------
                      OUTSTANDING     CASH      -----------  -----------  -----------   AVAILABLE   -----------    SPREAD
                       PRINCIPAL    AVAILABLE     SPREAD       SPREAD      INTEREST      TO THE        CASH        ACCOUNT
                      BALANCE OF     TO THE       ACCOUNT      ACCOUNT        ON         SPREAD      RELEASED      (END OF
                         LOANS       SPREAD       INITIAL    (BEGINNING     SPREAD       ACCOUNT      TO THE       PERIOD)
                      SECURITIZED    ACCOUNT      DEPOSIT    OF PERIOD)     ACCOUNT      (B+C+E)      COMPANY     (D+F-C-G)
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
1st Qtr.............  $ 730,000    $    8,386   $    7,300   $    7,300   $    1,075   $   16,761   $   --       $ 16,761
2nd Qtr.............    669,107         9,595       --           16,761          399        9,993       --         26,755
3rd Qtr.............    602,013         7,227       --           26,755          491        7,717       --         34,472
4th Qtr.............    536,723         5,948       --           34,472          540        6,488        7,698     33,262
5th Qtr.............    475,175         5,843       --           33,262          493        6,336       10,127     29,471
6th Qtr.............    421,020         5,461       --           29,471          442        5,903        9,323     26,051
7th Qtr.............    372,163         5,399       --           26,051          396        5,795        8,805     23,041
8th Qtr.............    329,153         4,869       --           23,041          355        5,224        8,003     20,261
9th Qtr.............    289,449         4,277       --           20,261          316        4,593        7,179     17,676
10th Qtr............    252,509         3,973       --           17,676          280        4,253        6,587     15,342
11th Qtr............    219,167         3,639       --           15,342          248        3,887        6,014     13,215
12th Qtr............    188,780         3,076       --           13,215          218        3,294        5,292     11,217
13th Qtr............    160,241         2,551       --           11,217          190        2,741        4,606      9,352
14th Qtr............    133,605         2,067       --            9,352          163        2,230        3,957      7,625
15th Qtr............    108,935         1,624       --            7,625          141        1,765        2,090      7,300
16th Qtr............     86,310         1,230       --            7,300          133        1,363        1,363      7,300
17th Qtr............     65,827           878       --            7,300          127        1,005        1,005      7,300
18th Qtr............     47,606           586       --            7,300          120          706          706      7,300
19th Qtr............     31,866           371       --            7,300          113          484          484      7,300
20th Qtr............     18,886           200       --            7,300          106          306          306      7,300
21st Qtr............      8,859            76       --            7,300           98          174          174      7,300
22nd Qtr............      2,157             9       --            7,300           60           69        7,369      --
                                   -----------  -----------               -----------  -----------  -----------
                                   $   77,283   $    7,300                $    6,505   $   91,087   $   91,087
                                   -----------  -----------               -----------  -----------  -----------
                                   -----------  -----------               -----------  -----------  -----------


                                       J                          L
                                   ----------                -----------
                           I         DEALER         K          EXCESS
                      -----------   PARTICI-    ----------      CASH
                       SERVICING    PATIONS     SECURITI-       FLOW
                      FEE TO THE   RECOVERED      ZATION        (G+I+
                        COMPANY      (PAID)      EXPENSES       J+K)
                      -----------  ----------   ----------   -----------
1st Qtr.............  $    1,570   $ (22,463)   $  (3,843)   $   (24,736)
2nd Qtr.............       1,617         311         (291)         1,637
3rd Qtr.............       1,451         117         (261)         1,307
4th Qtr.............       1,289         103         (232)         8,858
5th Qtr.............       1,141          54         (205)        11,116
6th Qtr.............       1,011          34         (182)        10,186
7th Qtr.............         893          16         (161)         9,554
8th Qtr.............         789           8         (142)         8,658
9th Qtr.............         692           2         (125)         7,749
10th Qtr............         602      --             (108)         7,081
11th Qtr............         522      --              (94)         6,443
12th Qtr............         448      --              (81)         5,659
13th Qtr............         378      --              (68)         4,916
14th Qtr............         313      --              (56)         4,214
15th Qtr............         253      --              (46)         2,298
16th Qtr............         198      --              (36)         1,526
17th Qtr............         149      --              (27)         1,127
18th Qtr............         105      --              (19)           792
19th Qtr............          68      --              (12)           540
20th Qtr............          38      --               (7)           337
21st Qtr............          16      --               (3)           187
22nd Qtr............           2      --           --              7,371
                      -----------  ----------   ----------   -----------
                      $   13,548   $ (21,818)   $  (5,999)   $    76,819
                      -----------  ----------   ----------
                      -----------  ----------   ----------
                       Less: Servicing Fee................       (13,548)
                            Interest on Spread
                              Account.....................        (6,505)
                            Initial Deposit...............        (7,300)
                                                             -----------
                                                                  49,466
                       Present Value Discount.............        (8,447)
                                                             -----------
                       GAIN ON SALE.......................   $    41,019
                                                             -----------
                                                             -----------

Column A       --      The aggregate outstanding principal balance of automobile loans securitized in 1996-D as of the beginning of each quarterly period is equal to the principal amount of the asset-backed securities sold in the securitization less payments to investors (Column B). At closing, the Company delivered $515,477,000 of automobile loans into the trust and established and a pre- funding account of $214,523,000 which was used to purchase additional automobile loans through January 17, 1997. The sum of the automobile loans delivered at closing and the cash in the pre-funding account equals the amount of asset backed securities issued.
Column B       --      The net amount available to the spread account from gross interest spread after deducting servicing fees and loan losses (Column H of 1996-D Securitization Cash Flow).
Column C       --      The required initial deposit to the spread account for 1996-D.
Column D       --      The periodic beginning balance in the spread account for 1996-D. The spread account was established with an initial cash deposit (Column C) and will be maintained from cash available to the spread account (Column
                       B).
Column E       --      Interest earnings from the cash balances in the trust's spread account are assumed to be 4.50% per annum.
                       For purposes of this analysis, spread account deposits are assumed to be made on a monthly basis out of cash available to the spread account (Column B). The first quarter includes interest earnings from the cash balances in the trust's pre-funding account assumed to be 4.50% per annum. The Pre-funding account was used to purchase loans through January 17, 1997.
Column F       --      The sum of cash available to the spread account and interest on the spread account (Columns B + C + E).
Column G       --      The excess of the spread account balance, after giving effect to additions (including interest) to the spread account over the greater of (i) 7% of the remaining principal balance of outstanding automobile loans in 1996-D and (ii) 1% of the original principal balance of the outstanding automobile loans in
                       1996-D.
Column H       --      The difference between (x) the sum of (i) the beginning spread account balance, (ii) spread account interest and (iii) additions to the spread account, and (y) cash released to ORFC from the spread account
                       (Columns D + F - C - G).
Column I       --      Servicing fees payable to the Company, as servicer, equal to 1% per annum on the remaining principal balance of the outstanding loans in 1996-D (same as Column F in 1996-D Securitization Cash Flow).
Column J       --      Negative amount represents the participations paid to dealers for selling loans to the Company. Positive amounts represent dealer participations that are recaptured from the dealers in certain events of prepayment or default on loans.
Column K       --      The expenses incurred by the Company to effect the securitization transaction. The expenses include up-front fees for underwriting, legal, accounting and rating agency fees, and ongoing expenses for credit enhancement, trustee and back-up servicer fees.
Column L       --      The excess cash flow available to the Company (Columns G + I + J + K). The excess cash flow is discounted at a market-based rate (the "Present Value Discount"), which was determined to be 8.08%, for purposes of calculating gain on sale for 1996-D.

    No representation is made that 1996-D will provide cash flow to the Company in accordance with the estimates made above, or that 1996-D is indicative of the actual cash flow performance of all historical securitizations, or that 1996-D is representative of estimated performance to be used in determining gain on sale for future securitizations. Actual cash flow, and the estimates used by the Company to determine gain on sale or to adjust finance income receivable from time to time, are influenced by a variety of economic, geographic and other factors, including the rates at which obligors on automobile loans default or prepay their loans. There can be no assurance that the defaults on or prepayments of automobile loans will not increase above the Company's estimated loss reserves or prepayment assumptions for 1996-D. See "Risk Factors" herein and in the accompanying Prospectus.

SERVICING

    Under the terms of its warehouse facilities and securitizations, the Company acts as servicer with respect to the automobile loans warehoused or securitized. The Company receives servicing fees for servicing securitized loans and loans held under certain warehouse facilities equal to one percent per annum of the outstanding principal balance of the loans. The Company services the loans by collecting payments due from the obligors and remitting these payments to the trusts or warehouse facility in accordance with the terms of servicing agreements for pass through to holders of asset-backed securities and holders of warehouse debt. The Company maintains computerized records with respect to each loan to record all receipts and disbursements. The Company is permitted to perform servicing activities through subcontractors, but has not delegated servicing activities, except for the repossession of automobiles. Delegation of duties does not relieve the Company of its responsibility to the trusts with respect to those duties.

    The following table represents the amount of the Company's servicing portfolio and the percentage of the total servicing portfolio by state.

                                                           AT DECEMBER 31,
                            ------------------------------------------------------------------------------
(Dollars in thousands)                1994                       1995                       1996
                            ------------------------   ------------------------   ------------------------
Arizona...................  $     74,125       8.86%   $    127,292       5.61%   $    201,965       5.33%
California................        16,162       1.93          99,278       4.38         226,381       5.97
Colorado..................        90,805      10.85         132,570       5.85         156,637       4.13
Connecticut...............           190       0.02          29,769       1.31          50,090       1.32
Florida...................        73,482       8.78         146,629       6.47         213,209       5.62
Georgia...................        73,555       8.79         161,260       7.12         269,600       7.11
Illinois..................         2,149       0.26          20,741       0.91          45,209       1.19
Kentucky..................           343       0.04           7,287       0.32          38,585       1.02
Massachusetts.............        11,668       1.39          63,752       2.81         103,221       2.72
Minnesota.................        93,752      11.20         105,386       4.65         107,971       2.85
Missouri..................        26,780       3.20         124,541       5.49         186,624       4.92
Nevada....................         8,270       0.99          52,683       2.32         102,734       2.71
New Mexico................         5,410       0.65          27,760       1.22          65,641       1.73
New York..................           532       0.06           1,970       0.09          44,806       1.18
North Carolina............         4,321       0.52          34,035       1.50         101,957       2.69
Oklahoma..................        10,334       1.23          88,334       3.90         173,531       4.58
Oregon....................         8,821       1.05          61,971       2.73         106,208       2.80
South Carolina............        10,075       1.20          54,282       2.39         118,738       3.13
Tennessee.................         4,964       0.59          81,380       3.59         160,930       4.24
Texas.....................       228,223      27.26         564,606      24.91         826,749      21.80
Washington................        68,098       8.14         128,859       5.68         163,707       4.32
Wisconsin.................         4,226       0.50          26,497       1.17          57,035       1.50
All Other States..........        20,810       2.49         126,225       5.58         270,329       7.14
                            ------------   ---------   ------------   ---------   ------------   ---------
    Total.................  $    837,095     100.00%   $  2,267,107     100.00%   $  3,791,857     100.00%
                            ------------   ---------   ------------   ---------   ------------   ---------
                            ------------   ---------   ------------   ---------   ------------   ---------

    DELINQUENCY, COLLECTION AND REPOSSESSION ACTIVITIES. As servicer, the Company is responsible for monitoring collections, collecting delinquent accounts and, when necessary, repossessing and selling automobiles. Delinquency rates for all loans purchased by each loan buyer are monitored, and loan buyers are incentivized to maintain loan quality. In response to the rapid growth of its servicing portfolio, continued expansion of its Classic program (which generally requires greater collection efforts than its Premier program), and increases in delinquencies and default rates on its servicing portfolio, the Company substantially increased its servicing and collection staff and, in October 1996, implemented a strategy to regionalize its servicing and collection activities into four new locations: Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. At December 31, 1996, the Company employed 510 service representatives and collection associates who are responsible for various aspects of the collection and repossession procedures, compared with 188 and 38 at December 31, 1995 and 1994, respectively. The Company also substantially expanded the capacity of its highly automated telephone dialing systems (the "autodialer") in connection with its establishment of four regional servicing and collection centers. In addition, the Company uses a computerized collection system to aid its service and collection associates. The Company regularly evaluates its servicing staffing needs based on anticipated growth in its servicing portfolio and estimated delinquency and repossession rates.

    The Company generally utilizes the autodialer initially to contact delinquent obligors. Based on parameters established by the Company for each of its loan programs, the autodialer will phone the obligor within five to ten days after a past due date. Once the call is answered, the autodialer will immediately transfer the call to an available customer service representative located in one of the Company's four regional service and collection centers and will automatically display the obligor's loan information on the representative's computer screen. The autodialer will continue to follow up with obligors at various times throughout the first 24 days after a past due date (typically every third day) if previous efforts do not result in the account deficiency being cured. In addition to telephone inquiries, the Company's computerized collection system generates past due notices which are mailed to the obligor at various intervals during the first 30 days after a past due date. The first such correspondence is generally sent approximately 13 days after a past due date.

    If the collection effort during the first 20 days after a past due date does not result in a satisfactory resolution of the delinquent account, then the account is forwarded to collection specialists. These collection specialists will typically send a final demand letter to the delinquent obligor allowing the obligor a specified number of days to bring the account current. During this period, the collection specialist generally will make a recommendation as to whether the automobile should be repossessed or other action, such as a contract extension, should be taken. The Company, like other consumer finance companies, grants extensions in the ordinary course of business, following a re-evaluation of the obligor's creditworthiness and approval by a collection department manager. The terms of the Company's securitization trusts restrict the number of contract extensions that the Company may grant. When an extension is granted, the maturity of the loan is extended for one month and the interest for the delinquent period is added to the loan balance. Contract extensions are more frequently granted with respect to Classic and financed repossession loans than with respect to Premier loans, and are seasonally highest during the Christmas holiday period. Under special circumstances, the Company, like other consumer finance companies, may agree to contract modifications, such as lengthening the term to maturity or adjusting interest rates, subject to limitations set forth in securitization trusts and agreements with FSA.

    The Company uses independent contractors to perform repossessions. Once an automobile is repossessed, a letter is sent giving the obligor a specified number of days to pay the entire loan balance in order to recover the automobile. At the expiration of this time period, the Company will prepare the automobile for sale and determine the method of sale. The Company has historically sold repossessed automobiles through wholesale auto auctions and retail consignment lots. Beginning in 1995, the Company has primarily utilized retail consignment lots to sell its repossessed inventory. Under this method the Company retains control of repossessed automobiles on behalf of the relevant securitization trust until resold through independent dealers. The Company has a remarketing department responsible for the management of its repossession inventory, which decides whether to sell each vehicle repossessed in the retail or wholesale market, manages reconditioning and repairs when necessary, tracks vehicles until sold and selects and monitors the retail consignment lots used by the Company. At December 31, 1996, the Company had arrangements with 67 smaller retail consignment lots, compared to 10 large retail consignment lots at December 31, 1995.

PROPRIETARY INFORMATION

    The Company has developed a credit scoring system for evaluating loan applications submitted by dealers. The credit scoring system ranks the credit quality of the applicant. The system is intended by the Company to act as a predictor of loan repayment probability or loan defaults and serves as the basis for the Company's underwriting procedures. Although asset-based lenders utilize a variety of scoring and credit evaluation systems, the Company considers its credit scoring system to be proprietary and attempts to maintain the system as a trade secret.

COMPETITION

    Competition in the field of financing retail automobile sales is intense. Competitors include banks, savings and loans, small loan companies, credit unions, a variety of local, regional and national consumer financing institutions and captive finance companies of automobile manufacturers, such as Ford Motor Credit Company, Chrysler Credit Corp. and General Motors Acceptance Corporation. Many of these competitors have substantially greater capital resources than the Company and a number offer other forms of financing to automobile dealers, including, but not limited to vehicle floor plan financing and leasing. Captive automobile finance companies also, from time to time, have national promotions offering below-market interest rates on select vehicles to automobile purchasers. The Company believes it competes on the basis of providing a high level of service, offering flexible loan terms which meet dealers' needs and maintaining good relationships with its dealers. From time to time, competing finance companies may offer to refinance borrowers' loans originally purchased by the Company. As a result of such an offer, a borrower may refinance and prepay an existing loan, or the Company may agree to amend the terms of the borrower's loan.

REGULATION

    The Company's operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. At December 31, 1996 the Company's business operations were conducted in 40 states, the laws and regulations of which govern the Company's operations conducted therein. The Company is required to be, and is, licensed as a sales finance company in 27 states. The Company is required to be, and is, licensed under the Ohio Mortgage Loan Act. To the extent the Company expands its operations into additional states, it will be required to comply with the laws of those states.

    CONSUMER PROTECTION LAWS. Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in consumer finance. The Federal Trade Commission ("FTC") has adopted the so-called "holder-in-due-course" rule which has the effect of subjecting persons who finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. The FTC's Rule on Sale of Used Vehicles requires that all sellers of used vehicles prepare, complete and display a "Buyer's Guide" which explains the warranty coverage (if any) for such vehicles. The "Credit Practices Rule" of the FTC imposes additional restrictions on loan provisions and credit practices.

    A majority of states in which the Company operates have adopted motor vehicle retail installment sales acts or variations thereof. These laws regulate, among other things, the interest rate and terms and conditions of motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions, and some require loan disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply. In addition, the laws of certain states grant to the purchasers of vehicles certain rights of rescission under so-called "lemon laws." Under such statutes, purchasers of motor vehicles may be able to seek recoveries from, or assert defenses against, the Company. A number of states impose interest rate limitations under applicable usury laws and regulate the Company's ability to collect late fees and other charges.

    SECURED PARTY RIGHTS AND OBLIGATIONS. In the event of default by an obligor, the Company has all the remedies of a secured party under the Uniform Commercial Code ("UCC"), except where specifically limited by other state laws. The remedies of a secured party under the UCC include the right of repossession by self-help means, unless such means would constitute a breach of the peace. In the event of default by the obligor, some jurisdictions require that the obligor be notified of the default and be given a period of time in which to cure the default prior to repossession. In addition, courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances. The obligor also has the right to redeem the collateral prior to actual sale.

    The proceeds from resale of financed vehicles generally will be applied first to the expenses of repossession and resale and then to the satisfaction of the automobile loans. A deficiency judgment can be sought in most states subject to satisfaction of statutory procedural requirements by the secured party and certain limitations as to the initial sale price of the motor vehicle. Certain state laws require the secured party to remit the surplus to any holder of a lien with respect to the vehicle, or, if no such lienholder exists, the UCC requires the secured party to remit the surplus to the former owner of the financed vehicle.

    In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including Federal bankruptcy laws and related state laws, may interfere with or affect the ability of the Company to realize upon collateral or enforce a deficiency judgment. The repossession process and the costs thereof generally result in losses on the underlying automobile loans, and such losses generally reduce the amounts available for distribution from the related spread accounts of securitized loan pools.

SERVICE MARKS; THE NAME "OLYMPIC"

    Federal law grants to the United States Olympic Committee ("USOC") the exclusive right to use the word "Olympic" and certain variations thereof. In September 1996, the USOC notified the Company that it must cease using Olympic in the Company's name by June 1, 1997. In compliance with such notice, the Company intends to change its name to, will begin operating under the name of, Arcadia Financial Ltd. The Company currently uses the trade name "Arcadia Financial" for its operations in 21 states. The Company has registered its "Arcadia Financial Ltd." service mark with the United States Patent and Trademark Office.

EMPLOYEES

    The Company employs personnel experienced in all areas of loan origination, documentation, collection and administration. The Company employs and trains specialists in loan processing and servicing with minimal cross-over of duties. As of December 31, 1996, the Company had 1,193 full-time employees and 37 part-time employees. None of the Company's employees is covered by a collective bargaining agreement.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    On August 26, 1996, Jeffrey C. Mack resigned as President, Chief Executive Officer and director of the Company. Warren Kantor, a director of the Company, was appointed to the position of Chairman of the Executive Committee of the Board of Directors and served as acting chief executive officer. Following an executive search, on January 6, 1997 the Company entered into an employment agreement with Richard A. Greenawalt to serve as Chief Executive Officer of the Company. Mr. Greenawalt had served as President and Chief Operating Officer of Advanta Corporation ("Advanta"), a consumer finance firm, since 1987. On December 18, 1996, Warren Kantor was elected Chairman of the Board. On January 27, 1997, Mr. Greenawalt was elected President of the Company and was appointed as a director by the Board of Directors.

    Set forth below are the names, ages and positions of the executive officers of the Company.

             NAME                AGE                          POSITION
------------------------------  -----  -------------------------------------------------------
Warren Kantor                     55   Chairman of the Board

Richard A. Greenawalt             53   Director, President and Chief Executive Officer

Scott H. Anderson                 39   Director, Vice Chairman and Chief Credit Officer

John A. Witham                    45   Executive Vice President, Chief Financial Officer

A. Mark Berlin, Jr.               40   Director and Executive Vice President, Strategic
                                         Development

Robert A. Barbee, Jr.             38   Executive Vice President, Sales and Marketing

James D. Atkinson III             48   Senior Vice President, Corporate Counsel and Secretary

    WARREN KANTOR was appointed Chairman of the Board of Directors in December 1996 and has served as a Director of the Company since December 1994. From August 1996 until January 1997, Mr. Kantor served as the Chairman of the Executive Committee of the Company's Board of Directors and as the Company's acting chief executive officer. Mr. Kantor is the Chief Executive Officer of Society Hill Capital Corporation, a money management company of which he is the sole owner. Mr. Kantor was a director of Advanta from April 1986 through December 1996 and served as Advanta's Vice Chairman from November 1993 through September 1994 and as Executive Vice President and Chief Financial Officer from April 1986 through November 1993. Prior to his employment with Advanta, Mr. Kantor was employed by Arthur Andersen & Co., in charge of the Financial Services Division of its Philadelphia office.

    RICHARD A. GREENAWALT was appointed a Director and elected President and Chief Executive Officer of the Company on January 27, 1997 and commenced employment with the Company on January 29, 1997. Prior to joining the Company, Mr. Greenawalt served as President, Chief Operating Officer, and a Director of Advanta from November 1987. Prior to joining Advanta, Mr. Greenawalt served as President of Transamerica Financial Corp. from May 1986 through November 1987.

    SCOTT H. ANDERSON was appointed Vice Chairman in December 1995. Mr. Anderson had previously functioned as Executive Vice President and has been the Company's Chief Credit Officer since April 1991. From 1987 until joining the Company, he served as Vice President, Division Manager of Loan Administration for Marquette Bank Minneapolis, N.A. Prior thereto he served as a Regional Vice President for First Bank System, Inc. He has held both direct lending positions and lending supervision positions for over 15 years.

    JOHN A. WITHAM was appointed Executive Vice President in December 1995 and has served as Chief Financial Officer of the Company since February 1994. From January 1985 to January 1994, Mr. Witham held various management positions with subsidiaries of PHH Corporation, a diversified financial services company, including Senior Vice President, Finance of PHH Relocation and Real Estate from August 1992 to January 1994, Senior Vice President, Finance of PHH Europe PLC, in Swindon, England from August

1989 to August 1992 and Senior Vice President, Finance of PHH FleetAmerica from January 1985 to August 1989.

    A. MARK BERLIN, JR. became a Director of the Company in January 1992 and was employed by the Company as its Senior Vice President, Strategic Development in December 1994. In December 1995, Mr. Berlin was appointed Executive Vice President, Strategic Development. Mr. Berlin was employed by the investment banking firm of Wessels, Arnold & Henderson LLC from March 1993 through December 1994. From June 1991 to March 1993, Mr. Berlin was a Senior Vice President of Kidder, Peabody & Co. Incorporated. From 1980 until June 1991, Mr. Berlin was employed by Merrill Lynch & Co., most recently as a Director in Investment Banking.

    ROBERT A. BARBEE, JR. was employed by the Company as Senior Vice President, Sales and Marketing in September 1994. In December 1995, Mr. Barbee was appointed Executive Vice President, Sales and Marketing. From June 1983 to September 1994, he was employed as a Regional Vice President for Pat Ryan & Associates, a provider of specialty insurance products.

    JAMES D. ATKINSON III was appointed Senior Vice President, Corporate Counsel in December 1995 and Secretary of the Company in January 1995. Mr. Atkinson had previously served as Vice President, corporate counsel since September 1994 and as outside corporate counsel since 1990. Prior to joining the Company, Mr. Atkinson practiced law for sixteen years, specializing in corporate legal issues and compliance.

CERTAIN EMPLOYMENT AND RELATED AGREEMENTS

    In connection with Jeffrey C. Mack's resignation on August 26, 1996 as Chief Executive Officer, President and member of the Board of Directors of the Company, the Company and Mr. Mack entered into a severance agreement (as amended to date, the "Mack Severance Agreement"). Under the Mack Severance Agreement,
(i) Mr. Mack's prior employment agreement was canceled, (ii) Mr. Mack agreed to continue as an employee-consultant of the Company until August 26, 1998, at an annual salary of $495,000, (iii) the parties agreed that, if a "change in control" (as defined) occurs prior to August 26, 1998, then all unvested options previously granted to Mr. Mack pursuant to the Company's 1990 Stock Option Plan (which options cover 194,928 shares of Common Stock) shall become immediately vested and exercisable and that, in the absence of a "change in control," all such options shall vest on a periodic basis through August 26, 1998, as set forth in the agreements evidencing such options, (iv) the parties agreed that, if a "change in control" occurs prior to August 26, 1998, then all unvested shares of restricted stock previously granted to Mr. Mack pursuant to the Company's 1994-1997 Restricted Stock Election Plan (51,248 shares of Common Stock) shall become immediately vested and that, in the absence of a "change in control," such shares shall vest pursuant to the provisions of such Plan through January 1, 1998, (v) the parties agreed that, if a "change in control" occurs prior to August 26, 1998, then all unvested shares of restricted stock previously granted to Mr. Mack pursuant to the Company's 1998-2000 Restricted Stock Election Plan (55,042 shares of Common Stock) shall become immediately vested and that, in the absence of a "change in control," 12,225 of such shares shall vest on August 26, 1998, (vi) the Company agreed that Mr. Mack would continue to participate in the Company's benefit plans in accordance with their terms through August 26, 1998, (vii) the Company agreed to continue to pay premiums under the Split-Dollar Life Insurance Plan through August 26, 1998, provided that, if a "change in control" occurs in such period, the Company shall continue to pay premiums until August 26, 2006, (viii) the Company agreed to continue to make certain car and club membership payments on Mr. Mack's behalf through August 26, 1998, (ix) the Company agreed to maintain a directors' and officers' liability insurance policy covering Mr. Mack through August 26, 2002,
(x) the Company agreed to reimburse Mr. Mack for $10,000 of legal expenses in connection with his resignation, (xi) Mr. Mack agreed to be bound by certain covenants regarding noncompetition, non-solicitation of dealers and non-solicitation of employees through August 26, 1998 and (xii) the Company and Mr. Mack agreed to a mutual release of claims relating to Mr. Mack's resignation.

    Concurrently with Mr. Mack's resignation on August 26, 1996, director Warren Kantor agreed to serve as Chairman of the Executive Committee of the Company's Board of Directors. Pursuant to a letter agreement dated August 26, 1996, Mr. Kantor received a grant of options to purchase 200,000 shares of the Company's Common Stock at a purchase price of $17.375 per share, with 100,000 of such options to vest immediately on the date of the letter agreement and 100,000 to vest proportionately on the basis of Mr. Kantor's tenure as Chairman of the Executive Committee on and after February 14, 1997. In addition, the letter agreement provided for a bonus of up to 25,714 shares of the Company's Common Stock. 12,857 of such shares were awarded on August 26, 1996. The award of the remaining 12,857 was dependent upon Mr. Kantor's service after February 14, 1997. In addition, the letter agreement provided that the Company would reimburse Mr. Kantor for all reasonable expenses incurred in connection with his performance of his duties as Chairman of the Executive Committee. By letter agreement dated December 18, 1996, the Company agreed to amend the terms of the letter agreement with Mr. Kantor to accelerate the vesting of the second 100,000 options to February 14, 1997 and to provide for the issuance of the additional 12,857 shares of Common Stock on February 14, 1997. Such amendments were made in consideration of additional service provided by Mr. Kantor to the Company in his capacity as Chairman of the Executive Committee.

    In addition to the above grants, on December 18, 1996 the Board of Directors of the Company agreed to retain Mr. Kantor to act as a consultant for the Company. The terms of such retention are set forth in a Consulting Agreement dated January 1, 1997. Pursuant to the Consulting Agreement, Mr. Kantor agreed to provide 450 hours of consulting services. In exchange for such services, Mr. Kantor received a grant of a non-statutory option (the "Consulting Option") to purchase 125,000 shares of Olympic Common Stock at an exercise price equal to the fair market value of those shares on the date of grant ($14.87). Such options vest as of December 31, 1997, the last day of the one year term of the Agreement. On January 27, 1997, the Board determined that it would require more than 450 hours of consulting services from Mr. Kantor in 1997. After discussion, Mr. Kantor agreed that he would provide an unlimited number of hours in return for the grant of a non-statutory option to purchase an additional 70,160 shares of Olympic Common Stock at an exercise price equal to the fair market value of the stock on the date of grant ($14.87). Such additional grant was set forth in an Option Agreement dated January 29, 1997.

    In connection with his agreement to join the Company as Chief Executive Officer, Richard A. Greenawalt and the Company entered into an Employment Agreement dated as of January 6, 1997 (the "Greenawalt Employment Agreement"), which became effective as of January 29, 1997. The Greenawalt Employment Agreement provides that (i) not later than the effective date, the Company shall grant Mr. Greenawalt a ten-year option to purchase 1,200,000 shares of the Common Stock at an exercise price of $14.87 per share, which shall vest in three equal installments on the first three anniversaries of the date of grant, subject to accelerated vesting in the event of death, Disability (as defined), termination without Cause (as defined), termination for Good Reason (as defined) or a Change in Control (as defined in the option agreement executed in connection with the Greenawalt Employment Agreement); (ii) the Company shall file a registration statement on Form S-8 covering the shares issuable upon exercise of such options; (iii) Mr. Greenawalt shall divide his time between the Company's offices in Minneapolis, Minnesota and a location outside of Philadelphia, Pennsylvania; (iv) Mr. Greenawalt shall receive an annual base salary of not less than $100,000 per year, which base salary shall be reviewed at least once each year and may be increased; (v) Mr. Greenawalt shall be awarded an annual bonus based on reasonable and customary criteria consistent with the Company's past practices, with a target amount per fiscal year at least equal to $300,000, with provisions for prorating such bonus in the event that a fiscal year begins but does not end during Mr. Greenawalt's term of employment;
(vi) Mr. Greenawalt's annual bonus shall be applied toward participation in the 1994-1997 Restricted Stock Election Plan and the 1998-2000 Restricted Stock Election Plan on a basis commensurate with an executive having a base salary of $500,000 (or, if greater, Mr. Greenawalt's annual base salary); (vii) the Company shall provide fringe benefits including health, disability and life insurance, not less than four weeks' vacation, expense reimbursement, use of an automobile or automobile payments and certain club membership fees; (viii) Mr. Greenawalt may voluntarily terminate his employment upon not less than 15 days' advanced notice to the Company; (ix) the Company may terminate Mr. Greenawalt's employment effective on the 90th day after Mr. Greenawalt receives a written notice of intention to terminate his employment after having established his Disability (as defined), provided that Mr. Greenawalt has not returned to full-time performance of his duties during such period, and provided further that the Company shall continue to provide health, disability and life insurance; (x) the Company may terminate Mr. Greenawalt's employment for Cause (as defined), provided that the Company give written notice of such a termination within 10 business days of having actual knowledge of all of the events giving rise to such termination; (xi) Mr. Greenawalt may terminate his employment for Good Reason, provided that he gives written notice of such termination within 180 days of having actual knowledge of the events giving rise to such termination; (xii) the Company may terminate Mr. Greenawalt's employment without Cause and not on account of Disability on 15 days' written notice; (xiii) in the event that Mr. Greenawalt terminates his employment as described in (xi) above or the Company terminates Mr. Greenawalt's employment as described in (xii) above, then the Company shall pay in a lump sum, within 15 days of the termination, a cash amount equal to two times the sum of (a) Mr. Greenawalt's annual base salary, (b) Mr. Greenawalt's annual bonus,
(c) the average annual amount paid or reimbursed to Mr. Greenawalt with regard to automobile and club membership payments and (d) the present value of the annual cost to the Company of obtaining the health, disability and life insurance then provided to Mr. Greenawalt; (xiv) the Company shall make certain payments to cover certain excise tax amounts that may become due from Mr. Greenawalt; and (xv) Mr. Greenawalt shall be bound by certain covenants regarding noncompetition, non-solicitation of dealers and non-solicitation of employees for one year following termination of his employment.

                              DESCRIPTION OF UNITS

    Each Unit consists of one Note having a principal amount of $1,000 and one Warrant to purchase 6.84 shares of Common Stock at an exercise price of $11.00 per share. The Notes and the Warrants will not be separately transferable until the earlier to occur of (i) one year from the date of issuance, and (ii) such earlier date as may be determined by Donaldson, Lufkin & Jenrette Securities Corporation (the "Separation Date"), at which time the Notes and the Warrants will become separately transferable.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes will be issued pursuant to an Indenture dated as of the Issue Date, as supplemented by a First Supplemental Indenture (the "Supplemental Indenture"), to be dated as of the Issue Date (as so supplemented, the "Indenture"), between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Reference is made to the "Description of Debt Securities" and the "Description of Senior Debt Securities" contained in the Prospectus (collectively, the "Prospectus Note Description") for a description of certain terms of the Indenture. To the extent the Prospectus Note Description is inconsistent with the following summary, such summary supersedes the Prospectus Note Description. A copy of the proposed form of Indenture (excluding the Supplemental Indenture) has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Olympic Financial Ltd. and not to any of its Subsidiaries.

    The Notes will be general unsecured obligations of the Company and will rank senior to all outstanding subordinated Indebtedness of the Company ($53.7 million aggregate principal amount outstanding as of December 31, 1996) and PARI PASSU in right of payment with all current and future unsecured unsubordinated Indebtedness of the Company. The Company is a party to certain Warehouse Facilities that finance purchases of automobile loans to be held on a short-term basis pending securitization in the ordinary course of the Company's business. The Company's obligations under such Warehouse Facilities are secured by the loans financed thereby, and the Notes are effectively subordinated to such obligations to the extent of the security interest in such loans. Moreover, the Company engages in the warehousing and securitization of automobile receivables through Subsidiaries in the ordinary course of business, and the Notes are effectively subordinated to the obligations of such Subsidiaries in connection therewith. The Company is dependent to a material extent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company and certain of its Subsidiaries are also parties to agreements with FSA, which has a pledge of the stock of such Subsidiaries and the right to restrict cash distributions from such Subsidiaries to the Company in certain circumstances. See "Risk Factors--Loan Performance Risks" in this Prospectus Supplement and in the accompanying Prospectus. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of Subsidiary warehouse lenders, FSA and any other entity providing credit enhancement for the Company's securitizations since proceeds from any such liquidation or reorganization will first be applied to satisfy obligations of such Subsidiaries owing to creditors of such Subsidiaries, including warehouse lenders and FSA or other credit enhancement providers, before such proceeds may be available for distribution to the Company. The Company will be restricted under the Indenture in its ability to pledge any assets to secure Indebtedness, except for Permitted Liens. Permitted Liens include, among other things, any liens on Receivables to secure Indebtedness in connection with Loan Securitizations, obligations under Warehouse Facilities or Hedging Obligations. In certain circumstances, the Company's Excess Spread also may be pledged to secure Indebtedness. Consequently, such Indebtedness will be senior to the Notes to the extent of the security interests in such assets.

    As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As of the Issue Date, the Notes are not guaranteed by any of the Company's Subsidiaries. The Company may, in the future, cause one or more Subsidiaries to become Subsidiary Guarantors, which would permit such Subsidiaries to incur certain Indebtedness and issue certain preferred stock, and would permit certain Investments in such Subsidiaries that would not otherwise be permitted. In such event, the Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Subsidiary Guarantors. See "--Subsidiary Guarantees."

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be limited in aggregate principal amount to $300.0 million and will mature on March 15, 2007. Interest on the Notes will accrue at the rate of 11 1/2% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 1997, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium and interest with respect to Notes the Holders of which have given valid, timely and complete wire transfer instructions to the Company and the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof in such instructions. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Notes will not be redeemable at the option of the Company prior to March 15, 2002. Thereafter, the Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice to each Holder, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period commencing on March 15 of the years set forth below:

YEAR                                                                      PERCENTAGE
------------------------------------------------------------------------  -----------
2002....................................................................      105.75%
2003....................................................................      103.83%
2004....................................................................      101.92%
2005 and thereafter.....................................................      100.00%

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    The Indenture will provide that, upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than the earliest date permitted under Rule 14e-1 under the Exchange Act ("Rule 14e-1") and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    Pursuant to the Indenture, on the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent is required to promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee is required to promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not the covenant described below under "--Merger, Consolidation or Sale of Assets" is applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company's Warehouse Facilities contain, and future Indebtedness of the Company may contain, prohibitions of certain events that could constitute a Change of Control. In addition, the financial effect on the Company of the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes could cause a default under outstanding Indebtedness, even if the Change of Control itself does not. In addition, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation and excluding sales, leases, transfers, conveyances or other dispositions pursuant to Loan Securitizations or Warehouse Facilities), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by general voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    From August 1996 until December 1996, the Board of Directors of the Company reviewed strategic alternatives available to the Company, including possible sale of the Company and its Subsidiaries. No offer to purchase the Company and its Subsidiaries was made during such time; however, there can be no assurance that the Company will not engage in a transaction constituting a Change of Control in the future.

    ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee and, with respect to any Asset Sale involving consideration in excess of $5.0 million, a resolution of the Company's Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are expressly assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any currencies, securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents within 30 days after receipt (to the extent of the cash received), shall be deemed to be Cash Equivalents for purposes of this provision.

    The Indenture will permit the Company or the Restricted Subsidiary, as the case may be, within 180 days after the receipt of any Net Proceeds from an Asset Sale subject to this covenant, to apply such Net Proceeds (a) to permanently reduce Senior Indebtedness (other than the Notes or obligations of a Special Purpose Entity) of the Company or of any Restricted Subsidiary, or (b) to (i) an Investment (other than in Receivables that, at the time of purchase, are not Eligible Receivables), or (ii) the purchase of Receivables that are, at the time of purchase, Eligible Receivables (including payment of Dealer Participations), or (iii) the making of any capital expenditure, or (iv) the acquisition of any other tangible assets, in each case, in or with respect to a Permitted Business. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce the principal obligations outstanding under any Warehouse Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Indenture will require the Company to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, if any Excess Spread or interest therein is sold or otherwise conveyed or disposed of in an Asset Sale subject to this covenant and, immediately thereafter, Finance Income Receivable relating to the remaining aggregate Excess Spread not sold, conveyed or disposed of pursuant to such transaction (the "Remaining Finance Income Receivable") would be less than Minimum Finance Income Receivable, the Company shall be required to make an Asset Sale Offer in the amount by which the Remaining Finance Income Receivable is less than Minimum Finance Income Receivable (the "FIR Offer Amount"), without regard to the application of the Net Proceeds of such sale by the Company pursuant to clause (a) or (b) above; PROVIDED, that any Asset Sale Offer made pursuant to this sentence shall be at an offer price of 101% of the principal amount of the Notes plus accrued and unpaid interest thereon to the date of the purchase. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds or FIR Offer Amount, the Company or the Restricted Subsidiary, as the case may be, may use any remaining Excess Proceeds or FIR Offer Amount for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds or FIR Offer Amount, the Trustee is required to select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The FIR Offer Amount shall be determined separately for each Asset Sale of Excess Spread.

    Under the Indenture, the Asset Sale Offer is required to remain open for the minimum period of time required by Rule 14e-1 and no longer (the "Asset Sale Offer Period"). Under the Indenture, no later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company is required to purchase the principal amount of Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

    If the Asset Sale Purchase Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

    Under the Indenture, on or before the Asset Sale Purchase Date, the Company is required, to the extent lawful, to accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and to deliver to the Trustee an Officers'

Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depositary or the Paying Agent, as the case may be, is required, not later than five days after the Asset Sale Purchase Date, to mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company is required to issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, is required to authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of any Note surrendered. Any Note not so accepted is required to be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

    The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) other than dividends or other payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or other payments or distributions payable to the Company or any Wholly-Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by any Wholly-Owned Restricted Subsidiary of the Company) or any direct or indirect parent of the Company; (iii) make any principal payment on or with respect to, purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than Hedging Obligations, Permitted Warehouse Debt or intercompany Indebtedness payable to the Company or a Restricted Subsidiary of the Company by any Restricted Subsidiary of the Company), except at final maturity or in accordance with the mandatory redemption, sinking fund, purchase or repayment provisions set forth in the documentation governing such Indebtedness when such Indebtedness is incurred, or when such Indebtedness is amended at any time when it could be incurred under the test set forth in the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vi) and (viii) of the next succeeding paragraph), is less than the sum of (i) 25% of the aggregate cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from and after the last day of the first fiscal quarter ending immediately following the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
    (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or Indebtedness represented by securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or other Indebtedness represented by securities that have been converted into Disqualified Stock); plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of (A) any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture or (B) any regular quarterly dividend on the Company's common stock not in excess of $0.01 per share per fiscal quarter; (ii) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED, that the amount of any such net cash proceeds that are utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(iii) the payment of principal on, or purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED, that the amount of any such net cash proceeds from any such sale of Equity Interests that are utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) the redemption of Indebtedness or preferred stock that is redeemable at the option of the Company and convertible by its terms into common stock of the Company, and which was permitted to be incurred or issued by the terms of the Indenture; PROVIDED, that at the time such securities are called for redemption the number of shares of common stock of the Company which a holder of such securities would receive upon such holder's conversion of such securities to common stock multiplied by the closing bid or comparable market price of the Company's common stock on the principal securities exchange for such common stock on the Business Day immediately preceding the day such Indebtedness or preferred stock is called for redemption would exceed 120% of the redemption price to be paid by the Company for such Indebtedness or preferred stock in connection with such redemption; (v) in the absence of a Default or Event of Default which has occurred or would occur as a consequence thereof, scheduled dividends and mandatory redemptions, repurchases or sinking fund payments with respect to Disqualified Stock or preferred stock of a Subsidiary Guarantor, which, when issued, was permitted to be issued pursuant to the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (vi) in the absence of a Default or Event of Default which has occurred or would occur as a consequence thereof, principal payments, purchases, redemptions, defeasance or other acquisition or retirement for value of any Junior Subordinated Notes permitted to be incurred pursuant to clause (11) of the second paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (vii) payments (A) in an amount not to exceed $1.0 million in the aggregate during any fiscal year of the Company (plus any such amount not utilized in any prior fiscal year) in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interest of the Company held by an employee or director of the Company or any of its Subsidiaries, related to compensation or severance arrangements or (B) of withholding taxes due or paying exercise prices in connection with exercises of options for common stock of the Company by such persons with such common stock as consideration therefor; (viii) the making and consummation of any offer to repurchase any Indebtedness upon the occurrence of a change of control under and as defined in the documents governing such Indebtedness; PROVIDED, that in connection with Indebtedness incurred after the Issue Date, the definition of "change of control" is the same in all material respects as the definition of "Change of Control" set forth in the Indenture and payments pursuant thereto are not required to be made prior to the date on which the Change of Control Payment is required to be made under the Indenture or, with respect to any Indebtedness subordinated in right of payment to the Notes, no sooner than 30 days after the date such Change of Control Offer is required to be made; (ix) any purchase, redemption or other acquisition or retirement for value of Equity Interests issued pursuant to the Company's stockholder rights plan, as the same may be amended from time to time; and (x) payment of cash in lieu of fractional shares of common stock that otherwise would be issuable upon exercise of warrants to purchase common stock.

    If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair maket value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second succeeding paragraph below.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments other than cash shall be the fair market value (evidenced by an Officers' Certificate on the date of the Restricted Payment) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment in excess of $1.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or issue Disqualified Stock, and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for preferred stock issued to and held by the

Company or any Wholly-Owned Restricted Subsidiary of the Company, PROVIDED that any subsequent issuance or transfer of Capital Stock that results in such Wholly-Owned Restricted Subsidiary ceasing to be a Wholly-Owned Restricted Subsidiary of the Company or any subsequent transfer of such preferred stock (other than to the Company or any of its Wholly-Owned Restricted Subsidiaries) will be deemed, in each case, to constitute the issuance of such preferred stock by the issuer thereof; PROVIDED, HOWEVER, that the Company or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary Guarantor may issue preferred stock if, on the date of such incurrence or issuance and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

    The foregoing provisions will not apply to:

     (1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

     (2) the existence of Warehouse Facilities, regardless of amount, and the incurrence of Permitted Warehouse Debt by the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that to the extent any such Indebtedness of the Company or a Restricted Subsidiary of the Company ceases to constitute Permitted Warehouse Debt, to such extent such Indebtedness shall be deemed to be incurred by the Company or such Restricted Subsidiary of the Company, as the case may be, at such time;

     (3) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (i)(A) any subsequent issuance or transfer of any Capital Stock which results in any such Indebtedness being held by a Person other than a Restricted Subsidiary of the Company and (B) any sale or transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, (ii) any Indebtedness of the Company to any Restricted Subsidiary of the Company is permitted by the covenant described above under "--Restricted Payments" and (iii) if the Company is the obligor on such Indebtedness, such Indebtedness is either (A) owed solely to a Special Purpose Entity in connection with a Loan Securitization or Warehouse Facility or
(B) expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

     (4) the incurrence by the Company of Indebtedness represented by the Notes and by the Subsidiary Guarantors of Subsidiary Guarantees;

     (5) Indebtedness of the Company, any of its Restricted Subsidiaries or any Special Purpose Entity outstanding on the Issue Date;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness with respect to Indebtedness that was permitted by the Indenture to be incurred or that was outstanding at the Issue Date; PROVIDED, that Permitted Refinancing Indebtedness with respect to clauses
(1), (2), (3), (7) or (12) of this paragraph (and Indebtedness of like character outstanding on the Issue Date) would otherwise be permitted to be incurred pursuant to such clauses, as applicable;

     (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations directly related to (i) Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted by the Indenture to be incurred, (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale in a Loan Securitization, (iii) Receivables of the Company or its Restricted Subsidiaries that have been sold pursuant to a Warehouse Facility; or
(iv) Receivables that the Company or a Restricted Subsidiary of the Company reasonably expects to purchase or commit to purchase, finance or accept as collateral; PROVIDED, HOWEVER, that, in the case of each of the foregoing clauses (i) through (iv), such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP as applied by the Company and its Restricted Subsidiaries on the Issue Date;

     (8) the incurrence of Acquired Debt by the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding (reduced by the amount of Acquired Debt repaid with Net Proceeds of Asset Sales of the Restricted Subsidiary acquired subject to such Acquired Debt) that is without recourse to the Company or any of its Restricted Subsidiaries or any of their respective assets (other than the Restricted Subsidiary acquired subject to such Acquired Debt), and is not guaranteed by any such Person; PROVIDED, that at the time of such incurrence, the Restricted Subsidiary acquired subject to such Acquired Debt becomes a Subsidiary Guarantor;

     (9) the Guarantee by the Company or any of the Subsidiary Guarantors of the Indebtedness of the Company or another Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

    (10) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness under a Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

    (11) the incurrence by the Company of Indebtedness which is expressly subordinated in right of payment to the Notes in an aggregate principal amount at any time outstanding not to exceed the sum of $75.0 million, PROVIDED, HOWEVER, that the extension or roll-over of the Junior Subordinated Notes will not reduce the amount of Indebtedness that may be incurred pursuant to this clause (11);

    (12) (A) the incurrence by a Special Purpose Entity of Indebtedness in connection with a Loan Securitization; PROVIDED, HOWEVER, that if and to the extent (and only to the extent) any such Indebtedness ceases to be "without recourse" (as defined in the definition of "Special Purpose Entity"), such Indebtedness shall be deemed to be incurred by a Restricted Subsidiary of the Company at such time; and (B) the issuance by a Special Purpose Entity of preferred stock representing a residual interest in such Special Purpose Entity; and

    (13) (A) the incurrence by an Unrestricted Subsidiary of the Company of Non-Recourse Debt (including, without limitation, Non-Recourse Debt that would constitute Permitted Warehouse Debt if incurred by a Restricted Subsidiary of the Company); PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of the Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and (B) the issuance by an Unrestricted Subsidiary of the Company of preferred stock.

    The Indenture will also provide that the Company will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company or any such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated to the Notes, or the Subsidiary Guarantee of such Subsidiary Guarantor (as applicable), on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    LIENS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens. Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Warehouse Facilities as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, additions (including additional Warehouse Facilities), replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, additions, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Warehouse Facilities as in effect on the Issue Date, (b) applicable law, (c) any instrument governing Acquired Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Debt was incurred or such Capital Stock was issued or its terms amended in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person or the property or assets of the Person, so acquired, PROVIDED that such Person is not taken into account in determining on a pro forma basis whether such acquisition subject to such Acquired Debt was permitted by the terms of the Indenture, (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (f) Credit Enhancement Agreements, (g) the requirements of any Loan Securitization that are exclusively applicable to any Special Purpose Entity or (h) Permitted Refinancing Indebtedness; PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock," if such covenant is then applicable. This covenant shall apply to the Notes in lieu of the "Merger, Consolidation or Sale of Assets" covenant described in the accompanying Prospectus.

    TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing actions, considered separately, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; PROVIDED that Affiliate Transactions shall not include (A) any employment agreement, stock option, employee benefit, indemnification, compensation (including the payment of reasonable fees to directors of the Company or its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries), business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, (B) transactions between or among the Company and/or its Restricted Subsidiaries not otherwise prohibited by the Indenture, (C) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $500,000 in aggregate principal amount outstanding at any one time, (D) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" and Permitted Investments and (E) transactions, arising out of and in connection with either a Loan Securitization or the incurrence of Permitted Warehouse Debt, between the Company or any Restricted Subsidiary of the Company, on the one hand, and a Special Purpose Entity or Warehouse Facility or any Person (other than an Affiliate of the Company that is not a Subsidiary of the Company) which owns an interest in a Special Purpose Entity or Warehouse Facility, on the other hand.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force and effect and shall cease to apply upon and after the occurence of an Investment Grade Rating Event.

    NO AMENDMENT TO SUBORDINATION PROVISIONS

    The Indenture will provide that, without the consent of the Holders of 90% of the Notes outstanding, the Company will not amend, modify or alter the terms of the Subordinated Notes to (i) increase the rate of or change the time for payment of interest on such Subordinated Notes, (ii) increase the principal of, advance the final maturity date of or shorten the maturity of such Subordinated Notes, (iii) increase the redemption price or alter the other redemption provisions or increase the price or modify the other terms at which the Company is required to offer to purchase such Subordinated Notes or (iv) amend any of the provisions governing subordination of such Subordinated Notes in a manner adverse to the Holders of the

Notes; PROVIDED, that no such consent will be required if, at the effective time of any such amendment, modification or alteration, the Company would be permitted to incur such amended, modified or altered Subordinated Notes under the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force and effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses. Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    PAYMENTS FOR CONSENT

    The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force and effect and shall cease to apply on and after the occurrence of an Investment Grade Rating Event.

    REPORTS

    The Indenture will provide that, in addition to the reports set forth under the caption "Description of Senior Debt Securities--Certain Covenants in the Senior Note Indenture--Reports" in the accompanying Prospectus, so long as any Notes are outstanding and until the occurrence of an Investment Grade Rating Event, the Company will furnish to the Holders of Notes, either on the face of the financial statements or the footnotes thereto or in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition, results of operations and statements of cash flow of the Company and its Restricted Subsidiaries separate from those of the Company's Unrestricted Subsidiaries.

SUBSIDIARY GUARANTEES

    The Indenture will provide that the Company will not, and will not permit any of the Subsidiary Guarantors to, make any Investment in any Subsidiary of the Company that is not a Subsidiary Guarantor unless either (i) such Investment is permitted by the covenant entitled "--Restricted Payments" (including Investments in Special Purpose Entities) or (ii) such Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provision of the Indenture. Currently, the Company's only active Restricted Subsidiaries are Special Purpose Entities and therefore there will be no Subsidiary Guarantees of the Notes in effect on the Issue Date. The Indenture will provide that each Subsidiary Guarantor's obligations under its Subsidiary Guarantee will be unsecured senior obligations of such Subsidiary Guarantor and will be joint and several with the obligations of each other Subsidiary Guarantor under its Subsidiary Guarantee of the Notes.

    The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraphs, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, under the Indenture, (ii) immediately after giving effect to such transaction no Default or Event of Default exists, (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction, and
(iv) the Company would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; PROVIDED that the foregoing provisions will not restrict the ability of a Subsidiary Guarantor to consolidate or merge with the Company or a Wholly-Owned Restricted Subsidiary of the Company.

    The Indenture will provide that, in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor (other than to or with the Company or a Wholly-Owned Restricted Subsidiary of the Company), by way of merger, consolidation or otherwise, or a sale or other disposition of all the Capital Stock of such Subsidiary Guarantor (other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company), then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

    Various fraudulent conveyance laws enacted for the protection of creditors may apply to a Subsidiary Guarantor's issuance of a Subsidiary Guarantee, if any, with respect to the Notes. To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor, or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the Company's issuance of the Notes and/or the issuance of such Subsidiary Guarantee. Each Subsidiary Guarantee will contain a savings clause, which states that the obligations of each Subsidiary Guarantor under the Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Subsidiary Guarantee of any Subsidiary Guarantor was avoided or limited as fraudulent conveyance or held unenforceable for any other reason, Holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the Holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities (including trade payables) of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the Holders of the Notes relating to any avoided portions of any of the Subsidiary Guarantees.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, is greater than the value of all of its assets at a fair valuation or if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described above under "--Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Merger, Consolidation or Sale of Assets," "--Liens" or "--Business Activities"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be invalid or unenforceable or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary of the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium, if any, or interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default. The "Events of Default and

Remedies" provisions described above shall apply to the Notes in lieu of those described in the accompanying Prospectus.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,
(vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. The "Amendment, Supplement and Waiver" provisions described above shall apply to the Notes in lieu of those described under the caption "Description of Senior Debt Securities--Modification and Waiver" in the accompanying Prospectus.

ADDITIONAL INFORMATION

    Any Holder may obtain a copy of the Indenture without charge by writing to Olympic Financial Ltd., 7825 Washington Avenue South, Minneapolis, Minnesota, 55439-2435, Attention: Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Notwithstanding the foregoing, no Person (other than the Company or any Restricted Subsidiary of the Company) in whom a Special Purpose Entity makes an Investment in connection with a Loan Securitization shall be deemed to be an Affiliate of the Company or any of its Restricted Subsidiaries solely by reason of such Investment.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, (x) by way of a sale and leaseback and (y) the sale or other disposition of any Excess Spread) other than sales of Receivables in connection with Loan Securitizations or Warehouse Facilities and sales of repossessed assets in the ordinary course of business (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue by the Company or any of its Restricted Subsidiaries of Equity Interests, or the sale by the Company or any Restricted Subsidiary of any Equity Interests, of their Subsidiaries (other than directors qualifying shares), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) an issuance of Equity Interests by a Wholly-Owned Restricted Subsidiary of the Company to the Company or to another Wholly-Owned Restricted Subsidiary of the Company; (ii) a Restricted Payment that is permitted by the covenant described above under "--Restricted Payments"; (iii) a pledge, or transfer pursuant to a pledge, of assets, which pledge is a Permitted Lien; (iv) a disposition by a Restricted Subsidiary of the Company to the Company or a Wholly-Owned Restricted Subsidiary of the Company or by the Company to a Wholly-Owned Restricted Subsidiary of the Company; and (v) leasing transactions and other sales of goods and services in the ordinary course of business of a Permitted Business.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's and in each case maturing within nine months after the date of acquisition, and (vi) money market funds, the portfolios of which are limited to investments described in clauses (i) through (v) above.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED LEVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of all consolidated Indebtedness of the Company and its Restricted Subsidiaries excluding (A) Permitted Warehouse Debt,
(B) Hedging Obligations permitted to be incurred pursuant to clause (5) or (7) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (C) Indebtedness of a Special Purpose Entity permitted to be incurred pursuant to clause (5) or (12)(A) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" to (ii) the Consolidated Net Worth of the Company.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); PROVIDED, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; PROVIDED, that this clause (ii) shall not exclude Net Income, the distribution of which is restricted solely by reason of spread account requirements with respect to Special Purpose Entities or Warehouse Facilities or limitations imposed by any Credit Enhancement Agreement or Warehouse Facility that are permitted by the covenant summarized above under "--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CREDIT AGREEMENT" means any credit agreement entered into by and among the Company (and, if the Company so elects, one or more Subsidiary Guarantors) and one or more financial institutions, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "CREDIT ENHANCEMENT AGREEMENTS" means, collectively, any documents, instruments or agreements entered into by the Company, any of its Restricted Subsidiaries or any Special Purpose Entities with any Person exclusively for the purpose of providing credit support for Special Purpose Entities or any of their respective Indebtedness (including, without limitation, Permitted Warehouse
Debt) or asset-backed securities, including, without limitation, insurance and indemnity agreements with FSA.

    "DEALER PARTICIPATIONS" means, for any period, the cash paid or payable to originators of Receivables and other Persons by the Company or any of its Restricted Subsidiaries, net of payments received by the Company or any of its Restricted Subsidiaries from such Persons with respect to defaults and prepayments on Receivables, during such period, as participations in connection with the purchase of Receivables, including, without limitation, commissions paid to brokers in connection with the foregoing.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that either (A) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, in whole or in part, pursuant to a sinking fund obligation or otherwise or, (ii) is convertible into or exchangeable for Indebtedness or Disqualified Stock in whole or in part, or (iii) is redeemable in whole or in part, at the option of the Holder thereof at any time, in any such case, on or prior to the date that is 91 days after the date on which the Notes mature, or
(B) is designated by the Company (in a resolution of the Board of Directors delivered to the Trustee) as Disqualified Stock.

    "ELIGIBLE RECEIVABLES" means, at any time, Receivables which meet the sale or loan eligibility criteria set forth in one or more of the Warehouse Facilities to which the Company or any of its Restricted Subsidiaries is a party at such time and is eligible for sale in a Loan Securitization.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire such Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, such Capital Stock).

    "EXCESS SPREAD" means, over the life of a pool of Receivables that have been sold by the Company or a Restricted Subsidiary to a Special Purpose Entity or other Person in a Loan Securitization, the rights, other than servicing rights, retained by the Company or such Restricted Subsidiary at or subsequent to the closing of such securitization or sale with respect to such pool, to receive cash flows attributable to such pool.

    "FINANCE INCOME RECEIVABLE" of the Company means the capitalized asset value of Excess Spread of the Company and its Restricted Subsidiaries appearing from time to time on the consolidated balance sheet of the Company and its Restricted Subsidiaries (including finance income receivable and restricted cash in spread accounts), calculated in accordance with GAAP.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, cap agreements, collar agreements and related agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in value of assets owned, financed or sold, or of liabilities incurred or assumed, or of pre-funding arrangements, in any case in the ordinary course of business of such Person and not for speculative purposes.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien (except Liens on Receivables and other assets (including spread accounts of a Special Purpose Entity incurred in connection with a Loan Securitization)) on any asset of such Person (whether or not such indebtedness is assumed by such Person), (iii) without duplication, all Warehouse Debt, (iv) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock and, in the case of any Subsidiary Guarantor, preferred stock (but excluding in each case any accrued dividends thereon), and (v) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person to the extent of any Guarantee of such indebtedness provided by such Person. Except in the case of Warehouse Debt (the amount of which shall be determined in accordance with the definition thereof) and except in the case of Hedging Obligations (the amount of which shall be determined on a net basis after rights of set-off and related positions), the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term "Indebtedness" does not include (i) obligations pursuant to representations, warranties, covenants and indemnities in connection with a Loan Securitization or Warehouse Facility or (ii) deposit liabilities of any Subsidiary, the deposits of which are insured by the Federal Deposit Insurance Corporation or any successor thereto.

    "INVESTMENT GRADE RATING" means a simultaneous Moody's Investors Service, Inc. debt rating of Baa3 or higher (or the equivalent rating of any Substitute Rating Agency) and a Standard & Poor's debt rating of BBB- or higher (or the equivalent rating of any Substitute Rating Agency).

    "INVESTMENT GRADE RATING EVENT" means, and shall be deemed to have occurred on the first day on which, (i) the Notes have been and are assigned an Investment Grade Rating and (ii) no Default or Event of Default has occurred and is continuing under the Indenture.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

    "ISSUE DATE" means March 12, 1997.

    "JUNIOR SUBORDINATED NOTES" means the Company's 30, 60, 90 and 180 day and One Year Subordinated Extendible Notes and One, Two, Three, Four, Five and Ten Year Subordinated Fixed-Term Notes issued under the Indenture dated July 1, 1994, as amended.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LOAN SECURITIZATION" means a public or private transfer of Receivables in the ordinary course of business of the Company and its Restricted Subsidiaries and by which the Company or any such Restricted Subsidiary directly or indirectly securitizes a pool of Receivables, including but not limited to any such transaction involving the sale of specified Receivables to a Special Purpose Entity.

    "MINIMUM FINANCE INCOME RECEIVABLE" means Finance Income Receivable equal to 200% of all Senior Indebtedness of the Company and its Restricted Subsidiaries as of the time of creation of a Lien or the sale of Excess Spread, as the case may be. Any determination of whether Finance Income Receivable is greater or less than Minimum Finance Income Receivable shall be based on the consolidated balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, after giving pro forma effect to the Asset Sale or Lien for which such determination is being made and to any other sale of or Lien on Excess Spread or reduction of Finance Income Receivable since the date of such balance sheet.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate Cash Equivalent proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any Cash Equivalent received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would consitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "PERMITTED BUSINESSES" means any consumer or commercial finance business or any financial service business, including but not limited to banks, savings and loan associations, credit unions and other financial institutions operated in conjunction therewith.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Subsidiary Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (i) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company and a Subsidiary Guarantor that is engaged in a Permitted Business or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "--Repurchase at the Option of Holders--Asset Sales"; (e) any Investment in Receivables, including Dealer Participations; (f) Investments by the Company or any of its Subsidiaries in

Special Purpose Entities, in any Person owning residual interests in a Special Purpose Entity or in repossessed assets, in each case in the ordinary course of business in connection with or arising out of Loan Securitizations or Warehouse Facilities; (g) purchases of all remaining outstanding asset-backed securities of any Special Purpose Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Special Purpose Entity, but only if 90% or more of the aggregate principal amount of the original asset-backed securities of such Special Purpose Entity have previously been retired; and (h) other Investments in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) that do not exceed $10.0 million at any time outstanding.

    "PERMITTED LIENS" means (i) Liens on Receivables or other assets (other than Excess Spread) securing Warehouse Debt or Hedging Obligations (or Guarantees of Warehouse Debt or Hedging Obligations); (ii) Liens on Excess Spread and on the Capital Stock of Restricted Subsidiaries of the Company substantially all of the assets of which are Excess Spread; PROVIDED, HOWEVER, that, unless an Investment Grade Rating Event has occurred, any such Liens may only encumber Excess Spread in an amount which, in the aggregate, does not exceed 50% of the amount by which Finance Income Receivable relating to all Excess Spread exceeds Minimum Finance Income Receivable at the time of the incurrence of such Lien; (iii) Liens in favor of the Company or any Restricted Subsidiary; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (1) of the second paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (viii) Liens existing on the Issue Date; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens (including, without limitation, Liens on spread accounts and any Excess Spread represented thereby) in favor of a monoline insurance company or other provider of credit enhancement pursuant to a Credit Enhancement Agreement; (xi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xii) Liens imposed by law, including but not limited to carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or, other Liens arising out of judgments or awards against the Company or any of its Restricted Subsidiaries with respect to which the Company or such Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review; (xiii) survey exceptions, easements and other restrictions on the use of property, (xiv) Liens on assets of Unrestricted Subsidiaries of the Company that secure Non-Recourse Debt of Unrestricted Subsidiaries of the Company, (xv) Liens on cash collateral accounts (including any Excess Spread represented thereby) established to satisfy the requirements of a Warehouse Facility and (xvi) Liens on Receivables and other assets of a Special Purpose Entity incurred in connection with a Loan Securitization.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) or mandatory redemption amount, plus accrued interest or dividends on, the Indebtedness or Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of contractual prepayment charges and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity or final redemption date later than the final maturity or final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred or such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERMITTED WAREHOUSE DEBT" means Warehouse Debt of the Company or a Restricted Subsidiary of the Company outstanding under one or more Warehouse Facilities (excluding any Guarantees issued by the Company or a Restricted Subsidiary in connection therewith); PROVIDED, HOWEVER, that (i) the assets purchased with proceeds of such Warehouse Debt are or, prior to any funding under the Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP, (ii) such Warehouse Debt will be deemed Permitted Warehouse Debt (a) in the case of a Purchase Facility, only to the extent the holder of such Warehouse Debt has no contractual recourse to the Company or any of its Restricted Subsidiaries to satisfy claims in respect of such Warehouse Debt in excess of the realizable value of the Eligible Receivables financed thereby, and (b) in the case of any other Warehouse Facility, at the time such Warehouse Debt is incurred, only to the extent of the lesser of (A) the amount advanced by the lender with respect to the Eligible Receivables financed under such Warehouse Facility, and (B) 100% of the aggregate principal amount of such Eligible Receivables (exclusive of all Dealer Participations included therein) and (iii) any such Indebtedness incurred under such Warehouse Facility has not been outstanding in excess of 364 days.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated, organization, government or any agency or political subdivision thereof or any other entity.

    "PURCHASE FACILITY" means any Warehouse Facility in the form of a purchase and sale facility pursuant to which the Company or a Restricted Subsidiary of the Company sells Receivables to a financial institution, commercial paper facility or conduit or Special Purpose Entity and retains a right of first refusal or other repurchase arrangement upon the subsequent resale of such Receivables by such financial institution, commercial paper facility or conduit or Special Purpose Entity.

    "RECEIVABLES" means installment sale contracts, loans evidenced by promissory notes secured by assets, leases, mortgages or other finance receivables or instruments acquired in connection with the operations of any Permitted Business.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means any Subsidiary other than an Unrestricted Subsidiary.

    "SPECIAL PURPOSE ENTITY" means any Person (whether or not a Subsidiary of the Company) established and maintained exclusively for one or more of the following purposes: (i) purchasing or otherwise acquiring Receivables (together with any assets related to such Receivables, including, without limitation, all collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets which are customarily transferred in connection with asset securitization transactions involving Receivables) from the Company or any of its Restricted Subsidiaries in connection with a Loan Securitization or Warehouse Facility, (ii) selling such Receivables (and related assets) to a special purpose owner trust or other Person in connection with a

Loan Securitization or Purchase Facility, (iii) serving as a conduit for the issuance of commercial paper in connection with the operation of any Purchase Facility, (iv) issuing asset-backed securities, (v) serving as a corporate general partner (or managing member of a limited liability company) of another Special Purpose Entity, (vi) investing in and holding Investments in Special Purpose Entities issuing securities backed by Receivables originated by the Company or any Restricted Subsidiary of the Company, or (vii) engaging in activities that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified above, PROVIDED, HOWEVER, that the obligations of such Special Purpose Entity are without recourse to the Company and any Restricted Subsidiary of the Company other than such Special Purpose Entity, except to the extent of Indebtedness incurred by the Company or a Subsidiary Guarantor in accordance with the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock." For purposes of this definition, "without recourse" shall mean that the Indebtedness of such Special Purpose Entity and none of the other obligations (contingent or otherwise) of a Special Purpose Entity (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company, (ii) obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants (including any covenant to deliver Receivables in a pre-funded Loan Securitization) and indemnities entered into in connection with a Loan Securitization or Warehouse Facility, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Loan Securitization or Warehouse Facility. For purposes of the foregoing, a Permitted Investment in a Special Purpose Entity shall not be deemed recourse. As of the Issue Date, each of Olympic Receivables Finance Corp., Olympic Receivables Finance Corp. II, Arcadia Receivables Conduit Corp., Olympic First G.P. Inc., Olympic Second G.P. Inc. and Special Purpose Entities formed in connection with any Loan Securitization prior to the Issue Date shall be deemed to satisfy the requirements of this definition.

    "SENIOR INDEBTEDNESS" means all Indebtedness of any Person that is not subordinated in right of payment to any other Indebtedness or other obligations of such Person, excluding Permitted Warehouse Debt and Hedging Obligations.

    "SUBORDINATED NOTES" means the Junior Subordinated Notes and the 10.125% Subordinated Notes, Series 1996-A due 2001, of the Company outstanding at the Issue Date.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "SUBSIDIARY GUARANTOR" means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture.

    "SUBSTITUTE RATING AGENCY" means, in the event that at any time either Moody's Investors Service, Inc. or Standard & Poor's does not have a debt rating in effect for the Notes, a nationally recognized statistical rating organization designated by the Company with the approval of the Trustee as a substitute for Moody's Investors Service, Inc. or Standard & Poor's, as the case may be.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary that those that might be obtained at the time from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (d) has at least one director of its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness and preferred stock is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (ii) such Subsidiary becomes a Subsidiary Guarantor, and (iii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

    "WAREHOUSE DEBT" means Indebtedness of the Company or a Restricted Subsidiary of the Company equal to the greater of (x) the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility and (y) in the case of a Purchase Facility, the book value of the Eligible Receivables financed under such Warehouse Facility, until such time as such Eligible Receivables are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterparty under the Warehouse Facility to a Person who is not an Affiliate of the Company, including any Guarantees issued by the Company or a Restricted Subsidiary of the Company in connection therewith.

    "WAREHOUSE FACILITY" means any funding arrangement, including Purchase Facilities, with a financial institution or other lender or purchaser or any conduit or special purpose vehicle used in connection with such funding arrangement, to the extent (and only to the extent) that the Company or any of its Restricted Subsidiaries incurs Warehouse Debt thereunder exclusively to finance or refinance the purchase or origination of Receivables by the Company or a Restricted Subsidiary of the Company prior to securitization.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity (or final redemption, in the case of Disqualified Stock), in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness or mandatory redemption amount of Disqualified Stock.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

                            DESCRIPTION OF WARRANTS

    The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, as Warrant Agent (the "Warrant Agent"). Any Holder may obtain a copy of the Warrant Agreement without charge by writing to Olympic Financial Ltd., 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435, Attention: Secretary. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below. To the extent of any inconsistency, the terms of the Warrant Agreement supersede the terms of the Warrants described under the caption "Description of Securities Warrants" in the accompanying Prospectus.

GENERAL

    Each Warrant, when exercised, will entitle the Holder thereof to receive
6.84 fully paid and nonassessable shares (the "Warrant Shares") of Common Stock at an exercise price of $11.00 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants will entitle the Holders thereof to purchase in the aggregate 2,052,000 Warrant Shares (representing approximately 5.0% of the Company's Common Stock, on a fully diluted basis, as of the date hereof).

    The Warrants will be exercisable on or after the Separation Date and, unless exercised, will expire at 5:00 p.m., New York City time, on March 15, 2007 (the "Expiration Date"). The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

    The Warrants may be exercised by surrendering to the Company the Warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or by certified or official bank check payable to the order of the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such Holder, stock certificates representing the number of whole shares of Common Stock to which such Holder is entitled. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

    No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of a Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

    The Holders of the Warrants will have no right to vote on matters submitted to the shareholders of the Company and will have no right to receive dividends. The Holders of the Warrants will not be entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company. In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court, and the Holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

    In the event of taxable distribution to Holders of Common Stock that results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the Holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations."

ADJUSTMENTS

    The number of shares of Common Stock purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in certain events including: (i) the issuance by the Company of dividends (and other distributions) on its Common Stock payable in Common Stock,
(ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined) of Common Stock, (iv) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock for a consideration per share less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or for Common Stock for a conversion or exchange price less than the current market price for a share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) or (iv) above) and (vii) certain other events that could have the effect of depriving Holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants. The events described in clauses (v) and (vi) above are subject to certain exemptions described in the Warrant Agreement including, without limitation, (A) certain bona fide public offerings and private placements to persons that are not affiliates of the Company and (B) Common Stock (and options exercisable therefor) issued to the Company's employees and directors under bona fide employee benefit plans in an aggregate amount not to exceed 10% of the Common Stock outstanding at the Issue Date.

    No adjustment in the Exercise Price of and the number of shares of Common Stock covered by a Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions to the extent paid from retained earnings. No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; PROVIDED, HOWEVER, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of the Company.

    In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such Holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

    From time to time, the Company and the Warrant Agent, without the consent of the Holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any Holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the Holders of the Warrants will require the written consent of the Holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its affiliates). The consent of each Holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION

    The Company has agreed to use its best efforts to maintain the effectiveness of the Company's existing shelf registration statement which presently covers the issuance of the shares of Common Stock upon the exercise of Warrants, or to file and maintain another effective shelf registration statement, until 30 days after the Expiration Date. Holders of Warrants will be able to exercise the Warrants only if a registration statement relating to the Warrant Shares is then in effect or if the issuance of the Warrant Shares is exempt from registration requirements of the Securities Act and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various Holders of the Warrants reside. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the Warrant Shares issuable upon the exercise of the Warrants is not effective (unless the sale and issue of Warrant Shares upon the exercise of such Warrant is exempt from the registration requirements of the Securities Act) or if such Warrant Shares are not qualified or exempt from qualification in the states in which the Holders of the Warrants reside. See "Risk Factors--Current Registration Required to Exercise Warrants."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    It is the opinion of Dorsey & Whitney LLP, counsel to the Company, that the material federal income tax consequences to purchasers expected to result from the purchase, ownership and sale or other taxable disposition of the Units offered by this Prospectus Supplement, under currently applicable law, are as described herein. Such opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of Notes and Warrants.

    The following summary is for general information only. The tax treatment of a holder of Securities may vary depending upon his particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding the Notes and Warrants as other than "capital assets" within the meaning of Code Section 1221) may be subject to special rules not discussed below.

    An investor should consult his or her own tax advisor concerning this Offering. Investors should also consult their own tax advisors as to the tax treatment arising from the application of foreign, state and local tax laws and regulations.

NOTES

    As a general rule, interest paid or accrued on the Notes, as well as market discount and original issue discount, if any, will be treated as ordinary income to the holders thereof. A holder of Notes using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued thereon in ordinary income as such interest accrues, while a holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include such interest in ordinary income when payments are received (or made available for receipt) by such holder.

    ORIGINAL ISSUE DISCOUNT

    The Notes may be deemed to be issued with "original issue discount" within the meaning of Section 1273(a)(1) of the Code if the "stated redemption price at maturity" exceeds the "issue price" of the Notes. The original issue discount with respect to the Notes will be considered to be zero if it is less than 0.25% of the Notes' stated redemption price at maturity multiplied by the number of complete years from the date of issue of the Notes to their maturity date.

    The "stated redemption price at maturity" of the Notes will be equal to the principal amount thereof. Although under certain circumstances the Notes are subject to redemption by the Company for an amount in excess of their principal amount, the Company believes that, based on the Treasury Regulations, this excess need not be considered when determining the Notes' stated redemption price at maturity.

    In general, the "issue price" of a Note is determined by allocating the "issue price" of the Unit to the Note and Warrant comprising such Unit on the basis of the proportion which the fair market value of each such element of the Unit bears to the fair market value of the Unit. The "issue price" of a Unit is the initial offering price to the public at which a substantial amount of Units is first sold. The Treasury Regulations also provide that the Company may make a reasonable allocation of the "issue price" of a Unit to the Note and Warrant, and such allocation is generally binding on all holders of a Unit. Based upon the Company's intended allocation, the Notes will be deemed to have been issued with original issue discount. However, the Company's determination is not binding on the IRS or a holder that explicitly discloses that its allocation of the "issue price" of the Unit is different from the Company's allocation. Such disclosure must be made on a form prescribed by the Internal Revenue Service and attached to such holder's timely filed federal income tax return for its taxable year that includes the acquisition date of the Unit.

    If the Notes are determined to be issued with original issue discount, a holder thereof, regardless of such holder's method of accounting, must generally include the original issue discount in ordinary gross income for federal income tax purposes as it accrues in advance of the receipt of any cash attributable to such income. The amount of original issue discount, if any, required to be included in a Noteholder's ordinary gross income for federal income tax purposes in any taxable year will accrue on a daily basis under a constant-yield method that takes into account the compounding of interest. One effect of this method is that a relatively smaller portion of the original issue discount is included in income in the earlier years and a relatively larger portion in later years.

    MARKET DISCOUNT

    The Notes, whether or not issued with original issue discount, will be subject to the "market discount rules" of Section 1276 of the Code. In general, these rules provide that if the holder of a Note purchases a Note at a market discount (I.E., a discount from its original issue price plus any accrued original issue discount, as described above) and thereafter recognizes gain upon a disposition or redemption, the lesser of such gain or the accrued market discount will be taxed as ordinary interest income. Generally, the accrued market discount will be determined on a straight-line basis, although a holder may elect to determine accrued market discount under the constant-yield method.

    Limitations imposed by the Code, which are intended to match deductions with the taxation of income, may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a Note with accrued market discount. A holder of a Note may elect to include market discount in gross income as it accrues and, if he makes such an election, is otherwise exempt from this rule. The adjusted basis of a Note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

    PREMIUM

    In general, if a holder of a Note purchases the Note at a premium (I.E., an amount in excess of the amount payable upon the maturity thereof), such excess will be treated as "amortizable bond premium." In such case, a holder may elect, under Section 171 of the Code, to offset interest income with the amortizable bond premium as it accrues under a constant-yield method that is similar to the method used for the accrual of original issue discount. The holder's tax basis in the Note then decreases by the amount of the amortizable bond premium used to offset interest income. An election under Section 171 of the Code is available only if a Note is held as a capital asset. Noteholders should consult with their own tax advisors regarding special rules that apply for determining the amount and method of amortizing bond premium with respect to the Notes that may be redeemed prior to maturity.

    SALE OF THE NOTES

    A holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note equal to the difference between the amount of cash or the fair market value of property received in exchange therefor (except to the extent attributable to accrued interest or original issue discount, which generally will be taxable as ordinary income) and the seller's adjusted basis in the Note. Such adjusted basis generally will equal the cost of the Note to the seller, increased by any original issue discount previously included in the seller's ordinary gross income with respect to the Note and reduced by (a) any principal payments on the Note previously received by the seller and (b) any amortizable bond premium previously used to offset interest income by the seller. Except as discussed with respect to market discount or to the extent cash received is attributable to accrued interest, any capital gain or loss recognized upon a sale, exchange, retirement or other disposition of a Note will be long-term capital gain or loss, if the Note had been held for more than one year.

WARRANTS

    A holder of a Warrant will have a tax basis for federal income tax purposes in the Warrant equal to the portion of the issue price of the Unit allocable to the Warrant. Adjustments to the exercise price of the Warrants, or the failure to make adjustments, may in certain circumstances result in the receipt of constructive dividends by the holders of Warrants, which dividends would be taxable as ordinary income to the holders if the Company has sufficient current or accumulated earnings and profits for income tax purposes. A holder's tax basis in a Warrant would be increased by an amount equal to any such taxable constructive dividend.

    SALE OF WARRANTS

    Upon a sale of Warrants, a holder thereof will recognize capital gain or loss, which will be long-term capital gain or loss if the Warrants had been held for more than one year. The amount of gain or loss will be the difference between the amount realized and the tax basis, as adjusted, of the Warrants sold. The redemption of a Warrant may also be considered a sale or exchange so that any gain or loss recognized as a result thereof may also be a capital gain or loss. Any loss realized by a holder of a Warrant due to the failure to exercise prior to the expiration date will be treated as a capital loss.

    EXERCISE OF WARRANTS

    Generally, a holder of Warrants will not recognize any gain or loss on the purchase of Common Stock of the Company for cash upon exercise of the Warrants. The tax basis of the Common Stock of the Company received will be equal to the tax basis, as adjusted, in the Warrants so exercised, plus the cash exercise price. The holding period of the Common Stock of the Company received upon exercise of a Warrant for cash will not include the period during which the Warrant was held; it shall commence only upon the exercise date of the Warrant.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

    A holder of a Note, a Warrant or Common Stock may be subject to backup withholding at the rate of 31% with respect to interest paid on or original issue discount accrued on a Note, dividends received on Common Stock, and proceeds from the sale, exchange or redemption of, the Note, Warrant or Common Stock, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Note, a Warrant or Common Stock who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax; any amounts withheld are creditable against the holder's federal income tax liability, provided that required information is provided to the IRS.

    The Company will report to the holders of Notes, Warrants and Common Stock and the IRS the amount of any "reportable payments" (including any original issue discount or deemed dividends with respect to Warrants or Common Stock) and any amount withheld with respect to the Notes, Warrants and Common Stock during each calendar year.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES OR WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                        DESCRIPTION OF OTHER SENIOR DEBT

    The following is a description of certain other debt of the Company that may materially limit or qualify the rights of holders of the Notes.

SENIOR TERM NOTES

    In April 1995, the Company issued Senior Term Notes in the aggregate principal amount of $145.0 million. The Senior Term Notes bear interest at the rate of 13% per annum and mature in May 2000. The Senior Term Notes were issued pursuant to an Indenture, dated as of April 28, 1995, between the Company and Norwest Bank Minnesota, National Association, as trustee, as amended by a First Supplemental Indenture dated as of August 11, 1995 (as so amended, the "Senior Term Note Indenture").

    The Senior Term Notes are general, unsecured obligations of the Company, except for a reserve fund equal to one interest payment on the outstanding principal balance of the Senior Term Notes, and rank PARI PASSU in right of payment with all unsecured and unsubordinated indebtedness of the Company.

    The Senior Term Notes are redeemable at the option of the Company, in whole or in part at any time on or after May 1, 1998 at the redemption prices specified in the Senior Term Note Indenture, together with accrued and unpaid interest to the date of redemption. Upon certain events constituting a Change of Control (as defined in the Senior Term Note Indenture), the Company will be obligated to make an offer to purchase all outstanding Senior Term Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. In addition, the Senior Term Note Indenture restricts the Company's ability to engage in Asset Sales (as defined in the Senior Term Note Indenture), including sales of Finance Income Receivable (as defined in the Senior Term Note Indenture), unless, among other restrictions, the Company applies the consideration received from any such Asset Sale to the purchase of automobile loans. To the extent the Company does not apply the proceeds from Asset Sales in accordance with the Senior Term Note Indenture, the Company is obligated to use any proceeds not so applied to make an offer to purchase outstanding Senior Term Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase.

    The Senior Term Note Indenture further provides that if at the end of any month either (i) the Portfolio Loss Ratio (as defined in the Senior Term Note Indenture) exceeds 1.65% or (ii) the Company's Consolidated Net Worth (as defined in the Senior Term Note Indenture) is less than $100.0 million, the Company will be prohibited from purchasing new automobile loans in excess of 20% of its Adjusted Consolidated Cash Flow (as defined in the Senior Term Note Indenture) plus proceeds of warehouse facilities and certain other available cash; and if either (a) the Portfolio Loss Ratio exceeds 1.65% for two consecutive months or (b) the Company's Consolidated Net Worth is less then $100.0 million at such month-end and the preceding month-end, then 50% of such Adjusted Consolidated Cash Flow must be used to offer to repurchase the Senior Term Notes.

    The Senior Term Note Indenture provides that the Company will not, and will not permit any of its subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its subsidiaries' equity interests, as defined therein (including, without limitation, any payment in connection with any merger or consolidation involving the Company), other than dividends or distributions payable in equity interests of the Company or dividends or distributions payable to the Company or any wholly-owned subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any equity interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is PARI PASSU with or subordinated to the Senior Term Notes, except at final maturity or in accordance with the mandatory redemption, sinking fund or repayment provisions set forth in the documentation governing such indebtedness when such indebtedness is incurred; or (iv) make any Restricted Investment (as defined in the Senior Term Note Indenture) (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to in the Senior Term Note Indenture as Restricted Payments), unless, at the time of and after giving effect to such Restricted Payment: (a) no default or event of default under the Senior Term Note Indenture shall have occurred and be continuing or would occur as a consequence thereof; (b) immediately after such Restricted Payment and after giving effect thereto on a pro forma basis, the Consolidated Net Worth (as defined in the Senior Term Note Indenture) of the Company would be more than $150.0 million; (c) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (as defined in the Senior Term Note Indenture) pursuant to fixed charge coverage ratio and consolidated net worth tests specified in the indenture governing the Senior Term Notes; and (d) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Senior Term Note Indenture (with certain limited exceptions described below) is less than the sum of (i) 50% of the Consolidated Cash Flow (as defined in the Senior Term Note Indenture) of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Term Note Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (ii) to the extent that any Restricted Investment that was made after the date of the Senior Term Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment. The limitation on the making of Restricted Payments described in (d) above does not apply to certain permitted Restricted Payments, including (x) repayment of indebtedness under warehouse facilities and
(y) certain repurchases of the Company's outstanding Subordinated Extendible Notes and Subordinated Fixed-Term Notes.

    The Senior Term Note Indenture also restricts the incurrence of certain additional indebtedness; the issuance of certain preferred stock by the Company; the Company's ability to impose restrictions on its subsidiaries' ability to pay dividends or distributions to the Company; the creation of certain liens; certain transactions with affiliates; and certain mergers and consolidations.

    The Senior Term Note Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Term Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Term Notes; (iii) failure by the Company to comply with certain covenants; (iv) failure by the Company for 60 days after notice from the trustee or holders of at least 25% of the aggregate principal amount of the Senior Term Notes to comply with any of its other agreements in the Senior Term Note Indenture or the Senior Term Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (or the payment of which is guaranteed by the Company or any of its subsidiaries) whether such indebtedness or guarantee existed at the date of the Senior Term Note Indenture or is created thereafter, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its subsidiaries to pay final judgments aggregating in excess of $1.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) the occurrence of an "event of default" under and as defined in the pledge agreement relating to the reserve fund securing the Senior Term Notes, or the repudiation by the Company of its obligations under the pledge agreement or the unenforceability of the pledge agreement against the Company for any reason; and
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its subsidiaries.

    By means of an Offer to Purchase For Cash and Consent Solicitation dated January 21, 1997, as extended (the "Offer to Purchase"), the Company offered to purchase for cash (the "Tender Offer") all of the Senior Term Notes and solicited consents (the "Consent Solicitation") from the Holders (as defined) of at least a majority of the Senior Term Notes not owned by the Company or any affiliates of the Company to certain amendments to the Senior Term Note Indenture (the "Proposed Amendments"). The Proposed Amendments would eliminate substantially all of the financial covenants in the Senior Term Note Indenture. The Proposed Amendments would not eliminate the covenants in the Senior Term
Note Indenture with regard to Asset Sales, Portfolio Loss Ratio and Consolidated Net Worth.

    Consummation of the Tender Offer is subject to certain conditions including, among other things, (i) a majority of the principal amount of the Senior Term Notes not owned by the Company or any of its affiliates is properly tendered,
(ii) unrevoked consents sufficient to approve the Proposed Amendments are obtained (the "Requisite Consents") and (iii) the Company has available and has deposited funds with the Depositary (as defined) sufficient for the purchase of the Senior Term Notes tendered, either from the proceeds of the Offering or from other new financing sources arranged by and acceptable to the Company. The Proposed Amendments will become effective upon the execution and delivery of a supplemental indenture to the Senior Term Note Indenture, which the Company expects to execute on or shortly after the Consent Solicitation Expiration Date 5:00 p.m., New York City time, on March 11, 1997, unless extended), although the Proposed Amendments will not become operative until the Company has accepted all Senior Term Notes validly tendered and not withdrawn in the Tender Offer following the receipt of the Requisite Consents.

WAREHOUSE FACILITIES

    For a description of the Company's warehouse facilities, see
"Business--Financing--Warehouse Facilities."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), each of the Underwriters named below (the "Underwriters") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of Units set forth opposite its name below.

UNDERWRITER                                                                    NUMBER OF UNITS
-----------------------------------------------------------------------------  ---------------
Donaldson, Lufkin & Jenrette Securities Corporation..........................       180,000
J.P. Morgan Securities Inc...................................................        60,000
Bear, Stearns & Co. Inc......................................................        60,000
                                                                                    -------
  Total......................................................................       300,000
                                                                                    -------
                                                                                    -------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase and accept delivery of the Units offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including a condition that a majority in interest of the Senior Term Notes shall have been tendered and not withdrawn and shall have consented (which consents shall not have been revoked) to the amendments to the indenture governing the Senior Term Notes, pursuant to and as specified in the Company's Offer to Purchase for Cash and Consent Solicitation dated January 21, 1997, as amended, relating to the Senior Term Notes, and a supplemental indenture giving effect to such amendments shall have been executed and delivered by the Company and the trustee with respect to such indenture and shall be in full force and effect. If any Units are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Units must be purchased.

    The Underwriters propose initially to offer the Units directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not to exceed $4.00 per Unit. The Underwriters may allow, and such dealers may reallow, discounts not in excess of $2.50 per Unit to certain other dealers. After the initial public offering of the Units, the offering price, the concession and reallowance and other selling terms may be changed by the Underwriters.

    There is currently no public market for the Securities. The Company does not intend to apply for listing of the Securities on any national securities exchange or automated quotation system. The Company has been advised by the Underwriters that, following completion of the initial offering of the Securities, they presently intend to make a market in the Securities although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, there can be no assurance as to whether an active trading market for the Securities will develop or, if such a market develops, as to the liquidity of the trading market for the Securities.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Units. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase Units in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Units in the open market to stabilize the price of the Units. These activities may stabilize or maintain the market price of the Units above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

    Since January 1995, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has acted as an underwriter of asset-backed securities issued by Company-sponsored securitization trusts, and of the Company's offerings of its Senior Term Notes and Common Stock, for which it receives customary discounts and commissions. In February 1995, the Company paid OFL Funding, Inc. ("DLJ Bridge"), an affiliate of DLJ, a customary fee and agreed to reimburse DLJ Bridge for its expenses in consideration of

DLJ Bridge's provision of $70.0 million in senior debt financing, which was repaid with the proceeds of the Company's 1995 Common Stock offering. The Company has also engaged DLJ as its exclusive financial advisor and has agreed to pay DLJ an annual fee of $250,000 for services through 1997. In addition, the Company has engaged DLJ as its dealer-manager in connection with the Company's tender offer for its Senior Term Notes and the related consent solicitation, for which it will receive customary fees, and as its broker in connection with the hedging transactions with respect to U.S. Treasury Securities described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources," for which DLJ receives customary commissions.

    J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. have from time to time acted as underwriters of asset-backed securities issued by Company-sponsored securitization trusts, for which they receive customary discounts and commissions.

                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of the Securities offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota, and for the Underwriters by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS

    The financial statements of the Company appearing in this Prospectus and Registration Statement for the years ended December 31, 1994, 1995 and 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

    As of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996.

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2

Consolidated Balance Sheets................................................................................         F-3

Consolidated Statements of Income..........................................................................         F-4

Consolidated Statements of Shareholders' Equity............................................................         F-5

Consolidated Statements of Cash Flows......................................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Olympic Financial Ltd.

    We have audited the accompanying consolidated balance sheets of Olympic Financial Ltd. as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Olympic Financial Ltd. at December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Minneapolis, Minnesota
January 21, 1997

                             OLYMPIC FINANCIAL LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                            AT DECEMBER 31,
                                                                          --------------------
(Dollars in thousands, except share amounts)                                1995       1996
                                                                          ---------  ---------

                                            ASSETS

Cash and cash equivalents...............................................  $   1,340  $  16,057
Due from securitization trust...........................................         --    177,076
Auto loans held for sale................................................    118,556     36,285
Finance income receivable...............................................    186,001    362,916
Restricted cash in spread accounts......................................     63,580    142,977
Furniture, fixtures and equipment.......................................      6,346     13,630
Other assets............................................................     21,971     29,289
                                                                          ---------  ---------
    Total assets........................................................  $ 397,794  $ 778,230
                                                                          ---------  ---------
                                                                          ---------  ---------

                             LIABILITIES AND SHAREHOLDERS' EQUITY

Amounts due under warehouse facilities..................................  $  26,530  $ 111,140
Senior term notes.......................................................    145,000    145,000
Subordinated notes......................................................     13,005     53,689
Capital lease obligations...............................................      3,924      7,729
Deferred income taxes...................................................     18,700     54,387
Accounts payable and accrued liabilities................................      9,822     13,192
                                                                          ---------  ---------
    Total liabilities...................................................    216,981    385,137

Commitments and contingencies

Shareholders' equity:

Capital stock, $.01 par value, 100,000,000 shares authorized:
  8% Cumulative Convertible Exchangeable Preferred Stock, 1,071,036
    shares issued and outstanding.......................................         11         --
Common Stock 22,038,567 and 36,416,802 shares, respectively, issued and
  outstanding...........................................................        220        364
Additional paid-in capital..............................................    157,204    310,187
Retained earnings.......................................................     23,378     82,542
                                                                          ---------  ---------
    Total shareholders' equity..........................................    180,813    393,093
                                                                          ---------  ---------
                                                                          $ 397,794  $ 778,230
                                                                          ---------  ---------
                                                                          ---------  ---------

                See notes to consolidated financial statements.

                             OLYMPIC FINANCIAL LTD.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
(Dollars in thousands, except per share amounts)               1994            1995            1996
                                                           -------------   -------------   -------------
REVENUES:
Net interest margin......................................  $       9,828   $      31,192   $      62,963
Gain on sale of loans....................................         13,579          62,182         115,773
Servicing fee income.....................................          4,502          13,987          28,284
Other non-interest income................................            879           1,371           6,475
                                                           -------------   -------------   -------------
    Total revenues.......................................         28,788         108,732         213,495

EXPENSES:
Salaries and benefits....................................          9,060          20,079          40,751
General and administrative and other operating expense...          8,282          22,648          51,547
                                                           -------------   -------------   -------------
    Total operating expenses.............................         17,342          42,727          92,298
Long-term debt and other interest expense................          5,416          17,170          25,193
                                                           -------------   -------------   -------------
    Total expenses.......................................         22,758          59,897         117,491
                                                           -------------   -------------   -------------
Operating income before income taxes and extraordinary
  items..................................................          6,030          48,835          96,004
Provision for income taxes...............................          1,845          19,518          35,688
                                                           -------------   -------------   -------------
Income before extraordinary items........................          4,185          29,317          60,316
Extraordinary items......................................             --          (3,856)             --
                                                           -------------   -------------   -------------
Net income...............................................  $       4,185   $      25,461   $      60,316
                                                           -------------   -------------   -------------
                                                           -------------   -------------   -------------

PRIMARY EARNINGS PER SHARE:
Net income per common share before extraordinary items...  $        0.17   $        1.35   $        1.79
Extraordinary items per common share.....................             --           (0.19)             --
                                                           -------------   -------------   -------------
    Net income per common share..........................  $        0.17   $        1.16   $        1.79
                                                           -------------   -------------   -------------
                                                           -------------   -------------   -------------

FULLY DILUTED EARNINGS PER SHARE:
Net income per share before extraordinary items..........  $        0.17   $        1.11   $        1.65
Extraordinary items per share............................             --           (0.15)             --
                                                           -------------   -------------   -------------
    Net income per share.................................  $        0.17   $        0.96   $        1.65
                                                           -------------   -------------   -------------
                                                           -------------   -------------   -------------
Weighted average common and common equivalent shares
  outstanding:
  Primary................................................     10,818,908      20,029,769      33,065,473
  Fully diluted..........................................     16,683,380      26,455,876      36,449,995

                See notes to consolidated financial statements.

                             OLYMPIC FINANCIAL LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                   NUMBER OF      NUMBER OF
                                                   PREFERRED        COMMON       PREFERRED        COMMON
(Dollars in thousands, except share amounts)         SHARES         SHARES       PAR VALUE      PAR VALUE
                                                  ------------   ------------   ------------   ------------
BALANCES AT DECEMBER 31, 1993...................     1,150,000      9,816,434   $        12    $        98
Cost of issuance of 8% Convertible Preferred
 Stock..........................................            --             --            --             --
Exercise of warrants by shareholders............            --         71,429            --              1
Issuance of Common Stock through the Employee
 Stock Purchase Plan............................            --         32,847            --             --
Payment of dividends on 8% Convertible Preferred
 Stock..........................................            --             --            --             --
Net income......................................            --             --            --             --
                                                  ------------   ------------           ---          -----
BALANCES AT DECEMBER 31, 1994...................     1,150,000      9,920,710            12             99
Issuance of Common Stock:
  Public offering...............................            --      9,849,900            --             98
  Benefit plans.................................            --        163,094            --              2
Amortization of deferred compensation...........            --             --            --             --
Exercise of options and warrants................            --      1,736,735            --             17
Preferred Stock conversion to Common Stock......       (78,964)       368,128            (1)             4
Payment of dividends on 8% Convertible Preferred
 Stock..........................................            --             --            --             --
Net income......................................            --             --            --             --
                                                  ------------   ------------           ---          -----

BALANCES AT DECEMBER 31, 1995                        1,071,036     22,038,567            11            220
Exercise of options and warrants................            --      1,101,269            --             11
Issuance of Common Stock:
  Public offering...............................            --      8,050,000            --             81
  Benefit plans.................................            --        234,752            --              2
Amortization of deferred compensation...........            --             --            --             --
Preferred Stock redemption and conversion to
 Common Stock...................................    (1,071,036)     4,992,214           (11)            50
Payment of dividends on 8% Convertible Preferred
 Stock..........................................            --             --            --             --
Net income......................................            --             --            --             --
                                                  ------------   ------------           ---          -----
BALANCES AT DECEMBER 31, 1996...................            --     36,416,802   $        --    $       364
                                                  ------------   ------------           ---          -----
                                                  ------------   ------------           ---          -----

                                                   ADDITIONAL      RETAINED
                                                    PAID IN        EARNINGS
(Dollars in thousands, except share amounts)        CAPITAL       (DEFICIT)        TOTAL
                                                  ------------   ------------   ------------
BALANCES AT DECEMBER 31, 1993...................  $    60,344    $    (1,755)   $     58,699
Cost of issuance of 8% Convertible Preferred
 Stock..........................................          (10)            --             (10)
Exercise of warrants by shareholders............          137             --             138
Issuance of Common Stock through the Employee
 Stock Purchase Plan............................          150             --             150
Payment of dividends on 8% Convertible Preferred
 Stock..........................................           --         (2,300)         (2,300)
Net income......................................           --          4,185           4,185
                                                  ------------   ------------   ------------
BALANCES AT DECEMBER 31, 1994...................       60,621            130          60,862
Issuance of Common Stock:
  Public offering...............................       87,559             --          87,657
  Benefit plans.................................          934             --             936
Amortization of deferred compensation...........          837             --             837
Exercise of options and warrants................        7,256             --           7,273
Preferred Stock conversion to Common Stock......           (3)            --              --
Payment of dividends on 8% Convertible Preferred
 Stock..........................................           --         (2,213)         (2,213)
Net income......................................           --         25,461          25,461
                                                  ------------   ------------   ------------
BALANCES AT DECEMBER 31, 1995                         157,204         23,378         180,813
Exercise of options and warrants................        4,902             --           4,913
Issuance of Common Stock:
  Public offering...............................      145,925             --         146,006
  Benefit plans.................................        1,163             --           1,165
Amortization of deferred compensation...........        1,038             --           1,038
Preferred Stock redemption and conversion to
 Common Stock...................................          (45)            --              (6)
Payment of dividends on 8% Convertible Preferred
 Stock..........................................           --         (1,152)         (1,152)
Net income......................................           --         60,316          60,316
                                                  ------------   ------------   ------------
BALANCES AT DECEMBER 31, 1996...................  $   310,187    $    82,542    $    393,093
                                                  ------------   ------------   ------------
                                                  ------------   ------------   ------------

                See notes to consolidated financial statements.

                             OLYMPIC FINANCIAL LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                             ---------------------------------------------
(Dollars in thousands)                                                           1994            1995            1996
                                                                             -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................................  $       4,185   $      25,461   $      60,316
Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization............................................            553           1,881           4,286
  Loss on sale of furniture, fixtures and equipment........................             --             153             119
  (Increase) decrease in assets:
  Automobile loans held for sale:
    Purchases of automobile loans..........................................       (743,256)     (2,052,413)     (2,750,553)
    Sales of automobile loans..............................................        712,211       1,933,525       2,787,412
    Repayments of automobile loans.........................................          7,849          24,200          45,412
  Finance income receivable................................................        (32,293)       (127,461)       (176,916)
  Restricted cash in spread accounts.......................................         (6,299)        (42,172)        (79,397)
  Due from securitization trusts...........................................        (22,095)         88,481        (177,076)
  Prepaid expenses and other assets........................................         (3,121)        (10,402)         (5,787)
  Increase (decrease) in liabilities:
    Deferred income taxes..................................................          1,845          16,947          35,688
    Accounts payable and accrued liabilities...............................          1,647           6,141           3,369
                                                                             -------------   -------------   -------------
           Total cash used in operating activities.........................        (78,774)       (135,659)       (253,127)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of furniture, fixtures and equipment...................             68              37              26
Purchase of furniture, fixtures and equipment..............................           (362)         (1,089)         (5,108)
Purchase of subordinated certificates......................................           (962)         (2,046)         (2,596)
Collections on subordinated certificates...................................            339             510           1,078
                                                                             -------------   -------------   -------------
           Total cash used in investing activities.........................           (917)         (2,588)         (6,600)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Common Stock.................................            288          95,866         152,079
Net proceeds from issuance of 8% Convertible Preferred Stock...............            (10)             --              --
Payment of dividends on 8% Convertible Preferred Stock.....................         (2,300)         (2,213)         (1,152)
Proceeds from borrowings under warehouse facilities........................        426,161       1,605,583       2,159,523
Repayment of borrowings under warehouse facilities.........................       (342,082)     (1,685,241)     (2,074,913)
Unsecured subordinated notes, net..........................................            306          12,699          40,684
Proceeds from issuance of long-term debt...................................         12,000              --              --
Repayments of long-term debt...............................................             --         (30,000)             --
Proceeds from issuance of Senior Notes.....................................             --          55,000              --
Repayment of Senior Notes..................................................             --         (55,000)             --
Proceeds from issuance of Senior Term Notes................................             --         145,000              --
Repayments of Senior Subordinated Notes....................................             --         (15,000)             --
Deferred debt issuance cost, net...........................................           (259)         (2,541)            (13)
Reduction of capital lease obligations.....................................           (532)         (1,183)         (1,764)
                                                                             -------------   -------------   -------------
           Total cash provided by financing activities.....................         93,572         122,970         274,444
                                                                             -------------   -------------   -------------
Net increase (decrease) in cash and cash equivalents.......................         13,881         (15,277)         14,717
Cash and cash equivalents at beginning of period...........................          2,736          16,617           1,340
                                                                             -------------   -------------   -------------
Cash and cash equivalents at end of period.................................  $      16,617   $       1,340   $      16,057
                                                                             -------------   -------------   -------------
                                                                             -------------   -------------   -------------

Supplemental disclosures of cash flow information:
  Non cash activities:
    Additions to capital leases............................................  $       1,524   $       3,609   $       5,569
  Cash paid for:
    Interest...............................................................          6,386          19,630          33,448
    Taxes..................................................................             --              92              --

                See notes to consolidated financial statements.

                             OLYMPIC FINANCIAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Olympic Financial Ltd. (the "Company") operates in a single industry, purchases, securitizes and services consumer automobile retail installment loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. The Company provides a competitive and consistent alternative source of retail financing to more than 7,700 automobile dealers for their customers' purchases of new and used automobiles and light trucks. The Company does not purchase more than 1.0% of its loans from any one dealer. Since its founding in March 1990, the Company has established 17 regional buying centers in Arizona, Northern and Southern California, Colorado, Florida, Georgia, Massachusetts, Minnesota, Missouri, New York, North Carolina, Ohio, Tennessee, North, South and West Texas, and Washington. The Company's dealer network includes dealers in 39 states. At December 31, 1996, the Company's only significant geographic concentration in its servicing portfolio was to borrowers in the state of Texas which consisted of approximately 22% of the total servicing portfolio. Management does not believe that the Company has any current material exposures to geographic or dealer concentrations.

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

    Certain reclassifications have been made to the December 31, 1995 and 1994 balances to conform to current period presentation.

    CASH AND CASH EQUIVALENTS

    The Company considers all significant investments with an original maturity of three months or less to be cash equivalents.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    DUE FROM SECURITIZATION TRUST

    Under Olympic's securitization structures, the Company delivers loans to a securitization trust and subsequently receives cash from the trust for such loans concurrent with the legal closing of the transaction typically six to 10 days after delivery. All terms of the transfer of assets to the trust are fixed and determinable at the time of delivery.

    AUTOMOBILE LOANS HELD FOR SALE

    Loans are carried at the lower of their principal amount outstanding (amortized cost), including related unearned dealer participations, or market value. Market value is estimated based on the characteristics of the loans held for sale and the terms of recent sales of similar loans completed by the Company. Interest on these loans is accrued and credited to interest income based upon the daily principal amount outstanding.

                             OLYMPIC FINANCIAL LTD.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In accordance with Emerging Issues Task Force ("EITF") Issue 92-10, LOAN ACQUISITIONS INVOLVING TABLE FUNDING ARRANGEMENTS, the EITF set forth specific criteria providing the distinction between purchasers and originators of loans. For financial reporting purposes, the Company is in substance an originator of automobile loans. Therefore, participations paid to dealers are deferred and amortized over the life of the underlying loan in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Any unamortized deferred costs remaining at the time the loan is sold is considered a portion of the basis of loans held for sale and charged to expense as a component of any subsequent gain or loss on sale.

    Dealer participations are calculated by amortizing the customer loan at the interest rate charged by the automobile dealer to the automobile purchaser and at the rate offered by the Company to the dealer and recognizing the difference between these two aggregate interest amounts as the dealer participation. This amount is paid to the dealer at or near the original purchase date of the loan. A portion of this amount is generally recoverable from the dealer in the event of a default or prepayment within a time period specified in the dealer agreement. The balance is recovered over time as a portion of excess cash flows released from securitization trusts.

    FINANCE INCOME RECEIVABLE

    Finance income receivable includes (i) the estimated present value of future cash flows from securitization transactions ("gain on sale of loans"), (ii) accrued interest receivable on loans held for sale, but not yet collected through the date of sale, (iii) interest earned on spread accounts and other cash accounts established in connection with the Company's securitizations and
(iv) interest earned on previously discounted cash flows. The components of finance income receivable are recovered by the Company, and finance income receivable is reduced, over the life of the securitized loans through the return of cash flows in excess of spread account requirements.

    Finance income receivable excludes deferred service fee income which represents the amount of future cash flows to be recognized as earned over the period for which the Company services the securitized loans.

    Reserve for loan losses included in finance income receivable represents the estimated amount of loan losses expected to be incurred over the life of the underlying loans included in the securitization transactions.

    The carrying amount of finance income receivable is reviewed periodically to determine if differences exist between estimated and actual credit losses, prepayment rates and weighted average APR at each balance sheet date using the discount factor applied in the original determination of the receivable. In addition, at the same dates, the Company assesses the effect of changes in estimates, if any, on the carrying amount of the finance income receivable. The Company's analysis determines that the finance income receivable is not recorded in excess of the present value of the estimated remaining excess cash flows. The Company does not increase the carrying amount of finance income receivable for favorable variances from original estimates, but to the extent that actual results exceed the Company's prepayment or loss estimates, or there is a greater than anticipated decline in the weighted average APR of loans sold, any required decrease to finance income receivable is reflected as a reduction of current period earnings. There were no material adjustments to the carrying amount of finance income receivable during the three years ended December 31, 1996. Adjustments due to modification of future estimates are determined on a disaggregated basis according to each asset securitization transaction.

                             OLYMPIC FINANCIAL LTD.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH RESTRICTED IN SPREAD ACCOUNTS

    The Company is required to maintain spread accounts to protect investors in securitization transactions and credit enhancers against credit losses. The initial deposit, if required, and excess cash flows from securitization transactions are retained for each securitization until the spread account balance increases to a specified percentage of the underlying loans included in the securitization. Funds in excess of specified percentages are remitted to the Company, through its wholly-owned subsidiary Olympic Receivables Finance Corp. ("ORFC"), over the remaining life of the securitization. For each securitization trust, there is no recourse to the Company beyond the balance in the spread accounts or the trust's future earnings.

    FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Owned properties are depreciated on a straight-line basis over their useful lives. Capital lease assets are amortized over their lease terms on a straight line basis.

    ADVANCES DUE TO SERVICER

    As servicer of loans sold in securitizations, the Company periodically makes interest advances to the securitization trusts to provide for temporary delays in the receipt of required interest payments by borrowers. In accordance with the Company's servicing agreements, the Company makes advances only in the event it expects to recover them through the ultimate payments from the obligor on the loan.

    DEFERRED DEBT ISSUANCE COSTS

    The Company capitalizes costs incurred related to the issuance of long-term debt. These costs are deferred and amortized on a straight-line basis over the contractual maturity of the related debt and recognized as a component of interest expense.

    SERVICING FEE RECEIVABLE

    The Company earns a servicing fee for servicing loans sold to investors through securitization. These fees are paid to the Company by the securitization trust on a monthly basis.

    INCOME TAXES

    Deferred tax assets and liabilities are recognized for future tax consequences related to differences between the current carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured based on enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    NET INTEREST MARGIN

    The Company's net interest margin represents the sum of (i) net interest on loans held for sale based on the net interest rate spread, (ii) investment earnings on short-term investments and spread accounts and other cash accounts established in connection with the Company's securitizations and (iii) the recognition of the interest component of previously discounted cash flows, calculated at the present value discount rate used in determining the gain on sale.

                             OLYMPIC FINANCIAL LTD.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET INCOME PER SHARE

    Income for primary earnings per share is adjusted for dividends on 8% Convertible Preferred Stock and is computed based on the weighted average number of common and dilutive common stock equivalents arising from the assumed exercise of outstanding warrants and stock options (calculated using the treasury stock method). Fully diluted earnings per share data for annual periods prior to 1996, is computed by using such weighted average common stock and common stock equivalents increased by the assumed conversion of the 8% Convertible Preferred Stock into shares of Common Stock. All of the Company's 8% Convertible Preferred Stock had been redeemed or converted at December 31, 1996. If all of the Company's 8% Convertible Preferred Stock had converted at the beginning of 1996, primary earnings per share for the year ended December 31, 1996 would have been $1.67. The effect on quarterly primary earnings per share would have been immaterial. For the purpose of computing the net income per common share equivalent data, all warrants and options issued are treated as if exercised for shares of Common Stock on their respective date of original issuance.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments as defined by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," including cash and cash equivalents, due from securitization trusts, finance income receivable, restricted cash in spread accounts, amounts due under warehouse facilities and Junior Subordinated Notes are accounted for on a historical cost basis which, due to the nature of these financial instruments, approximates fair value. Automobile loans held for sale are accounted for at the lower of amortized cost or market value. Fair value of the Company's Senior Term Notes and 10.125% Senior Subordinated Notes is determined using available market quotes. At December 31, 1996 and 1995, the Company had $145.0 million of Senior Term Notes outstanding with an estimated fair value of $161.0 million at December 31, 1996 and $158.1 million at December 31, 1995. The Company also had $30.0 million of Senior Subordinated Notes issued during 1996 and outstanding at December 31, 1996. The carrying amount of the Senior Subordinated Notes approximates fair value.

2. ACCOUNTING CHANGES

    STOCK BASED COMPENSATION PLANS

    SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued by the Financial Accounting Standards Board in October 1995 and is effective for fiscal years beginning after December 15, 1995. SFAS 123 provides for companies to recognize compensation expense associated with stock based compensation plans over the anticipated service period based on the fair value of the award on the date of grant. As allowed by SFAS 123, however, the Company has elected to continue to measure compensation costs as prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." See Footnote No. 11, for pro forma disclosures of net income and earnings per share, as if SFAS 123 had been adopted.

    TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF
     LIABILITIES

    Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"), was issued by the Financial Accounting Standards Board in June 1996 and is effective on a prospective basis for all transactions after December 31, 1996. SFAS 125 was issued to clarify certain aspects of previously issued statements regarding transfers of financial assets and to create guidance on a wider spectrum of financial assets. The Company will adopt the

                             OLYMPIC FINANCIAL LTD.

2. ACCOUNTING CHANGES (CONTINUED)
provisions of SFAS 125 on January 1, 1997 and does not believe that this statement will have a material effect on its statement of operations or financial position.

3. AUTOMOBILE LOANS HELD FOR SALE

    The weighted average interest rate on automobile loans held for sale was 15.22% and 14.04% at December 31, 1996 and 1995, respectively. Accrued interest receivable on automobile loans held for sale aggregated $0.2 million and $0.6 million as of December 31, 1996 and 1995, respectively.

4. FINANCE INCOME RECEIVABLE

    The following table sets forth the components of finance income receivable as of December 31:

(Dollars in thousands)                                                             1995        1996
                                                                                ----------  ----------
Estimated cash flows on loans sold, net of estimated prepayments..............  $  285,517  $  549,876
Deferred servicing income.....................................................     (37,780)    (59,473)
Reserve for loan losses.......................................................     (42,270)    (95,005)
                                                                                ----------  ----------
  Undiscounted cash flows on loans sold, net of estimated prepayments.........     205,467     395,398
Discount to present value.....................................................     (19,466)    (32,482)
                                                                                ----------  ----------
                                                                                $  186,001  $  362,916
                                                                                ----------  ----------
                                                                                ----------  ----------
Reserve for loan losses as a percentage of servicing portfolio................       1.86%       2.51%

    The following represents the roll-forward of the finance income receivable balance for the two years ended December 31, 1996:

(Dollars in thousands)
Balance, December 31, 1994..................................................................  $   58,540
Excess cash flows on loans sold, net of estimated prepayments...............................     141,147
  Return of excess cash flows...............................................................     (21,054)
  Recognition of present value effect of cash flows.........................................       7,368
                                                                                              ----------
Balance, December 31, 1995..................................................................     186,001
  Excess cash flows on loans sold, net of estimated prepayments.............................     201,376
  Return of excess cash flows...............................................................     (43,351)
  Recognition of present value effect of cash flows.........................................      18,890
                                                                                              ----------
Balance, December 31, 1996..................................................................  $  362,916
                                                                                              ----------
                                                                                              ----------

                             OLYMPIC FINANCIAL LTD.

5. FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment, as of December 31, consists of the following:

(Dollars in thousands)                                                                1995        1996
                                                                                    ---------  ----------
OWNED
Office furniture and equipment....................................................  $   2,385  $    6,637
Automobiles.......................................................................        220         313
Computer equipment................................................................        319       1,003
                                                                                    ---------  ----------
    Total.........................................................................      2,924       7,953

CAPITALIZED LEASES
Office furniture and equipment....................................................      2,677       4,280
Computer equipment................................................................      2,621       5,545
                                                                                    ---------  ----------
    Total.........................................................................      5,298       9,825
                                                                                    ---------  ----------
Total furniture, fixtures and equipment (at cost).................................      8,222      17,778
Less:
  Accumulated depreciation and amortization.......................................     (1,876)     (4,148)
                                                                                    ---------  ----------
Furniture, fixtures and equipment, net............................................  $   6,346  $   13,630
                                                                                    ---------  ----------
                                                                                    ---------  ----------

    Depreciation expense including amortization of assets under capital lease obligations for the years ended December 31, 1996, 1995 and 1994 was $3.2 million, $1.0 million and $0.5 million, respectively.

6. OTHER ASSETS

    Other assets, as of December 31, consists of the following:

(Dollars in thousands)                                                                1995       1996
                                                                                    ---------  ---------
Advances due to servicer..........................................................  $   9,046  $   8,140
Deferred debt issuance costs......................................................      4,444      4,438
Investment in subordinated certificates...........................................      2,811      4,329
Servicing fee receivable..........................................................      1,855      3,121
Prepaid expenses..................................................................      1,545      2,755
Repossessed assets................................................................        431      1,577
Other assets......................................................................      1,839      4,929
                                                                                    ---------  ---------
                                                                                    $  21,971  $  29,289
                                                                                    ---------  ---------
                                                                                    ---------  ---------

7. AMOUNTS DUE UNDER WAREHOUSE FACILITIES

    At December 31, 1996, the Company had three warehouse facilities with an aggregate capacity of $800.0 million in place with various financial institutions and institutional lenders of which $688.9 million was available. Borrowings under these facilities are collateralized by certain loans held for sale. The weighted average interest rate on outstanding borrowings under the warehouse facilities was 6.27% and 7.23% at December 31, 1996 and 1995, respectively.

    In December 1996, the Company entered into a commercial paper conduit facility sponsored by Bank of America. Under this facility, the Company's wholly-owned special purpose subsidiary, may sell up to $300.0 million in retail automobile contracts to Arcadia Receivables Conduit Corporation ("ARCC"), a

                             OLYMPIC FINANCIAL LTD.

7. AMOUNTS DUE UNDER WAREHOUSE FACILITIES (CONTINUED) special purpose corporation owned by the Company. The purchase price to ARCC is funded through borrowings from Receivables Capital Corporation ("RCC"), a special purpose corporation administered by Bank of America, which in turn funds such borrowings through the issuance of commercial paper. This facility is subject to annual renewals through December 1999.

    Also during 1996, the Company entered into a Credit Agreement with banks led by Bank of America. Under this agreement, the Company may borrow up to $170.0 million. The Company may borrow an amount equal to 95% of the outstanding principal amount of eligible automobile loans pledged to secure the indebtedness depending on certain portfolio performance tests. The Company's Credit Agreement matures in July,1997.

    Additionally, the Company, through its special purpose subsidiary, Olympic Receivables Finance Corp. II ("ORFC II"), participates in a $330.0 million receivables warehouse facility which utilizes a commercial paper conduit sponsored by J.P. Morgan. Under a receivables purchase agreement between the Company and ORFC II, the Company has agreed to sell automobile loans to ORFC which funds the purchase by selling the automobile loans to an owner trust (the "Owner Trust") under repurchase agreements. The Owner Trust is funded through borrowings from Delaware Funding Corporation ("DFC"), a J.P. Morgan commercial paper company which in turn funds such borrowers through the issuance of commercial paper. In January 1997, the Company agreed to reduce the capacity of the J.P. Morgan Facility from $330.0 million to approximately $250 million and to extend such facility through December 1997 with annual renewal options through December 1998.

8. LONG-TERM DEBT

    SENIOR TERM NOTES

    In April 1995, the Company issued to the public $145.0 million principal amount of 13% Senior Notes due 2000 (the "Senior Term Notes"). Interest on the Senior Term Notes is payable semi-annually on November 1 and May 1 of each year, commencing November 1, 1995. The Senior Term Notes are not callable prior to May 1, 1998. Thereafter, the Senior Term Notes are redeemable, in whole or in part, at the option of the Company, at 108.5% and 104.25% if redeemed during the twelve month periods beginning May 1, 1998, and 1999, respectively, together with accrued and unpaid interest to the date of redemption. The Company will be obligated to make an offer to purchase all outstanding Senior Term Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase if certain covenants (as defined within the Senior Term Note Indenture) regarding sales of assets, change in control or annualized net losses are not met.

    Except for a reserve fund equal to one interest payment on the outstanding principal balance of the Senior Term Notes, the Senior Term Notes are unsecured obligations to the Company and will rank senior to all outstanding subordinated notes of the Company and PARI PASSU in right of payment with all unsecured and unsubordinated indebtedness of the Company. The reserve fund may be used by the Company to purchase automobile loans at an advance rate of 90% of principal balance of the loans purchased which are pledged against the Senior Term Notes. See Note No. 14, Subsequent Events.

                             OLYMPIC FINANCIAL LTD.

8. LONG-TERM DEBT (CONTINUED)

    SUBORDINATED NOTES

    Subordinated notes outstanding as of December 31, are as follows:

(Dollars in thousands)                                                      1995       1996
                                                                          ---------  ---------
Senior subordinated notes, Series 1996-A................................  $      --  $  30,000
Junior subordinated notes...............................................     13,005     23,689
                                                                          ---------  ---------
                                                                          $  13,005  $  53,689
                                                                          ---------  ---------
                                                                          ---------  ---------

    In March 1996, the Company sold to the public $30.0 million aggregate principal amount of its 10.125% Subordinated Notes, Series 1996-A due 2001 (the "Senior Subordinated Notes"). Interest on the Senior Subordinated Notes is payable monthly beginning May 15, 1996. The Senior Subordinated Notes may not be redeemed prior to May 15, 1998. At any time on such date or thereafter, the Company may at its option elect to redeem the Senior Subordinated Notes, in whole or in part, at 101.5% of the principal amount of Senior Subordinated Notes redeemed, or 100% thereof on or after May 15, 1999, plus accrued interest to and including the redemption date. The Senior Subordinated Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture governing the Senior Subordinated Notes).

    In September 1994, the Company completed a shelf registration to issue up to $50.0 million of Junior Subordinated Notes. The Junior Subordinated Notes are issued in minimum denominations of $1,000 and include extendible notes having maturities ranging from 30 days to one year from the date of issue and fixed term notes having maturities of one to ten years from date of issue. The Company may adjust interest rates on unsold notes prior to sale and on extendible notes at any roll-over date based on current market conditions. As of December 31, 1996, the weighted average maturity and interest rate of the Unsecured Subordinated Notes were 14.2 months and 9.50%, respectively.

    Maturities of long-term debt outstanding at December 31, 1996 were:

(Dollars in thousands)
YEAR ENDING
  1997........................................................................  $   12,516
  1998........................................................................       7,747
  1999........................................................................         522
  2000........................................................................     145,616
  2001........................................................................      32,018
  2002 and thereafter.........................................................         270
                                                                                ----------
      Total...................................................................  $  198,689
                                                                                ----------
                                                                                ----------

9. COMMITMENTS AND CONTINGENCIES

    The Company leases furniture, fixtures and equipment under capital and operating leases with terms in excess of one year. Additionally, the Company leases its office space under operating leases. Total rent expense on operating leases was $4.7 million, $1.8 million and $0.9 million for the years ended December 31, 1996, 1995, and 1994, respectively.

                             OLYMPIC FINANCIAL LTD.

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments required under capital and noncancelable operating leases with terms of one year or more, at December 31, 1996 were:

                                                                     CAPITAL    OPERATING
(Dollars in thousands)                                               LEASES      LEASES
                                                                    ---------  -----------
YEAR ENDING
  1997............................................................  $   3,168   $   6,337
  1998............................................................      2,924       6,405
  1999............................................................      1,371       5,874
  2000............................................................      1,089       4,559
  2001............................................................        697       3,240
  2002 and thereafter.............................................         44       2,574
                                                                    ---------  -----------
    Total.........................................................      9,293   $  28,989
                                                                               -----------
                                                                               -----------
Less amounts representing interest................................     (1,564)
                                                                    ---------
Present value of net minimum lease payments.......................  $   7,729
                                                                    ---------
                                                                    ---------

    Under the terms of sales of automobile loans completed through securitization transactions, the Company may be obligated to repurchase certain automobile loans due to failure of the assets to meet specifically defined criteria. The Company may substitute other assets for those repurchased because of failure to meet the specifically defined criteria. The Company's potential obligation for defaulted automobile loans, if realized, is expected to be satisfied through the use of cash collateral accounts included in the securitization transactions. The Company may not substitute other assets for defaulted automobile loans.

    Proceeds of transfers of automobile loans with limited recourse, accounted for as sales, during the years ended December 31, 1996, 1995 and 1994 were $2.8 billion, $1.9 billion and $712.2 million, respectively. The outstanding balance of automobile loans transferred and serviced for others in connection with securitization transactions since the Company's inception was $3.8 billion at December 31, 1996.

10. SHAREHOLDERS' EQUITY

    On May 18, 1995, the shareholders approved an amendment to the Company's Articles of Incorporation which increased its authorized capital stock from 35,714,286 to 100,000,000 shares. The Company had reserved shares of authorized but unissued Common Stock at December 31, 1996, as follows:

Warrants.........................................  1,756,273
Restricted stock election plans..................    592,348
Employee stock purchase plan.....................    276,891
Stock options....................................  2,854,585
                                                   ---------
                                                   5,480,097
                                                   ---------
                                                   ---------

    COMMON STOCK

    In April 1996, the Company completed a public offering of 8,050,000 shares of its Common Stock at $19.25 per share, including an over-allotment option of 1,050,000 shares.

    In April 1995, the Company completed a secondary public offering of 9,849,900 shares of its Common Stock at $10.00 per share including an over-allotment option of 1,284,900 shares and 65,000 shares

                             OLYMPIC FINANCIAL LTD.

10. SHAREHOLDERS' EQUITY (CONTINUED)
pursuant to the exercise of warrants. Additionally, pursuant to demand registration rights of certain warrants issued by the Company between 1992 and 1994 in connection with its issuance of 11.75% Senior Secured and 9.875% Senior Subordinated Notes, the Company filed separate registration statements during April and October 1995, covering 213,000 and 3,871,364 shares of Common Stock, respectively, issuable upon exercise of the warrants for secondary sale at market should the holders decide to do so. During 1995 and 1996, 1,650,569 and 754,520 shares of Common Stock had been issued in connection with the exercise of warrants for aggregate proceeds of $6.9 million and $3.1 million, respectively. As of December 31, 1996, the Company had remaining warrants outstanding for the purchase of 1,756,273 shares of Common Stock at exercise prices ranging from $4.13 to $4.75 per share. Additionally, in December 1995, the Company's Board of Directors authorized the issuance of 10 shares of Common Stock to each employee as a reward for current year results. An aggregate 6,180 shares were issued.

    8% CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

    In December 1993, the Company sold 1,150,000 shares of its 8% Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock") at $25 per share (listed on the Nasdaq National Market under the trading symbol "OLYMP"). In October 1996, the Company called for redemption on December 2, 1996, all of its outstanding Preferred Stock. The total redemption price (including accrued and unpaid dividends) was $27.12 per share. As an alternative to having their preferred stock redeemed for cash, all but 200 shares of preferred stock converted into common stock at a rate of 4.662 shares of common stock for each share of preferred prior to the redemption date.

    SHAREHOLDER RIGHTS PLAN

    In October 1996, the Board of Directors adopted a Shareholder Rights Plan in which Preferred Stock Purchase Rights were distributed as a dividend at the rate of one Right for each share of the Company's Common Stock held on November 22, 1996. The Rights expire on October 28, 2006. Each Right generally will entitle shareholders, in certain circumstances, to buy one-thousandth of a newly issued share of Class A Preferred Stock of the Company at an exercise price of $90.00 per share. The Rights generally will be exerciseable and transferable apart from Common Stock only if a person or group would beneficially own 15% or more of the Common Stock. If any person becomes the beneficial owner of 15% or more of the Company's Common Stock, then each Right not owned by a 15% or more shareholder or certain related parties will generally entitle its holders to purchase, at the Right's then-current exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become a 15% or more shareholder, the Company is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock of such other person having a value twice the Right's exercise price.

    The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public disclosure that a person or group has become the beneficial owner of 15% or more of the Company's Common Stock.

                             OLYMPIC FINANCIAL LTD.

10. SHAREHOLDERS' EQUITY (CONTINUED)
    COMMON STOCK DIVIDENDS

    Under the Company's debt agreements, the Company may not pay any dividend or make any other distribution on its Common Stock, nor may the Company redeem or repurchase any of its Common Stock. Consequently, no cash dividends are expected to be paid on the Common Stock in the foreseeable future.

11. EMPLOYEE BENEFITS AND STOCK INCENTIVE PLANS

    RESTRICTED STOCK ELECTION PLANS

    In July of 1994, the Board of Directors of the Company adopted a Restricted Stock Election Plan (the "1994 Stock Election Plan"). The purpose of the 1994 Stock Election Plan is to reward management performance and to build each participant's equity interest in the stock of the Company by providing long-term incentives and rewards to officers and other key management employees of the Company and its subsidiaries. The 1994 Stock Election Plan allows certain employees of the Company to elect to receive all or a portion of certain bonuses they are entitled to receive from the Company in 1994 through 1997 in the form of shares of the Company's Common Stock. The 1994 Stock Election Plan authorizes the granting of awards in the form of restricted shares of the Company's Common Stock, subject to certain risks of forfeiture which may be eliminated over time based upon achievement of certain performance criteria by the eligible employee and/or the Company. A total of 800,000 shares of Common Stock are set aside for awards under the 1994 Stock Election Plan. As of December 31, 1996 there have been 523,466 shares granted under the plan with 316,519 shares remaining subject to restriction.

    In December 1995, the Board of Directors of the Company adopted a second Restricted Stock Election Plan (the "1998 Stock Election Plan"). The purpose of this Plan is the same as that of the 1994 Stock Election Plan except that it is applicable to bonuses which may be earned by certain key employees of the Company in the years 1998 through 2000. As with the 1994 Stock Election Plan, the 1998 Stock Election Plan authorizes the granting of awards in the form of restricted shares of the Company's Common Stock, subject to certain risks of forfeiture which may be eliminated over time based upon achievement of certain performance criteria by the eligible employee and/or the Company. A total of 600,000 shares of the Common Stock have been set aside for awards under the 1998 Stock Election Plan. As of December 31, 1996 there have been 284,186 shares granted under the 1998 Stock Election Plan, all of which remain subject to restriction.

    In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", the Company recorded deferred compensation as a reduction to shareholders' equity for the portion of the restricted stock award not yet earned. The deferred compensation will be amortized and recognized as compensation expense ratably over the shorter of the period in which management anticipates restrictions will be lifted or the maximum vesting period. In connection with the 1994 Stock Election Plan, the Company recognized $1.0 million, $0.8 million and $0.3 million of compensation expense for the years ended December 31, 1996, 1995 and 1994, respectively.

    EMPLOYEE STOCK PURCHASE PLAN

    In July 1993, the Company adopted an Employee Stock Purchase Plan (the "Plan"). This Plan is available to all employees, including officers, who are employed for at least 20 hours per week and more than five months in a calendar year. All employees are eligible except those (i) who own and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power of the capital stock of the Company, or (ii) who, for each calendar year, are entitled to purchase more than $25,000 of fair market value of such stock under all employee stock purchase plans. The participants

                             OLYMPIC FINANCIAL LTD.

11. EMPLOYEE BENEFITS AND STOCK INCENTIVE PLANS (CONTINUED) purchase stock on each exercise date (June 30 and December 31), and the shares are issued within thirty days thereafter.

    The exercise price is determined to be 85% of the lower of the mean of the bid and ask prices of the Company's Common Stock on January 1, at the date the participant becomes eligible, or on each exercise date. A total of 500,000 shares of Common Stock has been reserved for issuance under the Plan. As of December 31, 1996, 223,109 shares of Common Stock have been issued to the Company's employees under the Plan. The Plan is noncompensatory and results in no expense to the Company.

    DIRECTOR OPTION PLAN

    The 1992 Director Stock Option Plan (the "DSOP") was approved by the shareholders at the 1992 Annual Meeting. The DSOP provides for the automatic grant of options to purchase the Company's Common Stock to outside directors according to fixed terms. The DSOP provides that a new outside director automatically receives options to purchase 15,000 shares upon first becoming an outside director and an additional 15,000 shares on each anniversary date of the original grant, up to a maximum of 120,000 shares. The maximum aggregate number of shares of the Company's Common Stock which may be issued pursuant to the DSOP is 840,000. As of December 31, 1996, 200,000 options to outside directors have been issued and remain outstanding at exercise prices ranging from $3.00 to $23.88 per share. At December 31, 1996, 1995 and 1994 there were 175,000 options, 285,000 options and 195,000 options, respectively, exercisable under the DSOP.

    STOCK OPTION PLAN

    The Company has a Stock Option Plan (the "1990 Plan") which provides for the granting of incentive and nonqualified options to designated employees and non-employees, including consultants of the Company, to purchase up to a maximum of 2,000,000 shares of the Company's Common Stock. The 1990 Plan is administered by the Compensation Committee of the Board of Directors and has the authority and discretion to determine the employees, officers, directors and others who are to receive options, the type of option to be granted, the number of shares subject to each option and the exercise price of each option (not to be less than fair market value for incentive options). Options may not be granted under the 1990 Plan after January 17, 2001. The term of each option, which is fixed by the Compensation Committee, generally may not exceed ten years from the date the option is granted. The 1990 Plan is noncompensatory and results in no expense to the Company. At December 31, 1996, 1995 and 1994, there were 702,450 options, 548,165 options and 495,809 options, respectively, exercisable under the 1990 Plan.

                             OLYMPIC FINANCIAL LTD.

11. EMPLOYEE BENEFITS AND STOCK INCENTIVE PLANS (CONTINUED)
    A summary of stock option activity under the 1990 Plan is as follows:

                                                                                 OUTSTANDING OPTIONS
                                                                     --------------------------------------------
                                                                     RESERVED SHARES    NUMBER    PRICE PER SHARE
                                                                     ---------------  ----------  ---------------
BALANCE, DECEMBER 31, 1993.........................................      1,000,000       530,566  $ 0.48-$6.00
  Granted..........................................................             --       371,571     4.63-5.38
  Exercised........................................................             --            --      --  --
  Canceled.........................................................             --        (7,000)    4.63-5.88
                                                                     ---------------  ----------  ---------------
BALANCE, DECEMBER 31, 1994.........................................      1,000,000       895,137     0.48-6.00
  Granted..........................................................      1,000,000       515,000    6.00-16.19
  Exercised........................................................             --       (71,166)    3.00-6.00
  Canceled.........................................................             --       (48,000)    4.63-5.88
                                                                     ---------------  ----------  ---------------
BALANCE, DECEMBER 31, 1995.........................................      2,000,000     1,290,971    0.48-16.19
  Granted..........................................................             --       520,000    14.06-20.75
  Exercised........................................................             --      (116,749)    0.48-7.63
  Canceled.........................................................             --            --      --  --
                                                                     ---------------  ----------  ---------------
BALANCE, DECEMBER 31, 1996.........................................      2,000,000     1,694,222  $ 0.48-$20.75
                                                                     ---------------  ----------  ---------------
                                                                     ---------------  ----------  ---------------

    In 1996, 1995 and 1994, the Company granted to a director options to purchase a total of 325,000, 40,000 and 100,000 shares, respectively, of the Company's Common Stock under Non-statutory Stock Option Agreements. These options were granted in connection with such director's appointment as Chairman of the Executive Committee of the Board of Directors and in consideration for certain consulting arrangements entered into between the Company and the director and have exercise prices ranging from $5.13 to $17.38. At December 31, 1996 and 1995, there were 240,000 and 100,000 options, respectively, exerciseable under the Non-statutory Stock Option Agreements.

    Effective January 1, 1996 the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 provides for companies to recognize compensation expense associated with stock based compensation plans over the anticipated service period based on the fair value of the award on the date of grant. However, SFAS 123 allows companies to continue to measure compensation costs prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Companies electing to continue accounting for stock based compensation plans under APB 25 must make pro forma disclosures of net income and earnings per share, as if SFAS 123 had been adopted. The company has continued to account for stock-based compensation plans under APB 25. The pro forma disclosure of the effect of SFAS 123 on net income and earnings per share for the years ended December 31, is presented below. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the weighted-average risk-free interest rate assumptions for 1995 and 1996 at 6.7%, volatility factor of the expected market price of the Company's Common Stock of .68 and an option life of five or ten years. Fair value calculations assume no dividends will be paid on the Company's Common Stock.

                                                                            1995       1996
                                                                          ---------  ---------
Pro forma net income                                                      $  24,697  $  57,935
Pro forma earning per share:
  Primary...............................................................  $    1.12  $    1.72
  Fully diluted.........................................................  $    0.93  $    1.59

                             OLYMPIC FINANCIAL LTD.

11. EMPLOYEE BENEFITS AND STOCK INCENTIVE PLANS (CONTINUED)
    The weighted average fair value of options granted during 1996 was $13.53.

    Subsequent to December 31, 1996, the Company granted the option to purchase 1,200,000 shares of the Company's Common Stock under terms of an employment agreement with its newly elected Chief Executive Officer. The options are exercisable at $14.87 per share, ratably over a three year period beginning in 1998 and had a fair value, as computed under the provisions of SFAS 123, of $11.87 at the date of grant.

    CASH SURRENDER VALUE OF LIFE INSURANCE

    In October 1995, the Company entered into split-dollar insurance agreements with certain employees of the Company. Under the terms of the agreements, the Company pays the premium due on life insurance policies owned by the employee that build cash surrender value while also providing life insurance benefits for the employee. The Company is entitled to a refund of all previously paid premiums or the cash surrender value of the policy, whichever is lower, if the agreement or the policy is terminated. In the event of death of the insured, the Company will be entitled to a refund of all previously paid premiums. At December 31, 1996, these policies had cash surrender value of $958,000. There was no cash surrender value at December 31, 1995.

12. INCOME TAXES

    The components of income tax expense for the three years ended December 31, 1996 consist of the following:

(Dollars in thousands)                                            1994       1995       1996
                                                                ---------  ---------  ---------
Provision for deferred taxes:
  Federal.....................................................  $   1,614  $  17,078  $  32,641
  State.......................................................        231      2,440      3,047
                                                                ---------  ---------  ---------
    Provision for income taxes................................      1,845     19,518     35,688
  Tax effect of extraordinary items...........................         --     (2,571)        --
                                                                ---------  ---------  ---------
    Applicable income taxes, after extraordinary items........  $   1,845  $  16,947  $  35,688
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The reconciliation between income tax expense and the amount computed by applying the statutory federal income tax rate of 35% for the three years ended December 31, 1996 is as follows:

(Dollars in thousands)                                            1994       1995       1996
                                                                ---------  ---------  ---------
Federal tax at statutory rate.................................  $   2,054  $  17,078  $  33,601
State income tax, net of federal benefit......................        253      2,440      3,715
Effect of reversal of valuation allowance.....................       (688)        --         --
Other.........................................................        226         --     (1,628)
                                                                ---------  ---------  ---------
  Provision for income taxes..................................      1,845     19,518     35,688
Tax effect of extraordinary items.............................         --     (2,571)        --
                                                                ---------  ---------  ---------
  Applicable income taxes, after extraordinary items..........  $   1,845  $  16,947  $  35,688
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
  Effective income tax rate...................................       40.0%      40.0%      37.2%

                             OLYMPIC FINANCIAL LTD.

12. INCOME TAXES (CONTINUED)
    Deferred income taxes are provided for temporary differences between pretax income for financial reporting purposes and taxable income. The tax-effected temporary differences and carryforwards which comprise the significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                       DECEMBER 31,
                                                                  ----------------------
(Dollars in thousands)                                               1995        1996
                                                                  ----------  ----------
Deferred Tax Assets:
  Securitization expenses.......................................  $    4,245  $    5,089
  Other.........................................................          --       1,364
                                                                  ----------  ----------
  Gross deferred tax assets.....................................       4,245       6,453

Deferred Tax Liabilities:
  Gain on securitizations.......................................     (41,025)    (84,595)
  Other.........................................................        (411)     (3,796)
                                                                  ----------  ----------
  Gross deferred tax liabilities................................     (41,436)    (88,391)
                                                                  ----------  ----------
Net temporary differences.......................................     (37,191)    (81,938)
Net operating loss carryforwards (expiring 2006-2011)...........      18,491      27,551
                                                                  ----------  ----------
  Net deferred tax liability....................................  $  (18,700) $  (54,387)
                                                                  ----------  ----------
                                                                  ----------  ----------

    At December 31, 1996, the Company has net operating loss carryforwards for federal income tax purposes of approximately $74.1 million which are available to offset future federal taxable income and expire no earlier than 2006. No valuation allowance was required as of December 31, 1996 or 1995 because it is more likely than not that the deferred tax asset will be realized against future taxable income. The timing of the realization of the benefits related to a portion of the income tax net operating loss carryforwards is limited on an annual basis under Section 382 of the Internal Revenue Code.

13. DERIVATIVE ACTIVITIES AND OFF-BALANCE SHEET RISK

    During the three years ended December 31, 1996, the Company entered into several hedging transactions to manage its gross interest rate spread on loans held for sale. The Company agreed to sell forward US Treasuries that most closely parallel the average life of its portfolio of loans held for sale. Hedging gains and losses are recognized as a component of the gain on sale of loans on the date such loans are sold. As of December 31, 1996 and 1995, the Company had entered into the following agreements to sell forward Two Year
Treasuries:

(Dollars in thousands)                                                1995           1996
                                                                  ------------   ------------
Notional amount outstanding.....................................  $    450,000   $    700,000
Unrealized gains (losses) on outstanding hedging transactions...  $       (574)  $        484

    The hedging transactions outstanding at December 31, 1996 are expected to close in March 1997.

    Hedging realized gains (losses) during the three year period ended December 31 1996 were:

(Dollars in thousands)                                                1994         1995         1996
                                                                   ----------   ----------   ----------
Realized gains (losses)..........................................  $      821   $  (11,719)  $     (349)

                             OLYMPIC FINANCIAL LTD.

13. DERIVATIVE ACTIVITIES AND OFF-BALANCE SHEET RISK (CONTINUED)
    The Company generally maintains a margin cash account of approximately 0.5% of the amount hedged with its counterparty in hedging transactions. See discussion of the Company's hedging policy in "Management's Discussion and Analysis of Financial Condition and Results of Operation--Capital
Resources--Hedging and Pre-funding Strategy."

14. SUBSEQUENT EVENT

    In January 1997, the Company offered to purchase all of its 13% Senior Term Notes, due 2000, at a price of $1,117.50 for each $1,000 principal amount thereof, together with accrued and unpaid interest up to the date of purchase. In connection with the offer to purchase, the Company is soliciting consent from the holders of the 13% Senior Term Notes to remove substantially all financial covenants applicable to such notes and is paying each holder of 13% Senior Term Notes $20.00 in cash for each $1,000 of principal amount thereof if the required consents are received. The Company will not be obligated to purchase any 13% Senior Term Notes unless (1) a majority of the 13% Senior Notes not owned by the Company or any of its affiliates are properly tendered, (2) consents sufficient to approve the amendments are obtained and (3) the Company has deposited funds with the depository sufficient to purchase all Senior Term Notes tendered, whether from proceeds of a proposed public offering of senior notes aggregating not less than $170 million or from other new financing sources acceptable to the Company. In connection therewith, the Company proposes to make a public offering of up to $300 million principal amount of senior notes. Proceeds from this transaction will be used to repurchase up to $145 million principal amount of the Company's outstanding 13% Senior Term Notes pursuant to the tender offer, as well as for general corporate purposes. The public offering, which is expected to commence during the week of February 3, 1997, will be made by means of a prospectus under the Company's shelf registration statement under the Securities Act of 1933, as amended. The Company's offer to purchase the 13% Senior Term Notes expires at 5:00 p.m. Eastern Standard Time, on February 20, 1997 unless extended.

15. UNAUDITED SELECTED QUARTERLY DATA

    FOURTH QUARTER RESULTS OF OPERATIONS

    The Company purchased $740.9 million of automobile loans in the fourth quarter of 1996 compared to $588.7 million for the same period in 1995, and securitized $720.2 million in 1996 compared to $574.5 million in 1995. Net income in the fourth quarter of 1996 was $17.4 million compared to $10.2 million in 1995. Increased average loans held for sale and a widening in the Company's net interest rate spread in the fourth quarter of 1996, resulted in an increase in net interest margin to $17.5 million from $9.4 million in the same period a year ago. Non-interest revenue increased to $1.9 million in the fourth quarter of 1996 compared to $0.6 million for same period in 1995 primarily due to late fees and insufficient fund charges. Operating expenses increased to $29.0 million in the fourth quarter of 1996 from $13.4 million in the same period of 1995 primarily due to increased salaries and benefits reflecting a twofold increase in associates as well as increased servicing and collection costs associated with an increased servicing portfolio and rise in volume of Classic loans.

                             OLYMPIC FINANCIAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  UNAUDITED SELECTED QUARTERLY DATA (CONTINUED)

                                                                                  QUARTER ENDED
                                                   ---------------------------------------------------------------------------
                                                     MARCH 31,     JUNE 30,     SEPTEMBER 30,    DECEMBER 31,      MARCH 31,
(Dollars in thousands)                                 1995          1995           1995             1995            1996
                                                   -------------  -----------  ---------------  ---------------  -------------
REVENUES:
Net interest margin..............................    $   4,538     $   7,630      $   9,601        $   9,423       $  12,300
Gain on sale of auto loans.......................        9,057        14,303         17,587           21,235          25,229
Service fee income...............................        2,300         3,003          3,872            4,812           5,743
Other non-interest income........................          159           238            405              569             724
                                                   -------------  -----------  ---------------  ---------------  -------------
  Total revenues.................................       16,054        25,174         31,465           36,039          43,996
EXPENSES:
Salaries and benefits............................        3,945         4,627          5,146            6,361           9,097
General and administrative and other operating
  expenses.......................................        4,495         4,973          6,097            7,083          10,919
Long-term debt and other interest expense........        1,845         4,574          5,205            5,546           5,516
                                                   -------------  -----------  ---------------  ---------------  -------------
  Total expenses.................................       10,285        14,174         16,448           18,990          25,532
                                                   -------------  -----------  ---------------  ---------------  -------------
Operating income before income tax and
  extraordinary items............................        5,769        11,000         15,017           17,049          18,464
Provision for income taxes.......................        2,307         4,384          6,007            6,820           7,386
                                                   -------------  -----------  ---------------  ---------------  -------------
Income before extraordinary items................        3,462         6,616          9,010           10,229          11,078
Extraordinary items..............................       (3,344)         (512)            --               --              --
                                                   -------------  -----------  ---------------  ---------------  -------------
Net income.......................................    $     118     $   6,104      $   9,010        $  10,229       $  11,078
                                                   -------------  -----------  ---------------  ---------------  -------------
                                                   -------------  -----------  ---------------  ---------------  -------------
PRIMARY EARNINGS PER SHARE:
Net income per common share before extraordinary
  items..........................................    $    0.23     $    0.29      $    0.34        $    0.39       $    0.41
Extraordinary items per common share.............        (0.27)        (0.02)            --               --              --
                                                   -------------  -----------  ---------------  ---------------  -------------
  Net income (loss) per common share.............    $   (0.04)    $    0.27      $    0.34        $    0.39       $    0.41
                                                   -------------  -----------  ---------------  ---------------  -------------
                                                   -------------  -----------  ---------------  ---------------  -------------
FULLY DILUTED EARNINGS PER SHARE:
Net income per share before extraordinary
  items..........................................    $    0.19     $    0.25      $    0.30        $    0.34       $    0.37
Extraordinary items per share....................        (0.18)        (0.02)            --               --              --
                                                   -------------  -----------  ---------------  ---------------  -------------
  Net income per share...........................    $    0.01     $    0.23      $    0.30        $    0.34       $    0.37
                                                   -------------  -----------  ---------------  ---------------  -------------
                                                   -------------  -----------  ---------------  ---------------  -------------

Weighted average common and common equivalent
  shares outstanding:
  Primary........................................   12,505,372    20,656,566     24,528,119       24,547,195      25,741,672
  Fully diluted..................................   18,185,965    26,661,621    30,406,065        30,368,723      30,218,329


                                                    JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
(Dollars in thousands)                                1996           1996             1996
                                                   -----------  ---------------  ---------------
REVENUES:
Net interest margin..............................   $  15,085      $  18,079        $  17,499
Gain on sale of auto loans.......................      25,452         30,113           34,979
Service fee income...............................       6,557          7,474            8,510
Other non-interest income........................       2,449          1,406            1,896
                                                   -----------  ---------------  ---------------
  Total revenues.................................      49,543         57,072           62,884
EXPENSES:
Salaries and benefits............................       8,813         10,286           12,555
General and administrative and other operating
  expenses.......................................      11,124         13,107           16,397
Long-term debt and other interest expense........       6,433          6,660            6,584
                                                   -----------  ---------------  ---------------
  Total expenses.................................      26,370         30,053           35,536
                                                   -----------  ---------------  ---------------
Operating income before income tax and
  extraordinary items............................      23,173         27,019           27,348
Provision for income taxes.......................       8,458          9,862            9,982
                                                   -----------  ---------------  ---------------
Income before extraordinary items................      14,715         17,157           17,366
Extraordinary items..............................          --             --               --
                                                   -----------  ---------------  ---------------
Net income.......................................   $  14,715      $  17,157        $  17,366
                                                   -----------  ---------------  ---------------
                                                   -----------  ---------------  ---------------
PRIMARY EARNINGS PER SHARE:
Net income per common share before extraordinary
  items..........................................   $    0.43      $    0.47        $    0.46
Extraordinary items per common share.............          --             --               --
                                                   -----------  ---------------  ---------------
  Net income (loss) per common share.............   $    0.43      $    0.47        $    0.46
                                                   -----------  ---------------  ---------------
                                                   -----------  ---------------  ---------------
FULLY DILUTED EARNINGS PER SHARE:
Net income per share before extraordinary
  items..........................................   $    0.40      $    0.44        $    0.45
Extraordinary items per share....................          --             --               --
                                                   -----------  ---------------  ---------------
  Net income per share...........................   $    0.40      $    0.44        $    0.45
                                                   -----------  ---------------  ---------------
                                                   -----------  ---------------  ---------------
Weighted average common and common equivalent
  shares outstanding:
  Primary........................................  33,508,215     35,896,149       37,873,845
  Fully diluted..................................  37,205,287    39,423,446        38,935,961

                                                     MARCH 31,     JUNE 30,     SEPTEMBER 30,    DECEMBER 31,      MARCH 31,
(Dollars in thousands)                                 1995          1995           1995             1995            1996
                                                   -------------  -----------  ---------------  ---------------  -------------
ASSETS
Cash and cash equivalents........................    $   5,654     $  14,839      $   9,169        $   1,340       $  22,552
Due from securitization trust....................      135,013        75,018         50,398               --         115,000
Auto loans held for sale.........................          500        61,801        108,808          118,556          82,857
Finance income receivable........................       86,848       118,113        150,538          186,001         232,007
Restricted cash in spread accounts...............       28,326        36,292         48,160           63,580          79,779
Other assets.....................................       12,647        16,971         23,663           28,317          33,542
                                                   -------------  -----------  ---------------  ---------------  -------------
  Total assets...................................    $ 268,988     $ 323,034      $ 390,736        $ 397,794       $ 565,737
                                                   -------------  -----------  ---------------  ---------------  -------------
                                                   -------------  -----------  ---------------  ---------------  -------------
LIABILITIES & EQUITY
Amounts due under warehouse facilities...........    $ 130,816     $     226      $  41,281        $  26,530       $ 127,224
Senior notes.....................................       50,000       145,000        145,000          145,000         145,000
Subordinated notes...............................       17,321         4,706          9,191           13,005          46,595
Capital lease obligations........................        1,737         1,898          2,822            3,924           6,635
Deferred income taxes............................        1,924         5,966         11,880           18,700          26,085
Accounts payable and accrued liabilities.........        6,430         9,358         15,982            9,822          21,633
Shareholders' equity.............................       60,760       155,880        164,580          180,813         192,565
                                                   -------------  -----------  ---------------  ---------------  -------------
  Total liabilities and equity...................    $ 268,988     $ 323,034      $ 390,736        $ 397,794       $ 565,737
                                                   -------------  -----------  ---------------  ---------------  -------------
                                                   -------------  -----------  ---------------  ---------------  -------------

                                                    JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
(Dollars in thousands)                                1996           1996             1996
                                                   -----------  ---------------  ---------------
ASSETS
Cash and cash equivalents........................   $  22,575      $   3,593        $  16,057
Due from securitization trust....................     151,635        188,373          177,076
Auto loans held for sale.........................      52,300         18,925           36,285
Finance income receivable........................     264,466        307,953          362,916
Restricted cash in spread accounts...............     101,948        122,071          142,977
Other assets.....................................      37,735         42,910           42,919
                                                   -----------  ---------------  ---------------
  Total assets...................................   $ 630,659      $ 683,825        $ 778,230
                                                   -----------  ---------------  ---------------
                                                   -----------  ---------------  ---------------
LIABILITIES & EQUITY
Amounts due under warehouse facilities...........   $  17,837      $  38,486        $ 111,140
Senior notes.....................................     145,000        145,000          145,000
Subordinated notes...............................      52,288         53,563           53,689
Capital lease obligations........................       7,446          8,049            7,729
Deferred income taxes............................      34,543         44,405           54,387
Accounts payable and accrued liabilities.........      16,748         20,059           13,192
Shareholders' equity.............................     356,797        374,263          393,093
                                                   -----------  ---------------  ---------------
  Total liabilities and equity...................   $ 630,659      $ 683,825        $ 778,230
                                                   -----------  ---------------  ---------------
                                                   -----------  ---------------  ---------------

                                  $500,000,000

                                     [LOGO]
              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                  COMMON STOCK, SECURITIES WARRANTS AND UNITS
                               -----------------

    Olympic Financial Ltd. (the "Company") may from time to time offer and sell:
(i) its debt securities, which may be either secured or unsecured senior debt securities (the "Senior Debt Securities") or unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); (ii) shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), in one or more series; (iii) depositary shares (the "Depositary Shares") evidenced by depositary receipts;
(iv) shares of its common stock, par value $.01 per share (the "Common Stock"); and (v) warrants (collectively, the "Securities Warrants") to purchase Debt Securities (the "Debt Securities Warrants"), Preferred Stock (the "Preferred Stock Warrants") or shares of Common Stock (the "Common Stock Warrants"), for an aggregate initial public offering price of up to $500,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")). The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Securities Warrants (collectively, the "Securities") may be offered independently or together in any combination ("Units") for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities and Preferred Stock may be convertible into or exchangeable for other Securities. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

    The Senior Debt Securities, except to the extent secured by collateral, if any, will rank PARI PASSU in right of payment with all unsecured and unsubordinated debt of the Company. The Subordinated Debt Securities will be subordinated to all existing and future Senior Debt (as defined) of the Company.

    The Prospectus Supplement accompanying this Prospectus sets forth (where applicable), with respect to the series or issue of Securities for which this Prospectus and such Prospectus Supplement are being delivered: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, any restrictive covenants, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; (iii) the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; (iv) the terms of any Securities Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; and (v) the initial public offering price and the net proceeds to the Company and other specific terms related to the offered Securities.

    As of the date hereof, the Company had outstanding registration statements filed under the Securities Act of 1933, as amended, relating to continuous offerings of: (i) up to $50 million aggregate principal amount of the Company's unsecured subordinated notes issuable at various rates and maturities and subordinated in right of payment to any Senior Debt Securities or Subordinated Debt Securities offered hereby (the "Junior Subordinated Notes") and (ii) up to 3,871,364 shares of Common Stock issuable upon the exercise of outstanding warrants, which have been registered pursuant to the exercise of registration rights previously granted by the Company (the "Outstanding Warrant Stock"). The Securities included in this Prospectus do not include Junior Subordinated Notes or Outstanding Warrant Stock.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE
   PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" AT PAGE 5
                                    HEREIN.
                               -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------

    The Securities may be offered directly, through agents designated from time to time or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement or Prospectus Supplements.
                              -------------------

                  THE DATE OF THIS PROSPECTUS IS MARCH 7, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Additional information regarding the Company and the Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Securities offered hereby, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

    In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site's address is http://www.sec.gov.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-20526) and the Securities Act are incorporated in and made a part of this Prospectus by reference:

      (i)
    Part III of Annual Report on Form 10-K/A-2 for the year ended December 31, 1995, filed March 18, 1996;

     (ii)
    Annual Report on Form 10-K for the year ended December 31, 1996, filed February 8, 1997;

    (iii)
    Current Reports on Form 8-K dated January 6, 1997 and March 7, 1997;

     (iv)
    The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 22, 1996; and

      (v)
    The description of the Company's Rights Agreement contained in the Company's Registration Statement on Form 8-A filed on November 7, 1996.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, MN 55439-2435, Attention: Secretary. Telephone requests may be directed to (612) 942-9880.

                                  THE COMPANY

    The Company purchases, securitizes and services consumer automobile loans originated primarily by new car dealers affiliated with major foreign and domestic manufacturers. At September 30, 1996, the Company had purchased loans from more than 7,000 dealers in 38 states, a substantial majority of which sell loans to the Company on a regular basis. Loans are purchased through 17 regional buying centers serving as "hubs" in 14 states, supplemented by a network of dealer development representatives ("DDRs") serving as "spokes." DDRs operating in these "spokes" generate loans in their assigned market, and all administrative functions, including credit approval and loan processing, are performed at the "hub" or at the Company's headquarters in Minneapolis, Minnesota. As a result of this expansion strategy, the Company has expanded the number of dealers in its network and has significantly increased its annual volume of automobile loans purchased, from $305.8 million in 1993 to $740.3 million in 1994, $2.1 billion in 1995, and $2.0 billion for the nine months ended September 30, 1996, without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. In 1996 the Company implemented a strategy to enhance its servicing and collection capabilities by regionalizing these functions into four servicing and collection centers. During the fourth quarter of 1996 the Company opened these new regional servicing and collection centers in Colorado, Minnesota, North Carolina and Texas. In addition, in 1996 the Company expanded its program to finance and resell repossession inventory in the retail markets and diversified its outlets through multiple used car dealers.

    The Company purchases each loan in accordance with its underwriting guidelines and procedures, which focus on buyer qualifications and collateral value. The Company's underwriting guidelines do not distinguish between new or used vehicles. The Company maintains a tiered pricing system, allowing it to price loans according to the borrower's credit characteristics as measured by the Company's proprietary underwriting and credit scoring criteria. The Company prices its loan products in order to maximize interest rate spreads relative to expected losses within each credit tier. The Company markets its loan products to dealers under two programs, designated Premier and Classic. Premier borrowers generally have stronger credit characteristics than Classic borrowers. The Company considers the loans it purchases under both programs to be in the "prime" loan category. In accordance with prevailing industry practice, the Company offers an up-front dealer participation to the originating dealer for each loan purchased. "Premier" and "Classic" are proprietary trademarks of the Company.

    The Company uses warehouse facilities to fund the initial purchase of loans and then securitizes loans purchased by it as asset-backed securities, generally on a quarterly or more frequent basis. In its securitizations, the Company (through its special purpose subsidiary, Olympic Receivables Finance Corp. ("ORFC")) transfers loans to newly-formed securitization trusts, which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors (except for certain subordinated classes of securities which may be retained by the Company) and the Company recognizes gain on the sale of the loans. Each month, collections of principal and interest on the loans are used by the trustee to pay the holders of the related asset-backed securities, to establish and maintain spread accounts as a source of cash to cover shortfalls in collections, if any, and to pay expenses associated with the securitization and subsequent servicing. After such application by the trustee, excess collections are distributed to ORFC. The Company acts as the servicer of loans held by each trust in return for a monthly fee. All of the Company's securitization trusts are credit-enhanced through financial guaranty insurance policies issued by Financial Security Assurance Inc. ("FSA"), which insure payments of principal and interest due on the related asset-backed securities. As a result, such asset-backed securities have been rated AAA by Standard & Poor's Ratings Services and Aaa by Moody's Investors Service, Inc.

    Olympic Financial Ltd. is a Minnesota corporation. The Company's principal office and mailing address are Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435 and its telephone number is (612) 942-9880. The Company has been requested by the U.S. Olympic Committee to change its name by June 1, 1997.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

    NEGATIVE OPERATING CASH FLOWS. The Company's business requires substantial cash to support the payment of dealer participations, the funding of spread accounts in connection with securitizations, the purchase of loans pending securitization, the financing of repossessed inventory and other cash requirements, in addition to debt service and dividends. These cash requirements increase as the volume of the Company's loan purchases increases. To the extent that increases in the volume of loan purchases and securitizations provide income, a substantial portion of such income is received by the Company in cash over the life of the loans. The Company has operated historically on a negative operating cash flow basis and expects to continue to do so for so long as the Company's volume of loan purchases continues to grow at a significant rate. As a result of the Company's historical growth rate, the Company has used increasingly larger amounts of cash than it has generated from its operating activities. The Company has funded these negative operating cash flows principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes. The Company's ability to execute its growth strategy depends upon its continued ability to obtain substantial additional long-term debt and equity capital through access to the capital markets or otherwise. There can be no assurance that the Company will have access to the capital markets when needed or will be able to obtain financing upon terms reasonably satisfactory to the Company. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects, and the performance of the Company's securitization trusts. In addition, covenants with respect to the Company's debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue new classes of preferred stock.

    POTENTIAL INABILITY TO REFINANCE EXISTING INDEBTEDNESS. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity through public offerings or private placements on terms reasonably satisfactory to the Company. See "Negative Operating Cash Flows" above.

    DEPENDENCE ON WAREHOUSE FINANCING. The Company depends on warehouse facilities with financial institutions or institutional lenders to finance its purchase of loans on a short-term basis pending securitization. At September 30, 1996, the Company had $700.0 million of warehouse facilities through banks and institutionally managed asset-backed securities conduits, of which $661.5 million was available. These facilities expire at various times in 1997, subject to renewal or extension at the lender's option. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

    DEPENDENCE ON SECURITIZATION. The Company has relied upon its ability to aggregate and sell loans as asset-backed securities in the secondary market to generate cash proceeds for repayment of warehouse facilities and to purchase new loans from dealers. Through September 30, 1996 the Company had securitized approximately $5.1 billion of automobile loans, approximately $3.4 billion of which were outstanding at September 30, 1996. Accordingly, adverse changes in the Company's asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect the Company's ability to purchase and resell loans on a timely basis and upon terms reasonably satisfactory to the Company. The Company endeavors to effect public securitizations of its loans on at least a quarterly basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond a quarter-end would eliminate the related gain on sale in the given quarter and adversely affect the Company's reported earnings for such quarter. All of the Company's securitizations from March 1993 through September 30, 1996 and one of the Company's warehouse facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by FSA to achieve "AAA/Aaa" ratings with respect to the asset-backed securities. The Company believes that financial guaranty insurance policies reduce the costs of the securitizations and such warehouse facility relative to alternative forms of credit enhancements available to the Company. The Company has committed to use FSA for future credit enhancement on insured securitizations through 1997 in consideration for certain limitations on FSA insurance premiums. FSA is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so or that future Company-sponsored securitizations will be similarly rated.

LOAN PERFORMANCE RISKS

    POTENTIAL NEGATIVE EFFECTS ON FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY. The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans purchased and sold by the Company. When such loans are sold in securitizations, the Company recognizes gain on sale. Finance income receivable, the Company's principal asset, has been calculated using assumptions concerning future default and prepayment rates on securitized loans that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of excess cash flow were reasonable at the time each gain on sale of loans was recorded. However, the actual rates of default and/or prepayment on such loans may exceed those estimated for purposes of calculating the Company's finance income receivable and consequently may adversely affect anticipated future excess cash flow. The Company periodically reviews its prepayment and loss assumptions in relation to current performance of the loans and market conditions, and, if necessary, writes down the balance of finance income receivable. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that finance income receivable could be sold at its stated value on the balance sheet, if at all.

    POSSIBLE RESTRICTIONS ON CASH FLOW FROM SECURITIZATIONS. The Company's future liquidity and financial condition, and its ability to finance the growth of its business and to repay or refinance its indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts. The Company's agreements with FSA provide that the Company must maintain in a spread account for each insured securitization trust specified levels of excess cash during the life of the trust. These spread accounts are initially funded out of initial deposits or cash flows from the related trust. Thereafter, during each month, excess cash flow due to ORFC from all insured securitization trusts is first used to replenish any spread account deficiencies and is then distributed to the Company. If excess cash flow from all insured securitization trusts, plus cash flow from recoveries, is not sufficient to replenish all such spread accounts, no cash flow would be available to the Company from ORFC for that month. Each insured securitization trust has certain portfolio performance tests relating to levels of delinquency, defaults and net losses on the loans in such trust. If any of these levels are exceeded, the amount required to be retained in the related spread account, and not passed through to ORFC, will be increased. Such levels have historically been exceeded prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash from certain spread accounts to ORFC. There can be no assurance that such levels will not be exceeded in the future or that, if exceeded, waivers will be available. In certain events with respect to any series of asset-backed securities insured by FSA, the Company will be in default under its insurance agreement with FSA and distributions of cash flow to ORFC from the related securitization trust may be suspended until the asset-backed securities have been redeemed. Such events include the cumulative net loss rate, as defined, equaling or exceeding an agreed upon percentage of the principal balance of loans included in the securitization trust related to such series. Certain of the Company's securitization trusts have exceeded such insurance agreement thresholds prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash to ORFC. There can be no assurance that such thresholds will not be exceeded in the future or that, if exceeded, waivers will be available. In addition, the spread account for each securitization is cross-collateralized to the spread accounts established in connection with the Company's other securitization trusts (including one of its warehouse facilities) such that excess cash flow from a performing securitization trust may be used to support negative cash flow from, or to replenish a deficient spread account in connection with, a nonperforming securitization trust, thereby further restricting excess cash flow available to ORFC. FSA also has a collateral security interest in the stock of ORFC. If FSA were to foreclose on such security interest following an event of default under an insurance agreement with respect to a securitization trust, FSA could preclude payment of dividends by ORFC to the Company, thereby eliminating the Company's right to receive distributions of excess cash flow from all the FSA-insured securitization trusts. The Company's right to service the loans sold in securitizations insured by FSA is also generally subject to the discretion of FSA. Accordingly, there can be no assurance that the Company will continue as servicer for such loans and receive related servicing fees. Any increase in limitations on the Company's cash flow from securitization trusts or inability to obtain any necessary waivers from FSA or termination of servicing arrangements could materially adversely affect the Company's cash flow and liquidity, and ultimately its business, financial condition and results of operations and its outstanding securities.

    IMPACT OF PORTFOLIO GROWTH AND NEW PRODUCTS. The Company has experienced rapid growth in its loan servicing portfolio. Historically, the statistical incidence of delinquencies and defaults in connection with automobile loans tends to vary over the age of the loan. For example, statistically, loans that are between six and fourteen months old have had a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are three months old. Accordingly, to the extent that portfolio growth results in a servicing portfolio containing disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate future delinquency and default rates. Also, there can be no assurance that the Company's transition from centralized to regional servicing and collection will not adversely affect the rate of loan delinquencies and defaults. In addition, to the extent the Company offers new loan products which involve different underwriting policies, the delinquency and default rates of the Company's servicing portfolio may change. The Company has instituted a tiered pricing system and has periodically increased the authorized amount of loans purchased under its Classic program involving borrowers who do not meet all of the underwriting standards in the Company's Premier program and are charged rates of interest higher than those under the Company's Premier program. As a result of the increases in Classic loans as a proportion of the Company's portfolio, there has been an increase in the rates of, and reserves for, delinquency, repossession and loss historically reported by the Company. To estimate future delinquency, repossession and loss experience related to Classic loans, the Company uses a combination of factors, including actual loan performance experience on Premier loans, adjusted for the estimated effects of less favorable credit characteristics, and industry experience on loans with similar credit characteristics. However, there can be no assurance that the Classic loans will perform under varying economic conditions in the manner estimated by the Company. Any increase in delinquency, repossession and loss rates related to Classic loans above the rates estimated by the Company could have a material adverse effect on the Company's business, financial condition and results of operations, as well as its liquidity. Furthermore, because loan default and delinquency rates tend to increase during the six- to fourteen-month period from loan origination, the impact of increases in the Classic program on the Company's overall delinquency, repossession and loss rates will not be fully realized until the amount of Classic loans which have entered this six- to fourteen-month period is proportionate to the amount of Classic loans being purchased by the Company relative to Premier loans. In addition, certain of the Company's loan products which produce higher delinquency, repossession and loss rates than initially expected may continue to have an impact on the Company's overall loan performance, even after being discontinued or modified, until the initially generated loans mature beyond the six- to fourteen-month period. In 1996, the Company discontinued a Classic loan product directed at first-time credits and modified a Classic program for financing the sale of its repossessed inventory in retail markets, each of which had experienced higher than expected delinquency, repossession and loss rates.

    POTENTIAL NEGATIVE IMPACT OF COVENANTS UNDER FINANCE AGREEMENTS. Increases in loan delinquency and loss rates with respect to any securitization trust may result in the trust's portfolio exceeding the various pool performance levels established by FSA, thereby restricting or cutting off cash distributions to ORFC from the securitization spread accounts. See "Cash Flow from Securitizations" above. In addition, such increases may cause the Company to exceed certain pool performance tests established in other agreements governing its indebtedness. Under the terms of the indenture governing the Company's outstanding Senior Term Notes due 2000 (the "Senior Term Notes"), if at any month-end the amount of charge-offs (net of recoveries) of automobile loans in the Company's servicing portfolio during the preceding six-month period, times two, exceeds 1.65% of the average servicing portfolio in the preceding seven months ("Portfolio Loss Ratio"), the Company will be prohibited from purchasing new automobile loans in excess of 20% of the Company's Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) plus proceeds of warehouse facilities and certain other available cash. If the Portfolio Loss Ratio exceeds 1.65% for two consecutive months, then 50% of such Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) must be used to offer to repurchase Senior Term Notes. Such a restriction on purchases of new automobile loans could have a material adverse effect on the Company's business, financial condition and results of operations. Covenants with respect to a series of Debt Securities may contain similar restrictions or other covenants relating to portfolio performance. In addition, if at the end of any month the Portfolio Loss Ratio exceeds 1.65% or the Company's delinquency level exceeds 3.5%, an event of default will occur under one of the Company's outstanding warehouse facilities. The delinquency level is calculated as a percentage of outstanding principal balance of all automobile loans owned or securitized by the Company as to which a payment is more than thirty days past due. Upon the occurrence of an event of default under such warehouse facility, the lending banks under such facility may accelerate the payment of amounts outstanding thereunder and would have no further obligation to extend additional credit. Furthermore, any such event of default or acceleration may trigger cross-defaults under other outstanding indebtedness of the Company and may result in the acceleration of amounts due thereunder. The increase in Classic loans during 1996, among other things, has increased the risk that the Company may trigger its Portfolio Loss Ratio covenants in the future.

SUBSTANTIAL INDEBTEDNESS

    The issuance of Debt Securities offered hereby will have the effect of increasing the Company's leverage. The degree to which the Company is leveraged may impair its ability to obtain additional financing in the future. In addition, the Company's debt service costs will increase as a result of the issuance of Debt Securities, except to the extent proceeds are used to repay outstanding indebtedness. The Company is also subject to restrictive covenants under its debt agreements. If the Company should require, but be unable to obtain, any cure, modification or waiver of noncompliance with any such covenants in the future, default could occur with respect to the relevant indebtedness and, under cross-default provisions, other indebtedness of the Company, and there can be no assurance that the Company would be able to repay or refinance such obligations in such circumstances. In addition, the indenture governing the Senior Term Notes contains covenants requiring the Company to repurchase such debt securities under certain circumstances, including a change in control of the Company, as well as covenants that may significantly restrict the Company's ability to incur additional debt and to issue new classes of preferred stock. In 1996, the Company received an indication of interest to buy the Company and requested its financial advisor to examine the strategic alternatives available to the Company, including a sale of the Company. No definitive offers to buy the Company were received, but there can be no assurance that a change in control of the Company will not occur in the future. The terms of a series of Debt Securities issued by the Company in the future may contain similar covenants.

SUBORDINATION OF THE DEBT SECURITIES

    CONTRACTUAL SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES. The payment of principal of or interest or premium on the Subordinated Debt Securities is subordinated in right of payment to all Senior Debt of the Company, as defined in the Subordinated Indenture. As a result, in the event of the dissolution, liquidation, winding up or reorganization of the Company, or of certain bankruptcy and insolvency-related events, the holders of the Subordinated Debt Securities would not receive payment until the holders of Senior Debt were paid in full. Senior Debt is defined in the Indenture to include, among other debt, any Company guarantees of, or reimbursement commitments with respect to, indebtedness in connection with securitization transactions. In the event a default in any payment in respect to any Senior Debt has occurred and is continuing, the Company may not make any payments on the account of the Subordinated Debt Securities.

    STRUCTURAL SUBORDINATION. Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of creditors of such subsidiaries before such proceeds may be available for distribution to the parent Company. Substantially all of the Company's securitizations through September 30, 1996 provide that ORFC, a special purpose subsidiary, owns the rights to excess cash flow from such securitization trusts. Consequently, a significant portion of the Company's available cash flow is in the form of distributions from ORFC. ORFC is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the Debt Securities or to make any funds available therefor, whether by dividends to the Company or otherwise. Substantially all of the Company's finance income receivable at September 30, 1996 is held by ORFC, and, in the event of liquidation of both the Company and ORFC, creditors of ORFC would have first claim to such assets before holders of the Debt Securities. To the extent any restriction on the distribution of cash from ORFC or other subsidiaries to the Company is applicable and enforced, the Company's ability to pay interest and principal on the Debt Securities may be impaired. See "Loan Performance Risks--Cash Flow from Securitizations" above.

ECONOMIC CONDITIONS

    AUTOMOBILE MARKET CONDITIONS. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for automobiles, resulting in reduced demand for automobile loans and declining values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. The increased proportion of loans under the Company's Classic program has increased the Company's sensitivity to changes in economic conditions. Significant increases in the inventory of used automobiles during recessionary economies may depress the prices at which repossessed automobiles may be sold or delay the timing of such sales. There can be no assurance that the used automobile markets will be adequate for the sale of repossessed automobiles and any material deterioration of such markets could increase the Company's loan losses or reduce recoveries from the sale of repossession inventory. In addition, the Company has channeled a significant portion of its repossession inventory through retail resale markets instead of wholesale markets, including the financing of such retail sales through its Classic program, which had the effect of reducing the Company's loan losses while delaying cash flow recovered from inventory turnover. The Company has experienced significant growth in its repossesion inventory, which increased from $4.8 million at September 30, 1995 to $46.5 million at September 30, 1996. There can be no assurance that the Company will continue to use such retail resale channels, that it will be able to realize such benefits to loan losses in the future or that its inventories will not reach levels at which they cannot readily be liquidated through such channels. Any such event might have an adverse effect on loan loss levels.

    INTEREST RATES. The Company's profitability may be directly affected by the level of and fluctuations in interest rates, which affect the Company's gross interest rate spread. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates on its gross interest rate spread. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

MANAGEMENT OF RAPID GROWTH

    The rapid growth of the Company's servicing portfolio has resulted in increased demands on the Company's personnel and systems. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its larger workforce. Furthermore, the Company's ability to manage portfolio delinquency and loss rates is dependent upon the maintenance of efficient collection and repossession procedures and adequate staffing therefor. There can be no assurance that the Company will have trained personnel and systems adequate to support such growth.

COMPETITION

    The business of financing automobiles is highly competitive. Existing and potential competitors include well-established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts, leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company. Many of these competitors have greater financial, technical and marketing resources than the Company and from time to time offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles. Many of such competitors also have longstanding relationships with automobile dealers and some of such major competitors provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which is not provided by the Company. There can be no assurance that the Company will be able to compete successfully with such competitors.

REGULATION

    The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of the Company's automobile loan contracts; (iv) require specific disclosures; and (v) define the Company's rights to repossess and sell collateral. The Company believes it is in substantial compliance with all such laws and regulations, and that such laws and regulations have had no material effect on the Company's ability to operate its business. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations, could have a material adverse effect on the Company's business, financial condition and results of operations and upon its outstanding securities.

SHARES ELIGIBLE FOR FUTURE SALES

    Additional shares of Common Stock may be issued upon the exercise of outstanding stock options, the conversion of outstanding convertible preferred stock and the exercise of outstanding warrants. Certain holders thereof have registration rights with respect to such shares. The Company has registered pursuant to such rights the sale from time to time of up to 3,871,364 shares of Common Stock when, as and if issued upon the exercise of outstanding warrants. Such issuances, or the resale of the Common Stock so acquired, could have an adverse effect on the market price of the Company's Common Stock.

UNDESIGNATED SHARES; ANTI-TAKEOVER CONSIDERATIONS

    The authorized and unissued stock of the Company, other than shares reserved for issuance pursuant to options and warrants, consists of undesignated shares. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the undesignated shares in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. The Company has adopted a shareholder rights plan to deter a hostile takeover. Further, certain provisions of the Minnesota Business Corporation Act may operate to discourage a negotiated acquisition or unsolicited takeover of the Company. See "Description of Common Stock." Each or any of the foregoing could have the effect of entrenching the Company's directors, impeding or deterring an unsolicited tender offer or takeover proposal regarding the Company and thereby depriving the then current shareholders of the ability to sell their shares at a premium over the market price, or otherwise adversely affecting the voting power, dividend, liquidation and other rights of holders of Common Stock.

                                USE OF PROCEEDS

    Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities offered hereby will be added to the general funds of the Company and will be available for working capital and other general corporate purposes, including funding the growth in the volume of loan purchases and repayment of maturing obligations and redemption of outstanding indebtedness. Pending such use, the Company may temporarily invest the net proceeds in short-term investments or use them to reduce short-term indebtedness.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following are the consolidated ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods presented.

                            MARCH 8, 1990                                                              NINE MONTHS ENDED
                              (DATE OF      SIX MONTHS
                            INCORPORATION)     ENDED               YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                             TO DECEMBER   DECEMBER 31,   ------------------------------------------  --------------------
                              31, 1991         1991         1992       1993       1994       1995       1995       1996
(DOLLARS IN THOUSANDS)      -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed
  charges.................                                               1.72x      2.06x      3.75x      3.64x      4.53x
Deficiency in earnings to
  fixed charges...........    $   1,525      $   1,158    $   1,342
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends...............                                               1.56x      1.31x      3.10x      2.95x      4.13x
Deficiency in earnings to
  combined fixed charges
  and preferred stock
  dividends...............    $   1,525      $   1,158    $   1,342

    For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental charges. Combined fixed charges and preferred stock dividends consist of the fixed charges described above plus the pre-tax income necessary to pay dividends on the Company's outstanding 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock," all of which was converted or redeemed on or before December 2, 1996).

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The terms of the Debt Securities specific to Senior Debt Securities and to Subordinated Debt Securities are set forth under the headings "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities," respectively. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general and specific provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities may be issued either separately, or together with, or upon conversion of or in exchange for, other Securities.

    The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities, including without limitation any restrictive covenants with respect thereto, will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

    The Senior Debt Securities and the Subordinated Debt Securities will be issued under the indentures (the "Senior Indenture" and the "Subordinated Indenture," respectively) between the Company and the Trustee named in the applicable Prospectus Supplement. The forms of Senior Indenture and Subordinated Indenture (collectively, the "Indentures") have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indentures, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

    The amount of Debt Securities offered by this Prospectus will be limited to the amount of Securities set forth on the cover of this Prospectus that have not been otherwise issued or reserved for issuance. The Indentures will not limit the aggregate principal amount of Debt Securities which may be issued thereunder.

    The Senior Debt Securities, except to the extent secured by collateral, if any, will rank PARI PASSU with other unsecured, unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "Description of Subordinated Debt Securities--Subordination of Subordinated Debt Securities."

    The applicable Prospectus Supplement will indicate the form, registered or bearer, and denominations in which Debt Securities of any series may be issued. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "--Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Senior Indenture Section 305; Subordinated Indenture Section 305)

    Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency other than U. S. dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the corporate trust office of the Trustee in the case of

Subordinated Debt Securities and the office or agency maintained for such purpose in the case of the Senior Debt Securities. Interest on any Debt Security that is payable will be paid to the Person in whose name that Debt Security is registered in the Security Register. In addition, in the case of Subordinated Debt Securities payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as it appears on the Security Register. (Senior Indenture Sections 301, 305 and 307; Subordinated Indenture Sections 301, 305, 307, 1001 and 1002)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (i) the title of the offered Debt Securities and whether the offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (ii) any limit on the aggregate principal amount of the offered Debt Securities; (iii) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name they are registered on the regular record date for such interest; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal or installments of principal and premium, if any, of the offered Debt Securities is or are payable; (v) the rate or rates (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date from which any such interest will accrue, the dates on which such interest on the offered Debt Securities will be payable and the regular record dates therefor, the circumstances, if any, in which the Company may defer interest payments and the basis for calculating interest if other than a 360-day year of twelve 30-day months; (vi) the place or places where the principal of and premium, if any, and interest on the offered Debt Securities will be payable and the offered Debt Securities may be surrendered for registration of transfer or exchange, if other than those provided for in the Senior Indenture or the Subordinated Indenture; (vii) if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (ix) whether the Debt Securities of the series will be convertible into shares of Common Stock and/or exchangeable for other securities, and if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable, and any deletions from or modifications or additions to the applicable Indenture to permit or to facilitate the issuance of such convertible or exchangeable Debt Securities or the administration thereof; (x) the identity of each Security Registrar and Paying Agent, if other than or in addition to the Trustee; (xi) if the amount of principal of or any premium or interest on the offered Debt Securities may be determined by reference to an index or pursuant to a formula, the manner in which such amounts shall be determined; (xii) the applicability of, and any addition to or change in the covenants and definitions set forth in the applicable Indenture, as described under "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities"; (xiii) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (xiv) if other than U. S. dollars, the currency or currencies for the payment of principal of and any premium and interest on the offered Debt Securities and the manner of determining the U.S. dollar equivalent of the principal amount thereof for purposes of the definition of "outstanding", and, if the principal of or any premium or interest on the offered Debt Securities is payable, at the election of the Company or the holder thereof, in one or more currencies other than that or those in which the offered Debt Securities are stated to be payable, the currency or currencies in which payment of the principal of and any premium and interest on such offered Debt Securities is to be made and the periods within which and the terms and conditions upon which such election is to be made; (xv) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described under "Description of Senior Debt Securities-- Events of Default under the Senior Indenture" and "Description of Subordinated Debt Securities--Events of Default under the Subordinated Indenture", and any change in the right of the Trustee or the holders to declare the principal of or any premium or interest on the offered Debt Securities due and payable; (xvi) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (xvii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities, and any circumstances under which any such Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such depositary or its nominee, if other than those described in the applicable Indenture (see "--Global Securities"); (xviii) if applicable, that the offered Debt Securities, in whole or in any specified part, are not defeasible; (xix) whether, with respect to any series of Senior Debt Securities, such series will be secured and the type, amount and other terms of, and provisions relating to, the collateral to be provided as such security, and any deletions, additions or modifications to the Senior Indenture to permit the issuance of secured Senior Debt Securities or the administration thereof; and (xx) any other terms of the offered Debt Securities not inconsistent with the provisions of the applicable Indenture. (Senior Indenture Section 301; Subordinated Indenture Section 301)

    If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency, including any material foreign currency risks, will be specified in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Under the Indentures, the terms of the Debt Securities of any series may differ, and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

GLOBAL SECURITIES

    The following description will apply to any series of Debt Securities issued, in whole or in part, in the form of a Global Security or Global Securities deposited with, or on behalf of, The Depository Trust Company ("DTC") (each such Debt Security represented by a Global Security being herein referred to as a "Book-Entry Security").

    Upon initial issuance, all Book-Entry Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable Pricing Supplement, all Book-Entry Securities will be denominated in U. S. dollars.

    Upon the issuance of a Global Security, DTC will credit accounts held with it with the respective principal or face amounts of the Book-Entry Securities represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Debt Security was sold or, to the extent that such Debt Securities are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with DTC ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

    Payment of principal of, premium, if any, and interest, if any, on Book-Entry Securities represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered holder of the Book-Entry Securities represented thereby for all purposes under the Indentures. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have a responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Securities or any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Company has been advised by DTC that upon receipt of any payment of principal of, premium, if any, or interest, if any, on any such Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

    A Global Security representing Book-Entry Securities is exchangeable for certificated Debt Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms and of differing authorized denominations aggregating a like amount, if any, if (x) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable for certificated Debt Securities or (z) there shall have occurred and be continuing an Event of Default with respect to the Book-Entry Securities. Such certificated Debt Securities shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by DTC's relevant participants (as identified by DTC).

    Owners of beneficial interests in a Global Security will not be considered the registered holders thereof for any purpose under the applicable Indenture, and no Global Security representing Book-Entry Securities shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    DTC, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under such Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks (which may include the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

    The following description sets for certain specific terms of the Senior Debt Securities and provisions of the Senior Indenture. Certain general terms of the Senior Debt Securities are described under "Description of Debt Securities." The following brief summary of certain provisions of the Senior Debt Securities and the Senior Indenture, together with the summary description under "Description of Debt Securities," does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions in the Senior Indenture." Certain terms capitalized and not otherwise defined herein are defined in the Senior Indenture. Wherever particular sections or defined terms of the Senior Indenture are referred to, such sections or defined terms are incorporated herein by reference.

REDEMPTION

    The Prospectus Supplement relating to any offered Senior Debt Securities or series thereof will specify the provisions, if any, for redemption of such Senior Debt Securities or series thereof at the option of the Company.

    Except as set forth in the Prospectus Supplement with respect to any offered Senior Debt Securities or series thereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Debt Securities. The Prospectus Supplement relating to any offered Senior Debt Securities or series thereof will specify the provisions, if any, regarding sinking fund provisions related to such Senior Debt Securities or series thereof. The Senior Indenture provides that the Company may deliver Outstanding Senior Debt Securities of like tenor of a series (other than any previously called for redemption) and may apply as a credit Senior Debt Securities of like tenor of a series which have been redeemed either at the election of the Company pursuant to the terms of such Senior Debt Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Senior Debt Securities, in each case in satisfaction of all or any part of any sinking fund payment with respect to the Senior Debt Securities of like tenor of such series required to be made pursuant to the terms of such Securities as provided for by the terms of such series. (Senior Indenture Sections 1102 and 1103)

    The Senior Indenture provides that, if less than all of the Senior Debt Securities of any series are to be redeemed at any time, selection of Senior Debt Securities for redemption will be made by the Trustee on a pro rata basis (and in such manner as complies with applicable legal and stock exchange requirements, if any), or by such other method as the Trustee shall deem fair and appropriate, and portions of the Senior Debt Securities selected for redemption shall be in amounts of $1,000 or whole multiples thereof, except that if all of the Senior Debt Securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Debt Securities to be redeemed at its registered address. If any Senior Debt Security is to be redeemed in part only, the notice of redemption that relates to such Senior Debt Security shall state the portion of the principal amount thereof to be redeemed. A new Senior Debt Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Debt Security. On and after the redemption date, interest ceases to accrue on Senior Debt Securities or portions of them called for redemption. (Senior Indenture Sections 403 and 404)

REPURCHASE AT THE OPTION OF HOLDERS

    Except as set forth in the Prospectus Supplement with respect to any offered Senior Debt Securities or any series thereof, the Senior Indenture does not contain provisions that permit the Holders of the Senior Debt Securities to require that the Company repurchase or redeem the Senior Debt Securities in the event of a sale of assets or a takeover, recapitalization or similar restructuring, nor does the Senior Indenture contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company. The Senior Indenture provides that, if repurchase rights are provided for in a

Prospectus Supplement and amounts deposited in connection with all such repurchase rights are insufficient to pay the repurchase price of all Senior Debt Securities having such repurchase rights, the Trustee shall select Senior Debt Securities to be repurchased on a pro rata basis among all holders of such series of Senior Debt Securities having such repurchase rights and exercising the option to elect repurchase. (Senior Indenture Sections 1201 and 1204)

CERTAIN COVENANTS IN THE SENIOR INDENTURE

    MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Senior Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Debt Securities and the Senior Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and (v) the applicable rating agencies shall have reaffirmed or raised their ratings with respect to certain asset-back securities that have been rated in whole or in part on the basis of the Company's credit. (Senior Indenture Section 601)

    REPORTS. The Senior Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Debt Securities are outstanding, the Company will file with the Trustee and furnish to the holders of Senior Debt Securities (i) all quarterly and annual financial reports on Forms 10-Q and 10-K and all proxy statements that the Company is required to file, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and including, with respect to the annual information only, a report by the Company's certified independent accountants, and (ii) all current reports that the Company is required to file with the Commission on Form 8-K. In addition, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Senior Indenture provides that the Company will nevertheless continue to file a copy of all such information and reports with the Commission and the Trustee and make such information available to securities analysts and prospective investors upon request. (Senior Indenture Section 504)

EVENTS OF DEFAULT UNDER THE SENIOR INDENTURE

    The Senior Indenture provides that each of the following constitutes an Event of Default with respect to the Senior Debt Securities of any series issued pursuant to the Senior Indenture: (i) default for 30 days in the payment when due of interest on the Senior Debt Securities of that series; (ii) default in payment when due of the principal of or premium, if any, on the Senior Debt Securities of that series; (iii) failure to deposit any sinking fund payment, when and as due, in respect of the Senior Debt Securities of that series; (iv) failure by the Company to comply with the provisions described under the caption "Merger, Consolidation or Sale of Assets;" (v) failure by the Company for 60 days after notice from the Trustee or holders of at least 25% of the principal amount of the Senior Debt Securities of that series to comply with any of its other agreements in the Senior Indenture or the Senior Debt Securities of that series; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined in the Senior Indenture) for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries and (ix) any other Event of Default provided with respect to the Senior Debt Securities of that series. (Senior Indenture Section 701)

    If any Event of Default occurs and is continuing with respect to any series of Senior Debt Securities, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Senior Debt Securities of such series may declare the unpaid principal amount (or, if any of the Senior Debt Securities of that series are Original Issue Discount Senior Debt Securities, such lesser portion of the principal amount of such Senior Debt Securities as may be specified in the terms thereof), premium, if any, and any accrued and unpaid interest on all the Senior Debt Securities of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary of the Company, all principal, premium, if any, and interest on outstanding Senior Debt Securities will become due and payable without further action or notice. Holders of the Senior Debt Securities may not enforce the Senior Indenture or the Senior Debt Securities except as provided in the Senior Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Debt Securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of Senior Debt Securities. The Trustee may withhold from Holders of the Senior Debt Securities of any series notice of any continuing Default or Event of Default (except a Default or Event of Default in payment on any Senior Debt Security or any series or in the payment of any sinking fund installment with respect to such series) if it determines that withholding notice is in their interest. (Senior Indenture Sections 702, 705, 706 and 805)

    In the case of any Event of Default with respect to the Senior Debt Securities of any series occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any of its Subsidiaries the primary purpose of which was avoiding payment of the premium, if any, that the Company would have had to pay with respect to such series if the Company then had elected to redeem such Senior Debt Securities pursuant to the optional redemption provisions, if any, established in accordance with the Senior Indenture, if any, an equivalent premium shall also become and be immediately due and payable if such Senior Debt Securities were repaid to the extent permitted by law. (Senior Indenture Section 701)

    The Holders of a majority in aggregate principal amount of the Senior Debt Securities of any series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Debt Securities of such series waive any existing Default or Event of Default with respect to such series of Senior Debt Securities and its consequences under the Senior Indenture except a continuing Default or Event of Default with respect to such series in the payment of interest on, or the principal of, or premium, if any, on the Senior Debt Securities of such series. (Senior Indenture Section 704)

    The Holders of a majority in principal amount of the outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. (Senior Indenture Section 705) The Senior Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Senior Indenture Section 801)

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture, and the Company is required upon becoming aware of any Default or Event of Default with respect to a series of Senior Debt Securities, or any event of default under any other mortgage, indenture or instrument to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. (Senior Indenture Section 505)

DEFEASANCE PROVISIONS IN THE SENIOR INDENTURE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Debt Securities of any series issued pursuant to the Senior Indenture ("Legal Defeasance"), except for (i) the rights of Holders of outstanding Senior Debt Securities of that series to receive payments in respect of the principal of, premium, if any, and interest on the Senior Debt Securities of that series when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Debt Securities concerning issuing temporary Senior Debt Securities, registration of Senior Debt Securities, mutilated, destroyed, lost or stolen Senior Debt Securities and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Debt Securities of such series. In addition, after the Company's election to exercise its option regarding Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Debt Securities of such series. (Senior Indenture Sections 902 and
903)

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of Senior Debt Securities issued pursuant to the Senior Indenture, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Debt Securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay (A) the principal of, premium, if any, and interest on the outstanding Senior Debt Securities of such series on the stated maturity or on the applicable redemption date, as the case may be, or (B) any mandatory sinking fund payments or analogous payments applicable to the Senior Debt Securities of such series on the day on which such payments are due and payable; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default with respect to such series shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the

Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Debt Securities of such series over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with. (Senior Indenture Section 904)

MODIFICATION AND WAIVER

    Modifications and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Debt Security affected thereby:
(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Debt Security, reduce the principal amount of, or premium or interest on, any Senior Debt Security, reduce the amount of principal of an Original Issue Discount Senior Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Senior Debt Security; or (ii) reduce the percentage in principal amount of outstanding Senior Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults; or (iii) modify any of the various sections relating to above-described provisions. (Senior Indenture Section 1002)

    The holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of each series may waive any past Default or Event of Default under the Senior Indenture with respect to Senior Debt Securities of that series, except a continuing Default or Event of Default under the Senior Indenture (i) in the payment of principal of, or any premium or interest on, any Senior Debt Security of such series held by a nonconsenting holder, or (ii) in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding Senior Debt Security of such series affected, as described above. (Senior Indenture Sections 704 and 1002)

    The Senior Indenture provides that, in determining whether the holders of the requisite principal amount of the "outstanding" Senior Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Senior Debt Securities, (i) the principal amount of an Original Issue Discount Senior Debt Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof to such date, and (ii) the principal amount of a Senior Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Senior Debt Security, of the principal amount of such Senior Debt Security (or, in the case of an Original Issue Discount Senior Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Senior Debt Security, of the amount determined as provided in (i) above). (Senior Indenture Section 101)

CERTAIN DEFINITIONS IN THE SENIOR INDENTURE

    Set forth below are certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Senior Indenture Section 101)

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, plus (iii) with respect to the Company, without duplication, the respective amounts reported on the Company's balance sheet as of such date with respect to the Company's 8% Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Senior Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Debt Securities mature.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GOVERNMENT SECURITIES" means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof.

    "ORIGINAL ISSUE DISCOUNT SENIOR DEBT SECURITY" means any Senior Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Senior Indenture.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), with certain exceptions.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

    The following description sets forth certain specific terms of the Subordinated Debt Securities and provisions of the Subordinated Indenture. Certain general terms of the Subordinated Debt Securities are described under "Description of Debt Securities." The following brief summary of certain provisions of the Subordinated Debt Securities and the Subordinated Indenture, together with the summary description under "Description of Debt Securities," does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions in the Subordinated Indenture." Certain terms capitalized and not otherwise defined herein are defined in the Subordinated Indenture. Wherever particular sections or defined terms of the Subordinated Indenture are referred to, such sections or defined terms are incorporated herein by reference.

    The Prospectus Supplement relating to any offered Subordinated Debt Securities will specify any restrictive covenants applicable to such Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Subordinated Debt Securities do not impose any financial or leverage restrictions on the Company and will not contain provisions that permit the holders of such Securities to require that the Company repurchase or redeem such Securities in the event of a takeover, recapitalization or similar restructuring, nor will the Subordinated Debt Securities contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT UNDER THE SUBORDINATED INDENTURE

    The following events are defined in the Subordinated Indenture as "Events of Default" with respect to the Subordinated Debt Securities of any series issued pursuant to the Subordinated Indenture: (i) failure to pay any interest on any Subordinated Debt Security of that series when due and payable, continued for 30 days; (ii) failure to pay principal of or any premium on any Subordinated Debt Security of that series when due and payable; (iii) failure to deposit any sinking fund payment, when and as due, in respect of any Subordinated Debt Security of that series; (iv) failure to perform, or breach of, any other covenant or warranty of the Company in the Subordinated Indenture or the Subordinated Debt Securities of such series (other than a covenant or warranty a default in the performance or breach of which is dealt with elsewhere in the Subordinated Indenture or which is included in the Subordinated Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series), continued for 60 days after written notice as provided in the Subordinated Indenture; (v) the occurrence and continuation of an event of default under any indenture or instrument under which the Company or any Subsidiary shall have outstanding at least $5.0 million aggregate principal amount of Indebtedness (as defined in the Subordinated Indenture)(other than as part of a Securitization Transaction), the maturity of which has been accelerated and such acceleration has not been rescinded or annulled within 60 days; (vi) certain events in bankruptcy, insolvency or reorganization involving the Company; (vii) the entry against the Company or any Subsidiary of a final judgment, judicial decree or order for the payment of money in excess of $5.0 million which remains unpaid, unvacated, unbounded or unstayed for a period of 60 days; or (viii) any other event of default provided with respect to Subordinated Debt Securities of that series. (Subordinated Indenture Section
501)

    If an Event of Default with respect to any series of outstanding Subordinated Debt Securities under the Subordinated Indenture occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Subordinated Debt Securities of that series by notice as provided in the Subordinated Indenture may declare the principal amount (or, if any of the Subordinated Debt Securities of that series are Original Issue Discount Subordinated Debt Securities, such lesser portion of the principal amount of such Subordinated Debt Securities as may be specified in the terms thereof) of all of the Subordinated Debt Securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization involving the Company, the principal amount of such Subordinated Debt Securities (or specified portion thereof) shall become due and payable immediately, without such notice. At any time after a declaration of acceleration with respect to Subordinated Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Subordinated Indenture Section 502)

    The Subordinated Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of Subordinated Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity.

(Subordinated Indenture Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Debt Securities of that series. (Subordinated Indenture Section
512)

    The Company is required to furnish to the Trustee annually a statement as to the compliance by the Company with all conditions and covenants under the Subordinated Indenture. (Subordinated Indenture Section 703)

MODIFICATION AND WAIVER

    Modifications and amendments of the Subordinated Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby: (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any such outstanding Subordinated Debt Security, reduce the principal amount of, or premium or interest on, any such outstanding Subordinated Debt Security, reduce the amount of principal of an Original Issue Discount Subordinated Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any such outstanding Subordinated Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or with respect to any such outstanding Subordinated Debt Security; or (ii) reduce the percentage in principal amount of outstanding Subordinated Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Subordinated Indenture or for waiver of compliance with certain provisions of the Subordinated Indenture or for waiver of certain defaults with respect to such series of Subordinated Debt Securities; or (iii) modify any of the above-described provisions or any of the provisions relating to waivers of past defaults and defeasance of certain obligations except for certain stated modifications. (Subordinated Indenture Section 902)

    The holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of each series may, on behalf of the holders of all Subordinated Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Subordinated Indenture. (Subordinated Indenture Section 1006) The holders of not less than a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of each series may, on behalf of the holders of all Subordinated Debt Securities of that series, waive any past default under the Subordinated Indenture with respect to Subordinated Debt Securities of that series, except a default (i) in the payment of principal of, or any premium or interest on, any Subordinated Debt Security of such series when due (other than amounts due and payable solely upon acceleration), or (ii) in respect of a covenant or provision of the Subordinated Indenture which cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debt Security of such series affected. (Subordinated Indenture
Section 513) The definition of "Senior Debt" in the Subordinated Indenture may not be amended or modified in a manner adverse to the holders of then outstanding Senior Debt without the consent of the holders of all Senior Debt affected thereby. (Subordinated Indenture Section 908)

    The Subordinated Indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding Subordinated Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Subordinated Debt Securities, (i) the principal amount of an original issue discount Subordinated Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and
(ii) the principal amount of a Subordinated Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Subordinated Debt Security, of the principal amount of such Subordinated Debt Security (or, in the case of an Original Issue Discount Subordinated Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Subordinated Debt Security, of the amount determined as provided in (i) above). (Subordinated Indenture Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Subordinated Indenture provides that the Company, without the consent of the holders of any of the outstanding Subordinated Debt Securities under the Subordinated Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (i) any successor Person assumes by supplemental indenture the Company's obligations on the Subordinated Debt Securities and under the Subordinated Indenture and (ii) after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing under the Subordinated Indenture. (Subordinated Indenture Section 801)

DEFEASANCE PROVISIONS IN THE SUBORDINATED INDENTURE

    DEFEASANCE AND DISCHARGE. The Company will be discharged from any and all obligations in respect of the Subordinated Debt Securities of any series (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, to replace destroyed, stolen, lost or mutilated Subordinated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) on the 91st day after the date of deposit with the Trustee, in trust, of money, U.S. Government Obligations (defined below) which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Subordinated Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the Subordinated Indenture and such Subordinated Debt Securities. Any such discharge is also subject to certain other conditions, including the limitation that such discharge may only occur if there has been a change in applicable federal law, or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not cause the holders of such series of Subordinated Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit, defeasance and discharge not occurred; and that such discharge will not cause any outstanding Subordinated Debt Securities then listed on the New York Stock Exchange or other securities exchange to be de-listed as a result thereof. (Subordinated Indenture Section 403) The term "U.S. Government Obligations" is defined to mean direct obligations of the United States of America, backed by its full faith and credit. (Subordinated Indenture Section
101)

    DEFEASANCE OF CERTAIN COVENANTS. The Company may omit to comply with certain restrictive covenants with respect to the Subordinated Debt Securities of any series. If the Company elects not to comply with any term, provision or condition in any such covenant, the Company must deposit with the Trustee money, U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Subordinated Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the Subordinated Indenture and such Subordinated Debt Securities. Any such covenant defeasance is also subject to certain other conditions, including the delivery to the Trustee of an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Subordinated Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred. (Subordinated Indenture Section 1005).

    DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company omits compliance with certain covenants of the Subordinated Indenture and the Subordinated Debt Securities issued pursuant thereto are declared due and payable because of the occurrence of any event of default, although the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Subordinated Debt Securities at the time of their stated maturity, it may not be sufficient to pay amounts due on the Subordinated Debt Securities at the time of the acceleration resulting from such event of default. In such event, the Company shall remain liable for all such payments.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be subordinate and subject in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. Upon any distribution to creditors in a liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceeding involving the Company, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations (as defined in the Subordinated Indenture) due on or to become due on or in respect of all Senior Debt, before the holders of Subordinated Debt Securities are entitled to receive any payment or distribution of any kind, whether in cash, property or securities, by set off or otherwise (including any payment or distribution which may be payable or deliverable by reason of the payment of any Junior Subordinated Debt) on account of the principal of (and premium, if any) or interest on the Subordinated Debt Securities or on account of any purchase, redemption or other acquisition of Subordinated Debt Securities by the Company, any Subsidiary of the Company, the Trustee or any Paying Agent or on account of any other obligation of the Company in respect of any Subordinated Debt Securities (excluding (i) shares of stock or securities of the Company or another corporation provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all then outstanding Senior Debt to substantially the same extent as, or to a greater extent than, the Subordinated Debt Securities are so subordinated and
(ii) payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any such series of Subordinated Debt Securities as described below) ("Securities Payments"). Until the Senior Debt is paid in full, any Securities Payment to which the holders of Subordinated Debt Securities or the Trustee for their benefit would be entitled, will be paid or delivered by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt or their representative or representatives or the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued. (Subordinated Indenture Sections 1301 and 1302) The Company may not make any payments on the account of the Subordinated Debt Securities, or on account of the purchase or redemption or other acquisition of the Subordinated Debt Securities, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Debt (a "Senior Payment Default"). (Subordinated Indenture Section 1303)

    In the event that the Trustee receives any Securities Payment prohibited by the subordination provisions of the Subordinated Indenture, such payment will be held by the Trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. (Subordinated Indenture Section
1304) Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

    By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

CERTAIN DEFINITIONS IN THE SUBORDINATED INDENTURE

    Set forth below are certain defined terms use in the Subordinated Indenture. Reference is made to the Subordinated Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Subordinated Indenture Section 101)

    "JUNIOR SUBORDINATED DEBT" means the Indebtedness of the Company under its Subordinated Extendible Notes and Subordinated Fixed-Term Notes issued pursuant to the indenture dated as of July 1, 1994, as amended and restated as of April 28, 1995, by and between the Company and Norwest Bank Minnesota, National Association, as Trustee.

    "ORIGINAL ISSUE DISCOUNT SUBORDINATED DEBT SECURITY" means any Subordinated Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Subordinated Indenture.

    "SECURITIZATION TRANSACTION" means a public or private transfer of installment sales contracts, loans, leases or other receivables by which the Company directly or indirectly securitizes a pool of specified installment sales contracts, loans, leases or other receivables.

    "SENIOR DEBT" means all Indebtedness (as defined in the Subordinated Indenture) of the Company, except Indebtedness created or evidenced by an instrument which expressly provides that such Indebtedness is subordinated in right of payment to any other Indebtedness of the Company. Without limiting the generality of the foregoing, Senior Debt shall include: (i) the guarantee by the Company of any Indebtedness of any other Person (including, without limitation, subordinated Indebtedness of another Person), unless such guarantee is expressly subordinated to any other Indebtedness of the Company; (ii) Indebtedness of the Company under its Senior Term Notes due 2000 issued pursuant to the indenture dated as of April 28, 1995, by and between the Company and Norwest Bank Minnesota, National Association, as Trustee; and (iii) Indebtedness of the Company under that certain Amended and Restated Credit Agreement dated as of August 4, 1995, by and among the Company, First Bank National Association, as Administrative Bank, and certain other banks party thereto. Without limiting the generality of the foregoing, Senior Debt shall not include Indebtedness of the Company under the Subordinated Debt Securities or the Junior Subordinated Debt. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates and (y) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

    "WAREHOUSE FACILITY" means a funding arrangement with one or more financial institutions or other lenders or purchasers, either directly or through a special purpose vehicle, exclusively to finance for a period not to exceed six months the purchase of consumer installment sales contracts, loans, leases or other receivables pending Securitization Transactions, including, without limitation, so-called "pool bank" arrangements and repurchase agreements.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to each series of the Preferred Stock to be filed as an exhibit to a document incorporated by reference in this Prospectus.

GENERAL

    Pursuant to the Company's articles of incorporation, as amended, the Board of Directors of the Company has the authority, without further shareholder action, to issue from time to time shares of preferred stock, $.01 par value (the "Preferred Stock"), in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Company may determine. The authority of the Board of Directors of the Company includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof;

(ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Company; (v) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (vi) whether and upon what terms the shares are to be convertible; (vii) the voting rights, if any, which shall apply; and (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. The Preferred Stock will, when issued, be fully paid and nonassessable. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. The transfer agent and registrar for the Preferred Stock will be specified in the applicable Prospectus Supplement.

    The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including (i) the title, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such Preferred Stock will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion provisions; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    As described under "Description of Depositary Shares" the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

DIVIDENDS

    Subject to the preferential rights as to dividends of holders of any other capital stock of the Company ranking prior to any series of the Preferred Stock, the holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

    Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

    No full dividends will be declared or paid or set apart for payment on any stock of the Company ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless full dividends on the Preferred Stock of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared or made upon Preferred Stock of each series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Preferred Stock of each series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of Noncumulative Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company) unless, in each case, the full dividends on each series of the Preferred Stock shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Stock which may be in arrears.

REDEMPTION AND REPURCHASE

    A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon terms, at the times and at the prices set forth in the Prospectus Supplement relating to such series. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued Preferred Stock.

    The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Stock.

    If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

    Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Stock of any series are in arrears, no Preferred Stock of such series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Stock.

    Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Company. Each such notice shall state (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

CONVERSION OR EXCHANGE

    The Prospectus Supplement relating to a series of the Preferred Stock which is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of Common Stock, another series of Preferred Stock or Debt Securities.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of each series of the Preferred Stock and any other Preferred Stock ranking on a parity with such series of Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Company ranking junior to such series of the Preferred Stock as to such distribution, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. Such right shall, however, be subject to the preferential rights, if any, of holders of any capital stock of the Company ranking prior to such series of the Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company. Unless otherwise provided in the applicable Prospectus Supplement, neither the sale of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Stock or other securities of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Stock of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of the Company.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by the Minnesota Business Corporation Act, the holders of the Preferred Stock will not be entitled to vote. In the event the Company issues shares of a series of the Preferred Stock, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in a share of a series of Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

    A series of the Preferred Stock may also have other voting rights -- for example, upon the occurrence of certain events or relative to the taking of certain actions. Any such special voting rights will be set forth in the Prospectus Supplement relating to such series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains.

GENERAL

    The Company may, at its option, elect to offer fractional interests in Preferred Stock, rather than full Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

    The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

    Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of the Depositary Receipts at the principal corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of Preferred Stock and any money or other property represented by such Depositary Shares.

Partial Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. No assurance can be given that a market will exist for the withdrawn Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock. less any taxes required to be withheld therefrom, to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION AND REPURCHASE OF DEPOSITED PREFERRED STOCK

    If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption at the option of the Company, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

    Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares are subject to repurchase at the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Depositary with written instructions to the Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of such Preferred Stock from the Depositary, who in turn will repurchase such

Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a Preferred Share represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

VOTING OF DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

CONVERSION AND EXCHANGE OF DEPOSITED PREFERRED STOCK

    If the Preferred Stock represented by Depositary Shares are exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such Preferred Stock held by the Depositary, the Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Depositary the Securities for which such Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per Preferred Share multiplied by the fraction of a Preferred Share represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.

    Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares are convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions, will cause the conversion or exchange, as the case may be, and delivery to the holders such number of whole shares of Common Stock or Preferred Stock, whole number of Common Stock Warrants, or principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per Preferred Share multiplied by the fraction of a Preferred Share represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

TAXATION

    Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement,
(ii) the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    As of September 30, 1996, 33,003,889 shares of Common Stock were outstanding. An aggregate of 65,846,111 undesignated shares, $.01 par value, remain authorized and unissued. Such shares may be issued as Common Stock or may be issued as such other class (including as Preferred Stock, as described above) or series and with such other rights and preferences as the Board of Directors may determine. As of September 30, 1996, an aggregate of 9,369,665 of such authorized, unissued shares have been reserved for issuance as Common Stock upon the exercise of stock options, warrants or other rights granted, including shares reserved for issuance as Common Stock upon conversion of the 8% Preferred Stock, all of which was converted or redeemed on or before December 2, 1996. Subject to any prior rights of any Preferred Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available therefor. Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such Preferred Stock, in the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by the Company. The outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association, South St. Paul, Minnesota.

SHAREHOLDER RIGHTS PLAN

    Each share of Common Stock has one Preferred Stock Purchase Right ("Right") attached. Each whole Right entitles the holder to buy one one-hundredth of a share of the Company's Class A Preferred Stock at an initial per share price of $90 (subject to adjustment). The Rights will only become exercisable ten days after a person or group becomes an "Acquiring Person" by acquiring beneficial ownership of 15% or more of the outstanding Common Stock or announcing a tender or exchange offer for 15% or more of the Common Stock, subject to certain exceptions. If the Rights become exercisable, a holder will generally be entitled to acquire Common Stock having a value equal to twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction, or 50% or more of its assets or earning power is sold, mortgaged or transferred, each Right will entitle its holder to purchase, at the Right's exercise price, that number of shares of the acquiring company's common stock having a then current market value of twice the Right's exercise price. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    At any time after the Rights become exercisable, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of Common Stock per Right, subject to adjustment. In addition, after the acquisition by an "Acquiring Person" of 15% or more of the outstanding Common Stock but prior to the tenth day following the acquisition, the Board of Directors will be entitled to redeem the Rights, upon approval of a majority of the "Continuing Directors" of the Company, at $.01 per Right. The Rights will expire at the close of business on October 28, 2006 if not previously redeemed or exercised.

    The Rights have certain anti-takover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at an equitable price and which is otherwise in the best interests of the Company and its shareholders, as determined by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, redeem the Rights at any time prior to the tenth day following an "Acquiring Person's" acquisition of 15% or more of the outstanding Common Stock.

    The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement.

MINNESOTA ANTI-TAKEOVER LAWS

    The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which provisions may operate to discourage a negotiated acquisition or unsolicited takeover of the Company and thereby deprive the then current shareholders of the ability to sell their shares at a premium over the market price. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

    In the event of certain tender offers for stock of the Company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the Board consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Shares. Securities Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the Currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, Currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the designation and terms of any series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (v) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and Currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of any material United States federal income tax consequences; and
(x) any other terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (v) the number of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of Preferred Stock or shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the expiration date thereof; (vii) a discussion of any material United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

    Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock, Depositary Shares or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

    The exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including
(i) the issuance of capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Company may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification of or change to the Common Stock, other than changes in par value, (ii) a consolidation or merger involving the Company, other than where the Company is the continuing corporation and reclassification or change, as described in (i) above, is involved or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Securities in any of three ways: (i) through agents (ii) through underwriters or dealers, or (iii) directly to one or more purchasers. The Prospectus Supplement or Prospectus Supplements with respect to any of the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Securities may be listed.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If so indicated in the Prospectus Supplement relating to any Securities offered thereby, the Company will authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase such Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Any underwriter, dealer or agent participating in the distribution of an offering of Securities may be deemed to be an underwriter, and any discounts or commissions received by it on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

    Unless otherwise indicated in the applicable Prospectus Supplement, all Securities (other than the Common Stock) will be new issues of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Securities.

                             VALIDITY OF SECURITIES

    The validity of the Securities will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
Prospectus Supplement Summary...............................    S-3
Risk Factors................................................   S-13
Use of Proceeds.............................................   S-16
Price Range of Common Stock and Dividend Policy.............   S-16
Capitalization..............................................   S-17
Selected Consolidated Financial Information.................   S-18
Management's Discussion and Analysis of Financial Condition
 and Results of Operations..................................   S-20
Business....................................................   S-35
Management..................................................   S-53
Description of Units........................................   S-57
Description of Notes........................................   S-57
Description of Warrants.....................................   S-82
Certain Federal Income Tax Considerations...................   S-84
Description of Other Senior Debt............................   S-87
Underwriting................................................   S-90
Legal Matters...............................................   S-91
Experts.....................................................   S-91
Index to Consolidated Financial Statements..................    F-1
                            PROSPECTUS

Available Information.......................................      2
Incorporation of Certain Documents by Reference.............      2
The Company.................................................      4
Risk Factors................................................      5
Use of Proceeds.............................................     11
Ratios of Earnings to Fixed Charges and to Combined Fixed
 Charges and Preferred Stock Dividends......................     11
Description of Debt Securities..............................     12
Description of Senior Debt Securities.......................     16
Description of Subordinated Debt Securities.................     21
Description of Preferred Stock..............................     26
Description of Depositary Shares............................     30
Description of Common Stock.................................     34
Description of Securities Warrants..........................     35
Plan of Distribution........................................     38
Validity of Securities......................................     38
Experts.....................................................     38

                                  $300,000,000

                                     [LOGO]

                                 300,000 UNITS
                                 CONSISTING OF
                       $300,000,000 11 1/2% SENIOR NOTES
                                    DUE 2007
                                      AND
                              WARRANTS TO PURCHASE
                        2,052,000 SHARES OF COMMON STOCK
                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                               J.P. MORGAN & CO.

                            BEAR, STEARNS & CO. INC.

                                 MARCH 7, 1997

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